   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 29, 1999

                                                     REGISTRATION NO. 333-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            TYCO INTERNATIONAL LTD.
             (Exact name of registrant as specified in its charter)

             BERMUDA                               7382                           NOT APPLICABLE
 (State or other jurisdiction of       (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)       Classification Code Number)             Identification No.)

                           --------------------------

                              THE GIBBONS BUILDING
                           10 QUEEN STREET, SUITE 301
                             HAMILTON HM 11 BERMUDA
                                (441) 292-8674*
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                                 MARK H. SWARTZ
                        C/O TYCO INTERNATIONAL (US) INC.
                                 ONE TYCO PARK
                          EXETER, NEW HAMPSHIRE 03833
                                 (603) 778-9700
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

* Tyco International Ltd. maintains its registered and principal executive offices at The Gibbons Building, 10 Queen Street, Suite 301, Hamilton HM 11 Bermuda. The executive offices of Tyco's principal United States subsidiary, Tyco International (US) Inc., are located at One Tyco Park, Exeter, New Hampshire 03833. The telephone number there is (603) 778-9700.
                           --------------------------

                                   COPIES TO:

           JOSHUA M. BERMAN, ESQ.                     DOUGLASS N. ELLIS, JR., ESQ.
           ABBE L. DIENSTAG, ESQ.                             ROPES & GRAY
    KRAMER LEVIN NAFTALIS & FRANKEL LLP                 ONE INTERNATIONAL PLACE
              919 THIRD AVENUE                      BOSTON, MASSACHUSETTS 02110-2624
          NEW YORK, NEW YORK 10022

                           --------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                           PROPOSED           PROPOSED
                                                                            MAXIMUM            MAXIMUM
              TITLE OF EACH CLASS OF                    AMOUNT TO       OFFERING PRICE        AGGREGATE          AMOUNT OF
           SECURITIES TO BE REGISTERED                BE REGISTERED      PER SECURITY      OFFERING PRICE    REGISTRATION FEE
Common Shares, par value $0.20 per share(1).......    6,584,600(2)            N/A          $567,729,970(3)      $157,829(4)

(1) With attached rights to purchase preferred or additional common shares in certain circumstances.

(2) Represents the estimated maximum number of Tyco common shares issuable upon consummation of the merger of a subsidiary of the Registrant with AFC Cable Systems, Inc., assuming the exercise of all options and other rights to purchase or acquire shares of AFC Cable common stock that are exercisable prior to the consummation of the merger.

(3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933, as amended, on the basis of $42.55, the average of the high and low prices of the AFC Cable common stock on the Nasdaq National Market on September 24, 1999, multiplied by 13,342,655, the maximum number of shares of AFC Cable common stock to be acquired in the merger.

(4) .000278 of the Proposed Maximum Aggregate Offering Price.
                           --------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger contemplated by the Agreement and Plan of Merger, dated as of August 31, 1999, described in the Proxy Statement/Prospectus included in this Registration Statement, have been satisfied or waived.
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION DATED SEPTEMBER 29, 1999

                                                                      [LOGO]

                  MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT

    The boards of directors of Tyco International Ltd. and AFC Cable Systems, Inc. have agreed to the acquisition of AFC Cable by a subsidiary of Tyco International Ltd. in a merger transaction. Tyco will be the surviving publicly-traded company in the merger and AFC Cable will become a subsidiary of Tyco International Ltd.

    In the merger, AFC Cable stockholders will receive a fraction of a Tyco common share for each share of AFC Cable common stock they own based upon an exchange ratio which is designed to give AFC Cable stockholders $45.00 in market value of Tyco common shares for each of their AFC Cable shares.

    The merger cannot be completed unless the AFC Cable stockholders approve and adopt the merger agreement. AFC Cable has scheduled a special meeting for its stockholders to vote on this matter. Your vote is very important.

    Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger.

    Only stockholders of record of AFC Cable as of               , 1999 are
entitled to attend and vote at the meeting.

    Tyco common shares are listed on the New York Stock Exchange and on the Bermuda Stock Exchange under the symbol "TYC" and on the London Stock Exchange under the symbol "TYI."

    This document provides you with detailed information about the proposed merger. We encourage you to read this entire document carefully. In addition, you may obtain information about Tyco and AFC Cable from documents filed with the Securities and Exchange Commission.

                                                [SIGNATURE]

                                          Ralph R. Papitto
                                          Chairman of the Board
                                          and Chief Executive Officer
                                          AFC Cable Systems, Inc.

SEE "RISK FACTORS" BEGINNING ON PAGE   FOR A DISCUSSION OF RISKS THAT SHOULD BE
CONSIDERED BY STOCKHOLDERS WITH RESPECT TO THE MERGER.
    Neither the SEC nor any state securities regulators have approved the Tyco common shares to be issued under this document or determined if this document is accurate or adequate. Any representation to the contrary is a criminal offense.

Proxy Statement/Prospectus dated   , 1999 and first mailed to stockholders on or
about                                                                    , 1999.

                               [LETTERHEAD]
                            ------------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                      TO BE HELD ON                , 1999

                            ------------------------

To the Stockholders of AFC Cable Systems, Inc.:

    NOTICE IS HEREBY GIVEN that a special meeting of stockholders of AFC Cable Systems, Inc. has been called by the Board of Directors of AFC Cable and will be held at the offices of Ropes & Gray, One International Place, Boston,
Massachusetts at 10:00 a.m., eastern time, on               , 1999 for the
following purposes:

    1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of August 31, 1999 among AFC Cable Systems, Inc., Tyco International (NV) Inc., a wholly owned subsidiary of Tyco International Ltd., and Tyco Acquisition Corp. XXII. The merger agreement provides, among other things, for the merger of Tyco Acquisition Corp. XXII with and into AFC Cable, with AFC Cable surviving the merger as a wholly owned subsidiary of Tyco International (NV) Inc.

    2. To vote upon other matters as may properly come before the special meeting or any adjournment or postponement of such meeting.

    AFC Cable has fixed the close of business on               , 1999 as the
record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any adjournment or postponement of such meeting. Only holders of record of AFC Cable common stock on the record date are entitled to vote at the special meeting. A list of these stockholders will be available for examination by stockholders of record at the special meeting and, during the ten business days prior to the special meeting, at the offices of Ropes & Gray.

    Your board of directors recommends that you vote to approve and adopt the merger agreement, which is described in detail in the accompanying proxy statement/prospectus.

    You can ensure that your shares of AFC Cable common stock are voted at the special meeting by signing and dating the enclosed proxy and returning it in the postage paid envelope provided. Sending in a signed proxy will not affect your right to attend the special meeting and vote in person. You may revoke your proxy at any time before it is voted by (1) giving written notice to the Secretary of AFC Cable at 272 Duchaine Boulevard, New Bedford, Massachusetts 02745-1214, (2) by signing and returning a later dated proxy, or (3) by voting in person at the special meeting.

    Whether or not you expect to attend, we urge you to sign and date the enclosed proxy and return it promptly in the postage paid envelope provided.

                                          By Order of the Board of Directors

                                                    [LOGO]

                                          Raymond H. Keller
                                          SECRETARY

New Bedford, Massachusetts
              , 1999

                         WHERE TO FIND MORE INFORMATION

    Tyco and AFC Cable file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by Tyco and AFC Cable at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The filings of Tyco and AFC Cable with the SEC are also available to the public from commercial document retrieval services and at the world wide web site maintained by the SEC at "http://www.sec.gov."

    Tyco filed a registration statement on Form S-4 to register with the SEC the Tyco common shares to be delivered in connection with the merger. This document is a part of that registration statement and constitutes a prospectus of Tyco in addition to being a proxy statement of AFC Cable for the special meeting of AFC Cable stockholders. As allowed by SEC rules, this document does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

    The SEC allows Tyco and AFC Cable to "incorporate by reference" information into this document, which means that they can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the documents set forth below that Tyco and AFC Cable have previously filed with the SEC. These documents contain important information about Tyco and AFC Cable and their finances.

TYCO SEC FILINGS (FILE NO. 0-16979)                                                PERIOD
- --------------------------------------------------------  --------------------------------------------------------

Annual Report on Form 10-K and 10-K/A, except for Part    Fiscal year ended September 30, 1998
  II, Items 6, 7, 7A and 8

Quarterly Reports on Form 10-Q                            Quarters ended December 31, 1998, March 31, 1999 and
                                                            June 30, 1999

Current Reports on Form 8-K and 8-K/A                     Filed on May 13, 1998, December 10, 1998, December 11,
                                                            1998, April 15, 1999, June 3, 1999, July 21, 1999,
                                                            August 27, 1999 and September 14, 1999

The description of Tyco's common shares as set forth in   Filed on March 1, 1999
  Tyco's Registration Statement on Form 8-A/A


AFC CABLE SEC FILINGS (FILE NO. 0-23070)                                           PERIOD
- --------------------------------------------------------  --------------------------------------------------------

Annual Report on Form 10-K                                Fiscal year ended December 31, 1998

Quarterly Reports on Form 10-Q                            Quarters ended April 3, 1999 and July 3, 1999

Current Reports on Form 8-K and 8-K/A                     Filed on February 2, 1999 and September 9, 1999

    Tyco and AFC Cable are also incorporating by reference additional documents that they file with the SEC in accordance with Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act between the date of this document and the date of the special meeting of AFC Cable stockholders.

    Tyco has supplied all information contained or incorporated by reference in this document relating to Tyco, and AFC Cable has supplied all such information relating to AFC Cable.

    Documents incorporated by reference are available from Tyco and AFC Cable without charge. Exhibits to the documents will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document. Shareholders may obtain, without charge, documents incorporated by reference in this document by requesting them in writing or by telephone from the appropriate company at the following address:

Tyco International Ltd.                        AFC Cable Systems, Inc.
The Gibbons Building                           272 Duchaine Boulevard
10 Queen Street, Suite 301                     New Bedford, MA 02745-1214
Hamilton HM 11 Bermuda                         (508) 998-1131
(441) 292-8674                                 Attention:Jay Thomas
Attention: Shareholder Services                         Director of Marketing

    If you would like to request documents from Tyco or AFC Cable, please do so
by               1999 to receive them before the special meeting.

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE ON THE MATTERS SUBMITTED TO YOU. NEITHER TYCO NOR AFC CABLE HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. THIS DOCUMENT IS DATED __________, 1999. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THE DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THIS DATE, AND NEITHER THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS NOR THE DELIVERY OF TYCO COMMON SHARES PURSUANT TO THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
WHERE TO FIND MORE INFORMATION............................................     i
QUESTIONS AND ANSWERS ABOUT THE TYCO/AFC CABLE MERGER.....................     v
SUMMARY...................................................................     1
The Companies.............................................................     1
The AFC Cable Stockholders Meeting........................................     1
The Merger................................................................     1
RISK FACTORS..............................................................     4
FORWARD LOOKING INFORMATION...............................................     5
SELECTED FINANCIAL DATA OF TYCO AND AFC CABLE.............................     6
Selected Consolidated Historical Financial Data of Tyco...................     6
Selected Consolidated Historical Financial Data of AFC Cable..............     8
Selected Tyco and AFC Cable Unaudited Pro Forma Combined Financial
  Information.............................................................     9
Comparative Per Share Information.........................................    10
Comparative Market Value Information......................................    11
CURRENT DEVELOPMENTS OF TYCO..............................................    12
Declaration of Stock Split................................................    12
Acquisition of Raychem Corporation........................................    12
Disposition of Assets.....................................................    12
Private Sale of Notes.....................................................    12
Expiration of Shareholder Rights Plan.....................................    12
AFC CABLE SPECIAL MEETING.................................................    13
Date, Time and Place......................................................    13
Purpose of the AFC Cable Special Meeting..................................    13
Record Date; Voting Rights; Quorum; Required Vote.........................    13
Recommendation of Board of Directors of AFC Cable.........................    13
Voting of Proxies.........................................................    14
Revocation of Proxies.....................................................    14
Solicitation of Proxies...................................................    14
Adjournments..............................................................    14
Voting in Person..........................................................    15
Stockholders with Disabilities............................................    15
THE MERGER................................................................    16
Background of the Merger..................................................    16
Exchange of Financial Forecasts...........................................    19
Reasons of AFC Cable for the Merger.......................................    19
Opinion of AFC Cable's Financial Advisor..................................    21
Reasons of Tyco for the Merger............................................    28
Interests of Certain Persons in the Merger................................    29
Material U.S. Federal Income Tax and Bermuda Tax Consequences.............    31
Anticipated Accounting Treatment..........................................    35
Certain Legal Matters.....................................................    35

                                                                            PAGE
                                                                            ----
U.S. Federal Securities Law Consequences..................................    35
Dividends.................................................................    36
Stock Exchange Listing....................................................    36
Dissenters Rights.........................................................    36
PROVISIONS OF THE MERGER AGREEMENT AND RELATED AGREEMENTS.................    37
The Merger Agreement......................................................    37
Effective Time............................................................    37
Representations and Warranties............................................    39
Covenants.................................................................    39
Conditions to Completion of the Merger....................................    41
Termination of the Merger Agreement.......................................    42
Expenses..................................................................    43
Amendment; Waiver.........................................................    44
Guarantee.................................................................    44
Voting Agreement..........................................................    44
COMPARATIVE PER SHARE PRICES AND DIVIDENDS................................    45
Tyco......................................................................    45
AFC Cable.................................................................    46
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION..............    47
COMPARISON OF RIGHTS OF STOCKHOLDERS OF AFC CABLE AND SHAREHOLDERS OF
  TYCO....................................................................    53
OTHER MATTERS.............................................................    63
LEGAL MATTERS.............................................................    63
EXPERTS...................................................................    63
FUTURE SHAREHOLDER PROPOSALS..............................................    63
ANNEXES
Annex A -- Agreement and Plan of Merger and Tyco Guarantee................   A-1
Annex B -- Voting Agreement...............................................   B-1
Annex C -- AFC Cable Systems, Inc. and Ralph R. Papitto Employment and
  Consulting Agreement....................................................   C-1
Annex D -- Opinion of The Robinson-Humphrey Company, LLC..................   D-1

             QUESTIONS AND ANSWERS ABOUT THE TYCO/AFC CABLE MERGER

    Q.  WHY HAS AFC CABLE AGREED TO MERGE WITH TYCO?

    A. In January 1999, AFC Cable agreed to be acquired by Thomas & Betts Corp. in a stock for stock transaction. The board of directors of AFC Cable concluded that such a transaction would give AFC Cable resources to grow its business through new product development and a broader customer base. The transaction would also have given AFC Cable stockholders an interest in a larger enterprise.

    Tyco subsequently offered to acquire AFC Cable at a price per share that, based upon the price for AFC Cable's stock at the date of such offer, constitutes a sizeable premium over the price agreed to by Thomas & Betts. AFC Cable therefore terminated its agreement with Thomas & Betts, paid Thomas & Betts a required break-up fee and entered into a merger agreement with Tyco.

    Tyco is substantially larger than AFC Cable or Thomas & Betts. For AFC Cable, the combination with Tyco offers similar opportunities for growth and development of its business. For AFC Cable stockholders, the Tyco merger means they will have an interest in a much larger and more diversified service and manufacturing company.

    Q.  WHAT WILL I RECEIVE IN THE MERGER?

    A. You will receive a fraction of a Tyco common share in exchange for each of your shares of AFC Cable common stock. This fraction is referred to as the "exchange ratio." The exchange ratio is designed to give you $45.00 in value of Tyco common shares.

    This compares with a value of $37.35 per share that would have been payable to AFC Cable stockholders in the Thomas & Betts merger. This value is based upon the price of Thomas & Betts shares on August 31, 1999, the day AFC Cable terminated its agreement with Thomas & Betts and entered into a merger agreement with Tyco.

    Q.  HOW WILL I KNOW WHAT THE EXCHANGE RATIO IS?

    A.  You can call toll free            at any time beginning on           ,
1999, which is the day after the first day of the five day trading period used to calculate the exchange ratio, for a voice recording with the following information:

    - Each day the voice recording will provide the average of the daily volume weighted average of the per share selling prices of Tyco common shares
      from           , 1999, the first day in the five day trading period,
      through the trading day preceding the day of the recording. You will also be informed what the exchange ratio would be based on this average.

    - Beginning on           , 1999, after the close of trading, the voice
      recording will provide the actual exchange ratio. If the average share price is less than $91.18, you will be informed that Tyco has the right to call off the merger unless AFC Cable agrees to an exchange ratio of 0.4935
      and will be advised to call again on           , 1999 for final
      information on the exchange ratio. These numbers are not adjusted for a two-for-one stock split of Tyco common shares payable on October 21, 1999.

    Q.  WHAT SHOULD I DO NOW?

    A. You should complete, sign, date and mail your proxy card in the enclosed postage paid envelope as soon as possible so that your shares will be voted at the meeting. THE BOARD OF DIRECTORS OF AFC CABLE RECOMMENDS VOTING FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

    You should not send in your share certificates now. After the merger is completed, Tyco will send you written instructions for exchanging your share certificates.

    Q.  CAN I CHANGE MY VOTE?

    A. Yes. You can change your vote at any time prior to the special meeting by giving written notice to the Secretary of AFC Cable, mailing a later-dated signed proxy card or by attending the meeting and voting in person.

    Q. WHAT IF MY SHARES OF AFC CABLE COMMON STOCK ARE HELD BY A BANK OR BROKER, HOW CAN I VOTE?

    A. If your shares are held by a bank, broker or other fiduciary, you must instruct the fiduciary to vote on your behalf.

    Q.  WHAT SHOULD I DO IF I HAVE QUESTIONS?

    A. AFC Cable stockholders should call Jay Thomas at 1-800-225-8588 (toll free in the United States) or (508) 998-1131.

                                    SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS DOCUMENT AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO BETTER UNDERSTAND THE MERGER AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, YOU SHOULD READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH YOU HAVE BEEN REFERRED. SEE "WHERE TO FIND MORE INFORMATION" ON PAGE I.

                                 THE COMPANIES

TYCO INTERNATIONAL LTD.
The Gibbons Building
10 Queen Street, Suite 301
Hamilton HM 11 Bermuda
(441) 292-8674

    Tyco is a diversified manufacturing and service company that, through its subsidiaries:

    - designs, manufactures and distributes electrical and electronic components and designs, manufactures, installs and services undersea cable communication systems;

    - designs, manufactures and distributes disposable medical supplies and other specialty products, and conducts vehicle auctions and related services;

    - designs, manufactures, installs and services fire detection and suppression systems and installs, monitors and maintains electronic security systems; and

    - designs, manufactures and distributes flow control products.

    Tyco's strategy is to be the low-cost, high quality producer and provider in each of its markets. It promotes its leadership position by investing in existing businesses, developing new markets and acquiring complementary businesses and products. Combining the strengths of its existing operations and its business acquisitions, Tyco seeks to enhance shareholder value through increased earnings per share and strong cash flows.

    Tyco's registered and principal executive offices are located at the above address in Bermuda. The executive offices of Tyco International (US) Inc., Tyco's principal United States subsidiary, are located at One Tyco Park, Exeter, New Hampshire 03833, and its telephone number is (603) 778-9700.

    For further additional information regarding the business of Tyco, please see Tyco's Form 10-K and other filings of Tyco with the SEC incorporated by reference. See "Where to Find More Information" on page i and "Current
Developments of Tyco" on page   .

AFC CABLE SYSTEMS, INC.
50 Kennedy Plaza
Providence, Rhode Island 02903
(401) 453-2000

    AFC Cable is a designer, manufacturer and supplier of electrical, voice and data distribution products used primarily in the construction and modernization of non-residential buildings. AFC Cable's products include prewired armored cable, flexible conduit, modular wiring systems, lighting controls, electrical fittings and specialty coated metal.

    For further additional information regarding the business of AFC Cable, please see AFC Cable's Form 10-K and other filings of AFC Cable with the SEC incorporated by reference. See "Where to Find More Information" on page i.

                  THE AFC CABLE STOCKHOLDERS MEETING (PAGE   )

    The meeting of the AFC Cable stockholders will be held on           , 1999
at 10:00 a.m. local time at the offices of Ropes & Gray, One International Place, Boston, Massachusetts.

    The record date for AFC Cable stockholders entitled to receive notice of and
to vote at the AFC Cable special meeting is the close of business on           ,
1999. On that date, there were       shares of AFC Cable common stock
outstanding.

                              THE MERGER (PAGE   )

STOCKHOLDER VOTE REQUIRED

    The approval and adoption of the merger agreement requires a majority of the total votes represented by the outstanding shares of AFC Cable common stock.

THE EXCHANGE RATIO; MERGER CONSIDERATION

    The exchange ratio is designed to give AFC Cable stockholders $45.00 in value of Tyco common shares for each of their AFC Cable shares. The value of a Tyco share for these purposes will be an average share price computed by taking the average of the daily volume weighted average of the per share selling prices on the New York Stock Exchange of Tyco common shares over the five consecutive trading days ending on the fourth trading day before the AFC Cable stockholders meeting.

    If the average share price is less than $91.18, Tyco has the right to call off the merger unless AFC Cable agrees to fix the exchange ratio at 0.4935. See the risk factor entitled, "AFC Cable stockholders could end up with less than
$45.00 worth of Tyco stock per share of AFC Cable common stock" on page   . See
the information under "The Exchange Ratio; Merger Consideration--Basis of AFC
Cable's Determination to fix the Exchange Ratio" on page   for a discussion of
the factors AFC Cable will consider in deciding whether to agree to an exchange ratio of 0.4935 if the average share price is less than $91.18.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    The AFC Cable stockholders should be aware that a number of AFC Cable directors and officers have agreements, stock options and other benefit plans that provide them with interests in the merger that are different from, or in addition to, yours. After the merger, Ralph R. Papitto, the Chairman and Chief Executive Officer of AFC Cable, will be entitled to receive an aggregate of $9.8 million together with interest payments under the terms of an employment, consulting and noncompetition agreement that will take effect upon consummation of the merger. In addition, the merger will qualify as a "change in control" and result in a "material adverse change in employment" under change in control agreements entered into by AFC Cable with Robert R. Wheeler, the President and Chief Operating Officer of AFC Cable, and Raymond H. Keller, the Chief Financial Officer of AFC Cable. Accordingly, Mr. Wheeler and Mr. Keller will be entitled to payments in the aggregate of $1,546,000 and $752,200, respectively, based on compensation levels as of the date of this document. Mr. Wheeler and Mr. Keller will also receive $1,200,000 and $330,000, respectively, under the terms of non-competition agreements that will take effect upon consummation of the merger.

See "Interests of Certain Persons in the Merger" beginning on page   .

VOTING AGREEMENT

    Tyco (NV) has entered into a voting agreement with Mr. Papitto, who owned 1,879,907 or approximately 14.6% of the outstanding shares of AFC Cable common stock as of August 30, 1999. In the voting agreement, Mr. Papitto agreed to vote all his shares of AFC Cable common stock in favor of the merger agreement.

DISSENTERS' RIGHTS

    AFC Cable stockholders do not have dissenters' rights of appraisal or other rights to demand fair value for their shares in cash by reason of the merger.

TAX TREATMENT

    The receipt of Tyco common shares in the merger will generally be tax free to AFC Cable stockholders for United States federal income tax purposes, except for tax on cash received for fractional shares. To review tax consequences of
the merger in greater detail, see page   .

CONDITIONS OF THE MERGER

    The consummation of the merger depends upon satisfaction of a number of conditions, including:

    - approval of the merger by the AFC Cable stockholders;

    - the absence of legal restraints to the consummation of the merger; and

    - receipt of opinions with respect to the tax-free nature of the merger.

TERMINATION OF THE MERGER

    Either AFC Cable or Tyco may call off the merger if:

    - both parties consent in writing;

    - the merger is not completed by December 31, 1999 through no fault of the party seeking to call off the merger;

    - there exist legal restraints preventing the merger;

    - the AFC Cable stockholders do not approve the merger; or

    - the other party breaches in a material way its representations, warranties, covenants or agreements and that breach is not or cannot be remedied.

    In addition, Tyco may terminate the merger if the board of directors of AFC Cable withdraws or adversely modifies its approval or recommendation of the merger or recommends a business combination transaction with a third party.

    For further details, see "Termination of the Merger Agreement" beginning on
page   .

EXPENSES; NO SOLICITATION

    AFC Cable may be required to pay to Tyco a termination fee of $16 million and/or up to $2 million of Tyco's reasonable out-of-pocket expenses if the merger is terminated under the circumstances described under "Expenses" on page
  . Tyco may be required to reimburse AFC Cable for the $16 million break-up fee it paid to Thomas & Betts and/or pay to AFC Cable up to $2 million of AFC Cable's reasonable out-of-pocket expenses if the merger is terminated under the
circumstances described under "Expenses" on page   .

    See "Expenses" beginning on page   for a discussion of the circumstances in
which the fee and expenses are payable.

    AFC Cable has agreed that it will not solicit or encourage the initiation of any inquiries or proposals regarding any alternative acquisition transactions with third parties. AFC Cable may respond to unsolicited transaction proposals if required by the AFC Cable board's fiduciary duties. AFC Cable must promptly notify Tyco if it receives a proposal for an alternative acquisition transaction.

    The termination fee and the no-solicitation provisions may have the effect of discouraging persons who might be interested in entering into a business combination with AFC Cable from proposing a business combination transaction. This may be so even where the consideration payable to AFC Cable stockholders in the other transaction would exceed the consideration payable in the merger.

ANTICIPATED ACCOUNTING TREATMENT

    The merger will be accounted for as a purchase by Tyco in accordance with United States generally accepted accounting principles.

OPINION OF AFC CABLE'S FINANCIAL ADVISOR

    In deciding to approve the merger agreement, the AFC Cable board of directors considered the opinion of its financial advisor, The Robinson-Humphrey Company, LLC, to the effect that, as of August 26, 1999 and subject to matters stated in its opinion, the financial consideration to be received by AFC Cable stockholders in the merger was fair to AFC Cable stockholders, from a financial point of view, as of that date. We encourage you to read this opinion, which is attached as Annex D to this document.

                                  RISK FACTORS

    In evaluating the merger and the merger agreement, stockholders should take into account the following risks, as well as other information included in or incorporated by reference into this document:

    AFC CABLE STOCKHOLDERS COULD END UP WITH LESS THAN $45.00 WORTH OF TYCO
     STOCK PER SHARE OF AFC CABLE COMMON STOCK.

    Although the merger is designed to provide AFC Cable stockholders with $45.00 worth of Tyco common shares for each of their AFC Cable shares, they could get less in market value. The merger value of the Tyco common shares that AFC Cable stockholders will receive is based upon the "average share price." The average share price is equal to the average of the daily volume weighted averages of the per share selling prices on the New York Stock Exchange of Tyco common shares over the five trading days ending on the fourth trading day before the AFC Cable stockholders meeting. At the time of the merger, which is expected but not certain to occur promptly following the stockholders meeting, the market price of a Tyco common share could be more or less than the average stock price. If it is less, the value of the Tyco common shares that an AFC Cable stockholder receives in the merger would be lower than $45.00 per share of AFC Cable common stock. The market value of Tyco common shares may fluctuate based upon general market and economic conditions, Tyco's business and prospects and other factors.

    AFC Cable stockholders should also note that they will receive less than $45.00 worth of Tyco common shares calculated on the basis of the average share price, if the average stock price is less than $91.18 and AFC Cable agrees to an exchange ratio of 0.4935 so that Tyco will not have the right to call off the merger. See "The Exchange Ratio; Merger Consideration--Basis of AFC Cable's
Determination to Fix the Exchange Ratio" on page   for a discussion of the
factors that AFC Cable will consider in deciding whether to agree to an exchange ratio of 0.4935 if the average share price is less than $91.18.

    THE RIGHTS OF SHAREHOLDERS OF TYCO UNDER BERMUDA LAW IN SOME WAYS ARE NOT AS
     FAVORABLE AS THE RIGHTS OF STOCKHOLDERS OF AFC CABLE UNDER DELAWARE LAW.

    - Shareholders may not be able to obtain jurisdiction over Tyco outside Bermuda, so that certain remedies available to shareholders of AFC Cable, such as class action lawsuits under United States federal and Delaware law, might not be available to Tyco shareholders.

    - The right to bring a derivative action in the name of the company for a wrong to a company committed by present or former directors of the company is more limited under Bermuda law than under Delaware law.

    - Under Bermuda law and Tyco's bye-laws, only shareholders holding 5% or more of the outstanding Tyco shares or numbering 100 or more may propose a resolution at a Tyco general meeting. The Tyco board can waive these requirements, and the staff of the SEC has taken the position that the United States proxy rules may require Tyco to include in its proxy material proposals of shareholders who do not satisfy the requirements. AFC Cable stockholders do not have to satisfy these requirements to propose a resolution at an AFC Cable stockholders meeting.

    - AFC Cable stockholders may take action without a meeting by majority written consent. Tyco shareholders cannot do so.

                          FORWARD LOOKING INFORMATION

    Certain statements contained in or incorporated by reference into this document are "forward looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. All forward looking statements involve risks and uncertainties. In particular, any statements regarding the benefits of the merger, as well as expectations with respect to future sales, operating efficiencies and product expansion, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of Tyco and AFC Cable, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward looking statements include, among other things:

    - the ability to integrate AFC Cable into Tyco's operations,

    - overall economic and business conditions,

    - the demand for Tyco's and AFC Cable's goods and services,

    - competitive factors in the industries in which Tyco and AFC Cable compete,

    - changes in government regulation,

    - changes in tax requirements, including tax rate changes, new tax laws and revised tax law interpretations,

    - interest rate fluctuations, foreign currency rate fluctuations and other capital market conditions,

    - economic and political conditions in international markets, including governmental changes and restrictions on the ability to transfer capital across borders,

    - the ability to achieve anticipated synergies and other cost savings in connection with acquisitions,

    - the timing, impact and other uncertainties of future acquisitions by Tyco, and

    - the ability of Tyco and AFC Cable, and the ability of their respective customers and suppliers, to replace, modify or upgrade computer programs in order to adequately address the Year 2000 issue.

    For a description of some of the factors or uncertainties that exist in AFC Cable's operations and business environment which could cause actual results to differ, reference is made to the section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in AFC Cable's Annual Report on Form 10-K for the year ended December 31, 1998.

                 SELECTED FINANCIAL DATA OF TYCO AND AFC CABLE

    The following information is being provided to assist you in analyzing the financial aspects of the merger. The selected consolidated financial data for Tyco reflect the combined results of operations and financial position of Tyco, United States Surgical Corporation, which was acquired by Tyco on October 1, 1998 and AMP Incorporated, which was acquired by Tyco on April 2, 1999, restated for all periods presented pursuant to the pooling of interests method of accounting. These combinations are more fully described in Notes 1 and 2 to the unaudited Consolidated Financial Statements contained in Tyco's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999. The data presented for Tyco for the nine months ended June 30, 1999 and 1998 are unaudited and, in the opinion of Tyco's management, include all adjustments, consisting of normal recurring adjustments, necessary for the fair presentation of such data. Tyco's results for the nine months ended June 30, 1999 are not necessarily indicative of the results to be expected for the fiscal year ending September 30, 1999. The information for Tyco for the year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996 was derived from the audited consolidated financial statements included in Tyco's Current Report on Form 8-K filed on June 3, 1999. The information for Tyco for the years ended December 31, 1995 and 1994 was derived from the historical financial statements of Tyco, ADT Limited, Keystone International, Inc., US Surgical and AMP.

    The information for AFC Cable was derived from AFC Cable's audited consolidated financial statements for the years ended December 31, 1994 through 1998 and AFC Cable's unaudited consolidated financial statements for the six months ended July 3, 1999 and June 27, 1998.

    The information is only a summary. The information should be read in conjunction with the historical financial statements and related notes contained in the annual, quarterly and other reports filed by Tyco and AFC Cable with the SEC. See "Where To Find More Information" on page i.

    The unaudited pro forma information is presented for illustrative purposes only and is not indicative of the operating results or financial position that would have occurred if the merger had been consummated at the dates indicated, nor is it necessarily indicative of future operating results of the combined company. References in this document to "$" mean United States dollars.

            SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF TYCO

                                         (UNAUDITED)
                                      NINE MONTHS ENDED
                                                               YEAR        NINE MONTHS
                                           JUNE 30,            ENDED          ENDED           YEAR ENDED DECEMBER 31,
                                     --------------------  SEPTEMBER 30,  SEPTEMBER 30,  ----------------------------------
                                      1999(1)    1998(1)      1998(2)      1997(3)(4)    1996(5)(6)  1995(5)(7)    1994(5)
                                     ---------  ---------  -------------  -------------  ---------  ------------  ---------
                                                            (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF
  OPERATIONS DATA:
Net sales..........................  $16,272.0  $13,949.3    $19,061.7      $12,742.5    $14,671.0   $ 13,152.1   $11,519.2
Operating income...................      951.5    1,902.7      1,948.1          125.8        587.4      1,447.5     1,314.4
Income (loss) from continuing
  operations.......................      248.3    1,189.2      1,168.6         (348.5)        49.4        755.5       699.4
Income (loss) from continuing
  operations per common share(8):
  Basic............................       0.30       1.51         1.48          (0.48)        0.04         1.10        1.03
  Diluted..........................       0.30       1.48         1.45          (0.48)        0.04         1.09        1.01
Cash dividends per common
  share(8).........................                                      See (9) below.
CONSOLIDATED BALANCE SHEET DATA:
Total assets.......................  $28,025.8               $23,440.7      $16,960.8    $14,686.2   $ 13,143.8   $12,245.1
Long-term debt.....................    8,293.0                 5,424.7        2,785.9      2,202.4      2,229.7     2,282.6
Shareholders' equity...............   10,052.8                 9,901.8        7,478.7      7,022.6      6,792.1     6,146.5

- ------------------------------

(1) Operating income in the nine months ended June 30, 1999 includes charges of $1.26 billion for merger, restructuring and other non-recurring charges, of which $78.9 million is included in costs of sales, and $335.0 million for the impairment of long-lived assets primarily related to the mergers with US Surgical and AMP and costs associated with AMP's profit improvement plan. Operating income in the nine months ended June 30, 1998 includes a credit of $21.4 million to restructuring charges representing a revision of estimates related to AMP's 1996 restructuring activities and a charge of $12.0 million related to US Surgical's cost cutting objectives. See Notes 8 and 9 to the unaudited Consolidated Financial Statements contained in Tyco's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1999, which is incorporated by reference in this document.

(2) Operating income in the fiscal year ended September 30, 1998 includes charges of $80.5 million primarily related to costs to exit certain businesses in US Surgical's operations and restructuring charges of $12.0 million related to the operations of US Surgical. In addition, Tyco recorded restructuring charges of $185.8 million in connection with AMP's profit improvement plan and a credit of $21.4 million to restructuring charges representing a revision of estimates related to AMP's 1996 restructuring activities. See Note 16 to the Consolidated Financial Statements contained in Tyco's Current Report on Form 8-K filed on June 3, 1999, which is incorporated by reference in this document.

(3) In September 1997, Tyco changed its fiscal year end from December 31 to September 30. Accordingly, the nine-month transition period ended September 30, 1997 is presented.

(4) On July 2, 1997, Tyco, formerly called ADT Limited, merged with Tyco International Ltd., a Massachusetts corporation ("Former Tyco"). On August 27, 1997 and August 29, 1997, Tyco merged with INBRAND Corporation and Keystone International, Inc., respectively. These combinations are more fully described in Notes 1 and 2 to the Consolidated Financial Statements contained in Tyco's Current Report on Form 8-K filed on June 3, 1999. Operating income in the nine months ended September 30, 1997 includes charges related to merger, restructuring and other non-recurring costs of $917.8 million and impairment of long-lived assets of $148.4 million, each primarily related to the mergers and integration of ADT, Former Tyco, Keystone and INBRAND and charges of $24.3 million for litigation and other related costs and $5.8 million for restructuring charges in US Surgical's operations. See Notes 11 and 16 to the Consolidated Financial Statements contained in Tyco's Current Report on Form 8-K filed on June 3, 1999. The results for the nine months ended September 30, 1997 also include a charge of $361.0 million for the write-off of purchased in-process research and development related to the acquisition of the submarine systems business of AT&T Corp.

(5) Prior to their respective mergers, ADT, Keystone, US Surgical and AMP had December 31 fiscal year ends and Former Tyco had a June 30 fiscal year end. The selected consolidated financial data have been combined using a December 31 fiscal year end for ADT, Keystone, Former Tyco, US Surgical and AMP for the year ended December 31, 1996. For 1995 and 1994, the results of operations and financial position reflect the combination of ADT, Keystone, US Surgical and AMP with a December 31 fiscal year end and Former Tyco with a June 30 fiscal year end. Net sales and net income for Former Tyco for the period July 1, 1995 through December 31, 1995, which results are not included in the historical combined results, were $2.46 billion and $136.4 million, respectively.

(6) Operating income in 1996 includes non-recurring charges of $744.7 million related to the adoption of Statement of Financial Accounting Standards No. 121, $237.3 million related principally to the restructuring of ADT's electronic security services business in the United States and United Kingdom, $98.0 million to exit various product lines and manufacturing operations associated with AMP's operations and $8.8 million of fees and expenses related to ADT's acquisition of Automated Security (Holdings) plc, a United Kingdom company. See Notes 11 and 16 to the Consolidated Financial Statements contained in Tyco's Current Report on Form 8-K filed on June 3, 1999.

(7) Operating income in 1995 includes a loss of $65.8 million on the disposal of the European auto auction business and a gain of $31.4 million from the disposal of the European electronic article surveillance business. Operating income also includes non-recurring charges of $97.1 million for restructuring charges at ADT and Keystone and for the fees and expenses related to the 1994 merger of Kendall International, Inc. and Former Tyco, as well as a charge of $8.2 million relating to the divestiture of certain assets by Keystone.

(8) Per share amounts have been retroactively restated to give effect to the mergers with Former Tyco, Keystone, INBRAND, US Surgical and AMP, a 0.48133 reverse stock split effected on July 2, 1997, and a two-for-one stock split distributed on October 22, 1997, effected in the form of a stock dividend.

(9) Tyco has paid a quarterly dividend of $0.025 per common share since July 2, 1997, the date of the Former Tyco/ADT merger. ADT had not paid any dividends on its common shares since 1992. Prior to the merger with ADT, Former Tyco paid a quarterly cash dividend of $0.025 per share of common stock since January 1992. US Surgical paid quarterly dividends of $0.04 per share in the year ended September 30, 1998 and the nine months ended September 30, 1997 and aggregate dividends of $0.08 per share in 1996, 1995 and 1994. AMP paid dividends of $0.27 per share in the quarters ended June 30, 1999 and March 31, 1999 and in each of the four quarters during calendar 1998, $0.26 per share in each of the four quarters during calendar 1997 and aggregate dividends of $1.00 per share in 1996, $0.92 per share in 1995 and $0.84 per share in 1994. The payment of dividends by Tyco in the future will be determined by Tyco's Board of Directors and will depend on business conditions, Tyco's financial condition and earnings and other factors.

          SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF AFC CABLE

                                                    (UNAUDITED)
                                                  SIX MONTHS ENDED
                                               ----------------------
                                                                                      YEAR ENDED DECEMBER 31,
                                                JULY 3,    JUNE 27,    -----------------------------------------------------
                                                 1999        1998        1998       1997       1996       1995       1994
                                               ---------  -----------  ---------  ---------  ---------  ---------  ---------
                                                                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Net sales....................................  $   150.8   $   134.8   $   272.8  $   220.3  $   161.9  $   139.5  $   114.4
Operating income.............................       21.8        18.2        37.9       28.3       17.0       10.5       10.4
Income from continuing operations............       14.3        11.8        25.2       18.2       11.5        8.1        6.2
Income from continuing operations per common
  share(1):
  Basic......................................       1.12        1.00        2.07       1.71       1.25       0.92       0.90
  Diluted....................................       1.09        0.96        2.00       1.66       1.23       0.90       0.90
Cash dividends per common share..............                                 See (2) below.

CONSOLIDATED BALANCE SHEET DATA:
Total assets.................................  $   261.8               $   241.5  $   161.1  $    97.9  $    84.8  $    50.3
Long-term debt...............................       12.5                    11.1        3.9        3.3         --         --
Stockholders' equity.........................      200.8                   186.1      123.1       73.0       61.3       30.4

- ------------------------

(1) Per share amounts for the years ended December 31, 1996, 1995 and 1994 have been restated to include the effect of AFC Cable's October 20, 1997 five-for-four stock split and the adoption in 1997 of Statement of Financial Accounting Standards No. 128, "Earnings Per Share."

(2) Since its initial public offering in 1993, AFC Cable has not declared or paid a cash dividend on its common stock and does not intend to do so in the foreseeable future. AFC Cable's current policy is to retain its earnings, if any, to finance expansion and product development. Payment of dividends in the future will depend on the earnings and financial condition of AFC Cable and such other factors as AFC Cable's board of directors may consider or deem appropriate at the time.

                     SELECTED TYCO AND AFC CABLE UNAUDITED
                    PRO FORMA COMBINED FINANCIAL INFORMATION

                                                                                                     YEAR ENDED
                                                                                NINE MONTHS ENDED   SEPTEMBER 30,
                                                                                 JUNE 30, 1999(1)      1998(1)
                                                                                ------------------  -------------
                                                                                 (IN MILLIONS, EXCEPT PER SHARE
                                                                                            AMOUNTS)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
  Net sales...................................................................     $   16,493.3      $  19,334.5
  Operating income............................................................            975.5          1,975.9
  Income from continuing operations(2)........................................            261.9          1,183.7
  Income from continuing operations per common share(2)(3):...................
    Basic.....................................................................             0.32             1.48
    Diluted...................................................................             0.32             1.46
  Cash dividends per common share.............................................           See (4) below.

CONSOLIDATED BALANCE SHEET DATA:
  Total assets................................................................     $   28,689.7
  Long-term debt..............................................................          8,305.5
  Total shareholders' equity..................................................         10,630.7

- ------------------------

(1) Tyco has a September 30 fiscal year end. AFC Cable has a December 31 fiscal year end. For purposes of the unaudited pro forma combined statements of operations data, operating results for the nine months ended June 30, 1999 have been combined using the results of Tyco and AFC Cable for such period, and the operating results for the fiscal year ended September 30, 1998 have been combined using the results of Tyco for the fiscal year ended September 30, 1998 and results of AFC Cable for its fiscal year ended December 31, 1998. For purposes of the unaudited pro forma combined balance sheet data, the financial position at June 30, 1999 combines the balance sheets of Tyco and AFC Cable as of such date.

(2) See Notes (1) and (2) to "Selected Consolidated Historical Financial Data of
    Tyco" beginning on page    for information on certain non-recurring items.

(3) The unaudited pro forma combined per share data are based on each outstanding share of AFC Cable common stock being converted into 0.45028 of a Tyco common share, which assumes Tyco's average share price is $99.9375. For purposes of the unaudited pro forma combined financial information, the number of shares of AFC Cable common stock outstanding on August 30, 1999 of 12,842,132 was used.

(4) Tyco has paid a quarterly dividend of $0.025 per common share since July 2, 1997, the date of the Former Tyco/ADT Merger. See Note (9) to "Selected
    Consolidated Historical Financial Data of Tyco" on page   for further
    information on Tyco's dividends. Since its initial public offering, AFC Cable has not paid a cash dividend on its common stock.

                       COMPARATIVE PER SHARE INFORMATION

                                                                                                         AFC CABLE
                                                                                       TYCO AND AFC     EQUIVALENT
                                                             TYCO        AFC CABLE    CABLE UNAUDITED    UNAUDITED
                                                          HISTORICAL    HISTORICAL       PRO FORMA       PRO FORMA
                                                           PER SHARE     PER SHARE     COMBINED PER      PER SHARE
                                                             DATA         DATA(1)      SHARE DATA(2)      DATA(2)
                                                         -------------  -----------  -----------------  -----------
NINE MONTHS ENDED JUNE 30, 1999 (UNAUDITED):
Income from continuing operations per common share(3):
    Basic..............................................    $    0.30     $    1.66       $    0.32       $    0.14
    Diluted............................................         0.30          1.62            0.32            0.14
Cash dividends per common share........................                        See (4) below.
Book value per common share............................        12.19         15.69           12.80            5.76

YEAR ENDED SEPTEMBER 30, 1998
Income from continuing operations per common share(3):
    Basic..............................................         1.48          2.07            1.48            0.67
    Diluted............................................         1.45          2.00            1.46            0.66
Cash dividends per common share........................                        See (4) below.
Book value per common share............................        12.22         14.62            12.84           5.78

- ------------------------

(1) See Note (1) to "Selected Tyco and AFC Cable Unaudited Pro Forma Combined
    Financial Information" on page    for information on AFC Cable's fiscal year
    end.

(2) The unaudited pro forma combined income and book value per common share are based on each outstanding share of AFC Cable common stock being converted into 0.45028 of a Tyco common share. The AFC Cable equivalent pro forma per share data are calculated by multiplying the unaudited pro forma combined per share data by 0.45028.

(3) See Notes (1) and (2) to "Selected Consolidated Historical Financial Data of
    Tyco" beginning on page    for information on certain non-recurring items.

(4) See Note (4) to "Selected Tyco and AFC Cable Unaudited Pro Forma Combined
    Financial Information" on page    for information on cash dividends per
    common share.

                      COMPARATIVE MARKET VALUE INFORMATION

    The following table sets forth:

    1. the closing prices per share and aggregate market values of Tyco common shares on the New York Stock Exchange and AFC Cable common stock on the Nasdaq National Market on August 30, 1999, the last trading day prior to the public
announcement of the proposed merger, and on        , 1999, the most recent date
for which prices were available prior to printing this document; and

    2. the equivalent price per share and equivalent market values of AFC Cable common stock, based on the exchange ratio that would apply, assuming the Tyco closing price on the NYSE on such date was equal to the average share price.

                                                                                AFC CABLE          AFC CABLE
                                                          TYCO HISTORICAL      HISTORICAL        EQUIVALENT(1)
                                                         -----------------  -----------------  -----------------
On August 30, 1999
  Closing price per common share.......................  $         99.9375  $         40.8750  $         45.0000
  Market value of common shares (2)....................  $  84,410,921,680  $     524,922,146  $     577,895,940
On        , 1999
  Closing price per common share.......................  $                  $                  $
  Market value of common shares (2)....................  $                  $                  $

- ------------------------

(1) The AFC Cable equivalent data for August 30, 1999 corresponds to an exchange
    ratio of 0.45028, and the AFC Cable equivalent data for         , 1999
    corresponds to an exchange ratio of      .

(2) Market value based on 844,637,115 Tyco common shares and 12,842,132 shares
    of AFC Cable common stock outstanding as of August 30, 1999, and      Tyco
    common shares and      shares of AFC Cable common stock outstanding as of
            , 1999, excluding, in each case, shares held in treasury or by subsidiaries.

Market values are likely to differ from values based on the average share price. See "Risk Factors-- AFC Cable stockholders could end up with less than $45.00 worth of Tyco stock per share of AFC Cable common stock" on page __.

                          CURRENT DEVELOPMENTS OF TYCO

DECLARATION OF STOCK SPLIT

    In July 1999, Tyco announced that its board of directors had declared a two-for-one stock split on its common shares. The split will be in the form of a 100 percent stock distribution payable on October 21, 1999 to shareholders of record on October 1, 1999. Per share amounts and share data within this document have not been retroactively adjusted to reflect the stock split.

ACQUISITION OF RAYCHEM CORPORATION

    On August 12, 1999, Tyco consummated its acquisition of Raychem Corporation. In the transaction, a subsidiary of Tyco paid approximately $1.45 billion in cash, delivered approximately 16.2 million Tyco common shares to Raychem stockholders and assumed approximately $590 million of Raychem debt. Raychem, with fiscal 1998 revenues of $1.8 billion, is a leading international designer, manufacturer and distributor of high-performance electronics products for OEM businesses, and for a broad range of specialized telecommunications, energy and industrial applications, and will be integrated within Tyco's Telecommunications and Electronics group (formerly the Electrical and Electronic Components group). Tyco has accounted for the acquisition as a purchase.

DISPOSITION OF ASSETS

    On August 17, 1999, Tyco announced the completion of the sale of certain businesses within its Flow Control Products division, including The Mueller Company and Grinnell Supply Sales and Manufacturing, for approximately $810 million in cash.

PRIVATE SALE OF NOTES

    In August 1999, a subsidiary of Tyco consummated the private sale of $500 million aggregate principal amount of its floating rate notes due 2000, $500 million aggregate principal amount of its floating rate notes due 2001, $1 billion aggregate principal amount of 6 7/8% notes due 2002 and Y10 billion (approximately $89.7 million) aggregate principal amount of 0.57% notes due 2000. The net proceeds of approximately $2.08 billion were used to repay a portion of the borrowings under the $3.90 billion commercial paper program of the issuing subsidiary.

EXPIRATION OF SHAREHOLDER RIGHTS PLAN

    In September 1999, Tyco's board of directors amended Tyco's shareholder rights plan to accelerate the plan's expiration date to September 30, 1999. The plan will terminate on that date.

                           AFC CABLE SPECIAL MEETING

DATE, TIME AND PLACE

    The special meeting of AFC Cable stockholders will be held on ___ , 1999, at 10:00 a.m., Eastern Time, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts.

PURPOSE OF THE AFC CABLE SPECIAL MEETING

    At the special meeting, AFC Cable stockholders will consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of August 31, 1999, among AFC Cable, Tyco (NV) and Tyco Acquisition Corp. XXII. The merger agreement provides, among other things, that AFC Cable will be merged with Tyco Acquisition Corp. XXII, and each outstanding share of AFC Cable common stock will be converted into the right to receive a fraction of a Tyco common share. Tyco (NV) and Tyco Acquisition Corp. XXII are subsidiaries of Tyco, and the obligations of each of Tyco (NV) and Tyco Acquisition Corp. XXII in connection with the merger are guaranteed by Tyco.

    AFC Cable is not proposing any matters other than the approval and adoption of the merger agreement to come before the AFC Cable special meeting, and AFC Cable has not received notice of other proposals to be considered at the meeting.

RECORD DATE; VOTING RIGHTS; QUORUM; REQUIRED VOTE

    The close of business on October ___, 1999 is the record date for determining the holders of AFC Cable common stock who are entitled to receive notice of and to vote at the special meeting or at any adjournment of the special meeting.

    AFC Cable has only one class of capital stock outstanding, which is common stock, par value $0.01 per share. Each holder of AFC Cable common stock outstanding on the record date is entitled to one vote for each share held.

    The holders of a majority of the outstanding shares of AFC Cable common stock entitled to vote must be present at the special meeting, in person or by proxy, to constitute a quorum to transact business.

    The holders of a majority of the outstanding shares of AFC Cable common stock must vote for the approval and adoption of the merger agreement to approve the merger. On the record date, _________ shares of AFC Cable common stock were outstanding, excluding shares held in treasury, held by approximately _________ holders of record.

    Abstentions will be treated as shares present in determining whether AFC Cable has a quorum for the special meeting, but abstentions will have the same effect as a vote against approval of the merger. Under the rules of the New York Stock Exchange, a broker or other nominee may not vote shares of AFC Cable stock on behalf of its client at the special meeting without the client's instructions. If a broker or other nominee indicates on a proxy that it does not have authority to vote certain shares, those shares will be considered present at the special meeting for purposes of determining a quorum but will have the same effect as a vote against approval of the merger.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF AFC CABLE

    The board of directors of AFC Cable has unanimously determined that the merger is fair to and in the best interests of AFC Cable and its stockholders and unanimously recommends that you vote for the approval and adoption of the merger agreement. See "Interests of Certain Persons in the Merger" beginning on page ___.

VOTING OF PROXIES

    A proxy card is enclosed for use by AFC Cable stockholders. The board of directors of AFC Cable requests that you sign and return the proxy card in the accompanying envelope even if you plan to attend the meeting. No postage is required if mailed within the United States. IF YOU HAVE QUESTIONS OR REQUESTS FOR ASSISTANCE IN COMPLETING AND SUBMITTING PROXY CARDS, PLEASE CONTACT D.F. KING & CO. INC., A FIRM THAT PROVIDES PROFESSIONAL PROXY SOLICITING SERVICES THAT AFC CABLE HAS RETAINED, AT THE FOLLOWING ADDRESS AND TELEPHONE NUMBER:

    77 Water Street, 20th Floor
    New York, New York 10005
    Telephone:  (212) 269-5550

    All properly executed proxies that are not revoked will be voted at the special meeting as instructed on those proxies. A proxy that has been properly executed, but has otherwise been left blank, will be voted for the approval and adoption of the merger agreement, unless the proxy is revoked before the vote is taken.

    If the chairman of the special meeting determines that the meeting should be adjourned, the persons named as attorneys in the proxy card will vote all shares for which they have voting authority, other than those that have been voted against the approval and adoption of the merger agreement, in favor of the adjournment. If the special meeting is postponed or adjourned, all proxies other than those that have been revoked will be voted at the reconvened meeting in the same manner as the proxies would have been voted at the initial convening of the special meeting.

REVOCATION OF PROXIES

    A stockholder who executes and returns a proxy may revoke it at any time before it is voted by

    - executing and returning a proxy bearing a later date,

    - by giving written notice of revocation to the Secretary of AFC Cable, or

    - by attending the special meeting and voting in person.

SOLICITATION OF PROXIES

    The solicitation of the enclosed proxies from AFC Cable stockholders is made on behalf of the board of directors of AFC Cable. The expenses of the solicitation of proxies, including preparing, handling, printing and mailing the proxy soliciting material, will be borne by AFC Cable. Solicitation will be made by mail, by electronic telecommunications or in person. AFC Cable has retained the services of D.F. King & Co. Inc. to assist in the solicitation of proxies for a fee estimated at $7,500.00 plus out-of-pocket expenses. Management of AFC Cable may also use the services of its directors, officers and employees in soliciting proxies, who will not receive any additional compensation therefor, but who will be reimbursed for their out-of-pocket expenses. AFC Cable will reimburse banks, brokers, nominees, custodians and fiduciaries for their expenses in forwarding copies of the proxy soliciting material to the beneficial owners of the stock held by such persons and in requesting authority for the execution of proxies.

ADJOURNMENTS

    The special meeting may be adjourned for the purpose of soliciting additional proxies or for other purposes. An adjournment requires the approval of the holders of shares representing a majority of the votes present in person or by proxy at the special meeting. An adjournment can be made whether or not a quorum exists and without further notice to AFC Cable stockholders other than by an announcement made at the meeting.

    AFC Cable does not currently intend to seek an adjournment of its meeting.

VOTING IN PERSON

    An AFC stockholder that wishes to attend the special meeting and vote in person will be given a ballot at the meeting. Stockholders whose shares are held in the name of a broker, bank or other nominee must bring an account statement or letter from the nominee indicating that they were the beneficial owner of the shares on the record date for voting.

STOCKHOLDERS WITH DISABILITIES

    AFC Cable will provide reasonable assistance to stockholders with disabilities who wish to participate in the special meeting. To make arrangements, please call or write the Secretary of AFC Cable at least two weeks before the special meeting at the number or address under "Where You Can Find More Information" on page i.

                                   THE MERGER

    This section of this document as well as the next section entitled "Provisions of the Merger Agreement and Related Agreements" describe the material aspects of the proposed merger. These discussions are qualified in their entirety by reference to the merger agreement, its related Tyco guarantee and the voting agreement which are attached as Annexes to this document, and to the other agreements and documents that are discussed in this document and that are filed as exhibits to the registration statement of which this document forms a part. YOU SHOULD READ THE MERGER AGREEMENT IN ITS ENTIRETY AS IT IS THE LEGAL DOCUMENT THAT GOVERNS THE MERGER.

BACKGROUND OF THE MERGER

    In April 1998, representatives of Tyco International (US) Inc. met with representatives of AFC Cable at AFC Cable's Providence, Rhode Island corporate offices to discuss the possible acquisition of AFC Cable by Tyco. On June 30, 1998, Ralph R. Papitto, AFC Cable's Chairman and Chief Executive Officer, sent a confidentiality agreement to Tyco, which an officer of Tyco signed and delivered to AFC Cable on the same day. On July 15, 1998, representatives of Tyco (US) again met with representatives of AFC Cable at AFC Cable's Providence offices to discuss the possible acquisition. After agreeing to continue discussions with respect to a possible transaction, representatives of Tyco toured AFC Cable's New Bedford, Massachusetts manufacturing facility and, following the tour, AFC Cable provided Tyco with various due diligence materials.

    During July 1998, Tyco and AFC Cable continued negotiations. Ultimately, the parties were unable to reach agreement on price and terminated their discussions.

    In August 1998, representatives of AFC Cable and Thomas & Betts began to explore a merger transaction between the two companies. Between September 1998 and January 1999, each of AFC Cable and Thomas & Betts conducted diligence investigations of the other company, and together with their financial and legal advisors negotiated the terms of a merger between the companies. Under the terms of the merger agreement approved by the boards of the companies and the merger agreement executed by the two companies on January 27, 1999, Thomas & Betts would acquire AFC Cable in a stock-for-stock merger transaction, with each share of AFC Cable stock being converted into the right to receive 0.83 shares of Thomas & Betts common stock. At the time, the companies also negotiated and entered into a number of related agreements, including

    - a voting agreement pursuant to which Mr. Papitto agreed to vote in favor of the transaction;

    - employment and consulting agreements among Mr. Papitto, AFC Cable and Thomas & Betts, pursuant to which Mr. Papitto was to be employed or to serve as a consultant to the two companies for a period of five years from the time of the merger for total compensation payable over five years of $900,000;

    - a non-competition agreement among Mr. Papitto, AFC Cable and Thomas & Betts, pursuant to which Mr. Papitto would agree not to compete with AFC Cable for a period of five years from the time of the merger in consideration of an aggregate payment of $8,000,000; and

    - similar non-competition agreements with Robert R. Wheeler, President and Chief Operating Officer of AFC Cable, and Raymond H. Keller, Vice President and Chief Financial Officer of AFC Cable, providing for consideration of $1,200,000 to Mr. Wheeler and $330,000 to Mr. Keller.

    In May 1999, a representative of a potential acquiror contacted Mr. Papitto by telephone regarding the status of the Thomas & Betts transaction. On June 2, 1999, AFC Cable received an unsolicited proposal from this potential acquiror offering to purchase AFC Cable for $37.50 per share in cash contingent upon the acquiror being satisfied with its due diligence investigation and securing financing for the transaction. On June 2, 1999, the closing price of AFC Cable common stock was $36.00 and the closing price of Thomas & Betts common stock was $44.63. Based on the exchange ratio of 0.83, the AFC Cable equivalent value was $37.04 on such date. The potential acquiror subsequently modified its proposal on June 14, 1999, offering to acquire 80% of AFC Cable's stock for $38.00 per share in cash, and again on July 12, 1999, offering to acquire 75% of AFC Cable's stock for $42.00 per share in cash, in each case contingent upon its conducting a diligence investigation and securing financing. On June 14, 1999, the closing price of AFC Cable common stock was $36.56 and the closing price of Thomas & Betts common stock was $45.00. Based on the exchange ratio of 0.83, the AFC Cable equivalent value was $37.35 on such date. On July 12, 1999, the closing price for AFC Cable common stock was $38.88 and the closing price for Thomas & Betts common stock was $46.94. Based on the exchange ratio of 0.83, the AFC Cable equivalent value was $38.96 on such date. AFC Cable entered into a confidentiality agreement and conducted discussions with the potential acquiror. In connection with this proposal, AFC Cable entered into a financial advisory agreement with The Robinson-Humphrey Company, LLC. However, AFC Cable determined not to begin the diligence process until the acquiror's financing was more certain. Ultimately, because of the contingencies associated with the proposal of the potential acquiror and due to:

    - the operational advantages expected to result from the Thomas & Betts combination;

    - the definitive documentation for the Thomas & Betts transaction;

    - the uncertainty of the final price per share based on the unsolicited proposal; and

    - the reasonably certain financing and closing date with respect to the Thomas & Betts transaction,

the AFC Cable board determined that the Thomas & Betts merger was more favorable to AFC Cable and its stockholders, and AFC Cable did not pursue a transaction with the potential acquiror. As required by its merger agreement with Thomas & Betts, AFC Cable notified Thomas & Betts of the potential acquiror's proposals.

    On June 23, 1999, an officer of Tyco (US) contacted Mr. Papitto by telephone regarding the status of the Thomas & Betts transaction, and indicated that Tyco was potentially interested in acquiring AFC Cable. Mr. Papitto explained that the Thomas & Betts transaction was being reviewed by the staff of the SEC. By letter dated June 25, 1999, Mr. Papitto notified Thomas & Betts of the discussions.

    On June 25, 1999, Mr. Papitto received a written proposal from Tyco. The proposal contemplated an acquisition of all of the outstanding capital stock of AFC Cable for $40.00 per share, half of which would be paid in cash and the balance of which would be paid in the form of Tyco common shares. The number of common shares received by the AFC Cable stockholders would be determined using a weighted average price of Tyco common shares prior to the closing of the transaction. This proposal was conditioned on Tyco being satisfied with its due diligence investigation. AFC Cable notified Thomas & Betts of the developments by letter dated June 28, 1999. On June 25, 1999, the closing price for AFC Cable common stock was $33.00 and the closing price for Thomas & Betts common stock was $45.00. Based on the exchange ratio of 0.83, the AFC Cable equivalent value was $37.35 on such date.

    On July 14, 1999, Tyco presented a revised proposal to the AFC Cable board of directors, increasing the purchase price. The revised proposal contemplated an acquisition of all of the outstanding capital stock of AFC Cable for $42.00 per share payable entirely in the form of Tyco common shares. The revised proposal was also conditioned on Tyco being satisfied with its due diligence investigation. AFC Cable notified Thomas & Betts of the developments by letter dated July 15, 1999. On July 14, 1999, the closing price for AFC Cable common stock was $39.00 and the closing price for Thomas & Betts common stock was $46.56. Based on the exchange ratio of 0.83, the AFC Cable equivalent value was $38.64 on such date.

    The AFC Cable board of directors met in Providence on July 15, 1999 to discuss the Tyco proposal, the other acquisition proposal and the Thomas & Betts transaction. The board of directors concluded that it would continue to explore the Tyco offer by scheduling a date to begin the due diligence process, but that it would continue to recommend the Thomas & Betts transaction and work toward its completion. On July 27, 1999, the AFC Cable board of directors met to discuss the Tyco acquisition proposal and the Thomas & Betts transaction. The board of directors decided to terminate Tyco's diligence process that had been initiated earlier that day by personnel from Tyco's United States subsidiaries, and concluded that AFC Cable should proceed with the transaction with Thomas & Betts.

    Later on July 27, 1999, after AFC Cable informed Tyco that it should terminate its diligence investigation, an officer of Tyco (US) called Mr. Papitto and indicated that Tyco was prepared to increase the purchase price under its proposal. The members of the AFC Cable board of directors discussed this development by telephone on July 28, 1999. Thereafter, AFC Cable permitted Tyco to resume its diligence activities. AFC Cable notified Thomas & Betts of the modification in the price by letter dated July 28, 1999.

    Personnel from Tyco's subsidiaries conducted a due diligence investigation of AFC Cable during August 1999 to supplement Tyco's diligence review from the prior year. In early August, Tyco's legal counsel furnished AFC Cable's counsel with a draft merger agreement that was substantially based on the publicly available merger agreement between AFC Cable and Thomas & Betts. Tyco's counsel subsequently furnished AFC's counsel with an employment, consulting and non-competition agreement for Mr. Papitto that was largely based on the terms of the employment, consulting and non-competition arrangements negotiated by Thomas & Betts, a voting agreement for Mr. Papitto that was substantially the same as the voting agreement with Thomas & Betts and non-competition agreements with Mr. Wheeler and Mr. Keller that were substantially the same as the agreements negotiated by Thomas & Betts. Under Mr. Papitto's employment, consulting and non-competition agreement negotiated with Tyco, he will be employed as AFC Cable's Managing Director, Mergers and Acquisitions for a period of five years at an annual base salary of $360,000.

    In early August 1999, an officer of Tyco (US) informed AFC Cable that Tyco was increasing the purchase price under its offer to $45.00 per share of AFC Cable common stock, payable in Tyco common shares. On August 9, 1999, the board of directors of Tyco approved the acquisition of AFC Cable by a Tyco subsidiary at the $45.00 per share price and authorized the delivery of the necessary amount of Tyco common shares issuable in the transaction.

    Because the merger agreement proposed by Tyco was modeled on the agreement between AFC Cable and Thomas & Betts, the parties did not engage in extensive negotiations concerning the merger agreement. The parties' negotiations on the merger agreement were largely concluded by August 27, 1999. During the week of August 24, 1999, representatives of Tyco and Mr. Papitto conducted negotiations concerning Mr. Papitto's employment, consulting and non-competition arrangements following the merger. These arrangements were modeled on those previously negotiated by Thomas & Betts, although Mr. Papitto will receive employment and consulting compensation of $1,800,000 over five years under the terms negotiated with Tyco.

    On August 26, 1999, the AFC Cable board of directors met to discuss and approve the merger agreement with Tyco and the voting agreement between Mr. Papitto and Tyco (NV). The AFC Cable board of directors then approved the Tyco merger, the merger agreement and the voting agreement. On August 27, 1999, as required by its agreement with Thomas & Betts, AFC Cable gave notice to Thomas & Betts that it had determined that the Tyco offer was a superior proposal under the parties' merger agreement and that AFC Cable intended to accept the Tyco offer. Thomas & Betts responded that it would not make a revised offer and waived its right to do so under the parties' agreement. By written consents dated August 27, 1999, the board of directors of Tyco (NV) and Tyco Acquisition Corp. XXII approved the merger and the merger agreement.

    On August 30, 1999, AFC Cable issued a press release announcing its intention to terminate the agreement with Thomas & Betts. Thereafter, on August 31, 1999, AFC Cable delivered a notice to Thomas & Betts terminating the Thomas & Betts merger agreement and paid the required $16 million termination fee by wire transfer to an account of Thomas & Betts. Tyco (NV), Tyco Acquisition Corp. XXII and AFC Cable then executed the merger agreement, and Tyco and AFC Cable issued a joint press release announcing the transaction.

EXCHANGE OF FINANCIAL FORECASTS

    As part of its business planning cycles, management of AFC Cable from time to time has prepared internal financial forecasts regarding their anticipated future operations. In the course of the discussions described in "Background of the Merger," AFC Cable provided certain of these internal forecasts to Tyco and to AFC Cable's financial advisor.

    The internal financial forecasts regarding AFC Cable prepared by AFC Cable's management reflected the following forecasted information:

FISCAL YEAR                     SALES            EBIT          NET INCOME        EPS
- -------------------------  ---------------  ---------------  ---------------  ---------
1999                       $   322 million  $  47.5 million  $  30.6 million  $    2.32
2000                       $   385 million  $  59.3 million  $  38.0 million  $    2.81
2001                       $   450 million  $  70.3 million  $  45.2 million  $    3.30

    AFC Cable's forecasts were prepared for internal budgeting and planning purposes only and not with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. While presented with numerical specificity, the forecasts are based upon a variety of assumptions relating to the business of AFC Cable and are inherently subject to significant uncertainties and contingencies that are beyond the control of the management of AFC Cable, including the impact of general economic and business conditions, the competitive environment in which AFC Cable operates
and other factors. See "Forward-Looking Information" on page   . Accordingly,
actual results may differ materially from those forecasted. Although the board of Tyco was provided with these internal financial forecasts, the forecasts were only one of many items considered by Tyco's board.

    The inclusion of the forecasts herein should not be regarded as a representation by AFC Cable or any other person that such forecasts are or will prove to be correct. As a matter of course, AFC Cable does not make public projections or forecasts of its anticipated financial position or results of operations. Except to the extent required under applicable securities laws, AFC Cable does not intend to make publicly available any update or other revisions to any of the forecasts to reflect circumstances existing after the dates of preparation of such forecasts.

REASONS OF AFC CABLE FOR THE MERGER

    In January 1999, the board of directors of AFC Cable approved a merger agreement with Thomas & Betts, as described under "Background of the Merger" above. In approving that merger, the AFC Cable board considered a variety of factors including, among others:

    - the benefits of the merger, including its view that the combined company might be able to capitalize on operational and competitive elements that may not be available otherwise to AFC Cable on a stand-alone basis, including:

       1. leveraging AFC Cable's strong relationships with electrical contractors and inspectors, consultants and architects to incorporate the products of both companies into project specifications;

       2. achieving sole supplier status for its customers by offering a substantially broader range of integrated products and services;

       3. developing comprehensive electrical and electronic product platforms by combining AFC Cable's modular wiring systems and with the products of the other company;

       4. creating a more significant domestic and international presence for AFC Cable with established distribution channels and manufacturing capabilities previously unavailable to AFC Cable; and

       5. reducing procurement costs by combining the raw material requirements of both companies;

    - historical and prospective financial information of each of AFC Cable and the other company;

    - current conditions and trends in the markets for the products of AFC
      Cable;

    - the alternatives available to AFC Cable in lieu of the transaction, including seeking to grow through alternative transactions;

    - the opportunity for AFC Cable stockholders to benefit from a more diversified company with a strong management team and good prospects for growth in revenues and earnings;

    - the operational, financial and legal due diligence provided to the board by AFC Cable management and professional advisors, and the judgment, advice and analyses of its management with respect to the benefits of the merger;

    - current market conditions and historical market prices and trading information with respect to the AFC common stock and the other company;

    - the treatment of the merger as a tax free reorganization for federal income tax purposes; and

    - the interests of the officers and directors of AFC Cable in the merger

    The Thomas & Betts merger agreement provided that it could be terminated by the board of directors of AFC Cable in order to accept unsolicited written acquisition proposals for the company on terms that the AFC Cable board determined, on the basis of the written advice of its financial advisor, were more favorable to AFC Cable's stockholders than the transactions contemplated by the Thomas & Betts agreement. In reaching its determination that the merger with a subsidiary of Tyco was more favorable to the stockholders of AFC Cable, the AFC Cable board considered the factors recited above as they apply to the Tyco merger. The AFC Cable board also considered:

    - the presentation and written opinion of Robinson-Humphrey on August 26, 1999, that, based upon and subject to the factors and assumptions set forth in the written opinion, the financial consideration to be received by AFC Cable stockholders in the merger was fair to stockholders from a financial point of view as of that date and was more favorable to stockholders than the consideration offered under the Thomas & Betts merger agreement. See "Opinion of AFC Cable's Financial Advisor" on page
        ;

    - the fact that the exchange ratio is designed to give AFC Cable stockholders $45.00 in value of Tyco common shares for each of their AFC Cable shares, irrespective of the price of Tyco common shares on the closing date except if Tyco common shares fall below $91.18 (pre-split) as discussed under "The Exchange Ratio; Merger Consideration--Basis of AFC
      Cable's Determination to Fix the Exchange Ratio" on page   , which is an
      implied premium of 10.1% for AFC Cable stockholders, based on the closing price for AFC Cable common stock of $40.8750 on August 30, 1999, and a premium of 21.0% over the value that AFC Cable stockholders would have received in the Thomas & Betts merger, based upon the closing price per share of Thomas & Betts stock on that same date;

    - the terms and conditions of the merger agreement, including the exchange ratio, the circumstances under which AFC Cable could engage in discussions with other parties regarding alternative transactions, the rights of termination of both parties and the size of the termination fee; and

    - the fact that AFC Cable would be reimbursed for the $16 million termination fee it paid Thomas & Betts if Tyco were to walk away from the transaction as a result of the price of its shares falling below $91.18 (pre-split) and the refusal of AFC Cable to agree to a fixed exchange ratio of 0.4935 (pre-split).

    The foregoing discussion of the information and factors considered and given weight by the AFC Cable board of directors is not intended to be exhaustive, but is believed to include all material factors considered by the AFC Cable board of directors. In view of the wide variety and complexity of the factors considered in connection with its evaluation, the AFC Cable board of directors did not find it useful and did not attempt to quantify, rank or otherwise assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to various factors. The AFC Cable board of directors did, however, use the quantitative analysis of the financial terms of the merger provided to it by Robinson-Humphrey, its financial advisor, based on information, in part, provided by the companies. In addition, the AFC Cable board of directors did not undertake to make any specific determination as to whether any particular factor was favorable or unfavorable to its ultimate determination. The AFC Cable board of directors did not attempt to analyze the fairness of the financial consideration in isolation from other considerations relevant to the merger including those mentioned above. The AFC Cable board of directors did, however, take into account and placed reliance upon the analyses performed by, and the opinion rendered by, Robinson-Humphrey, as to the fairness to AFC Cable stockholders, from a financial point of view, of the consideration to be received by the AFC Cable stockholders in the merger. The AFC Cable board of directors also did not distinguish between factors that supported the determination that the merger is fair and those that supported the determination that the merger is in the best interests of AFC Cable stockholders. Rather, it conducted a discussion of the factors described above, including asking questions of AFC Cable management and legal, financial and accounting advisors, and reached a general consensus that the merger was fair to and in the best interests of AFC Cable and its stockholders.

OPINION OF AFC CABLE'S FINANCIAL ADVISOR

    The Robinson-Humphrey Company, LLC was retained by AFC Cable Systems, Inc. to deliver its opinion as to the fairness, from a financial point of view, of the consideration to be received by the stockholders of AFC Cable in the merger. On August 26, 1999, at a meeting of the AFC Cable board held to evaluate and adopt the merger agreement, Robinson-Humphrey rendered an opinion to the AFC Cable board to the effect that, as of the date of such opinion and based upon and subject to certain matters stated therein, the consideration to be received by AFC Cable stockholders in the merger is fair, from a financial point of view, to the stockholders of AFC Cable.

    THE FULL TEXT OF THE OPINION OF ROBINSON-HUMPHREY WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED TO THIS AS ANNEX D AND IS INCORPORATED HEREIN BY THIS REFERENCE. THE DESCRIPTION OF THE ROBINSON-HUMPHREY OPINION SET FORTH HEREIN IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE ROBINSON-HUMPHREY OPINION. AFC CABLE STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

    The opinion of Robinson-Humphrey is directed to the AFC Cable board and relates only to the fairness of the consideration to be received by AFC Cable stockholders in the merger from a financial point of view, does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote at the AFC Cable special meeting. The consideration to be received by AFC Cable stockholders in the merger was determined on the basis of negotiations between AFC Cable and Tyco and was approved by the AFC Cable board.

    In arriving at its opinion, Robinson-Humphrey among other things:

    - reviewed a draft of the merger agreement;

    - reviewed publicly available financial and other information concerning AFC Cable and Tyco which Robinson-Humphrey believed to be relevant to its inquiry;

    - reviewed financial and operating information with respect to the business, operations and prospects of AFC Cable furnished to Robinson-Humphrey by AFC Cable;

    - compared the historical financial results and present financial condition of each of AFC Cable and Tyco with those of other companies which Robinson-Humphrey deemed relevant;

    - reviewed recent trading histories of AFC Cable's common stock and of Tyco's common shares;

    - compared the financial terms of the merger with the financial terms of certain other transactions which Robinson-Humphrey deemed relevant;

    - had discussions with the management of AFC Cable concerning their business, operations, assets, present conditions and future prospects; and

    - undertook such other studies, analyses and investigations as it deemed appropriate.

    In rendering its opinion, Robinson-Humphrey assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or publicly available, and did not assume any responsibility for independently verifying such information. Robinson-Humphrey did not undertake an independent evaluation or appraisal of any of the assets or liabilities of AFC Cable or Tyco and was not furnished with any such evaluation or appraisal. In addition, Robinson-Humphrey did not assume any obligation to conduct any physical inspection of the properties or facilities of AFC Cable or Tyco. Neither AFC Cable nor the board of directors of AFC Cable authorized Robinson-Humphrey to solicit indications of interest from third parties with respect to the purchase of all or a part of AFC Cable's business. With respect to the financial forecast information furnished to or discussed with Robinson-Humphrey by AFC Cable, Robinson-Humphrey assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of AFC Cable's management as to the expected future financial performance of AFC Cable. Robinson-Humphrey did not receive financial forecasts from the management of Tyco or hold discussions with the management of Tyco. Robinson-Humphrey also assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it.

    The Robinson-Humphrey opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Robinson-Humphrey as of the date of its opinion. Robinson-Humphrey assumed that in the course of obtaining the necessary consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, would be imposed that would have a material adverse effect on the consideration of the merger.

    At the meeting of the AFC Cable board held on August 26, 1999, Robinson-Humphrey presented certain financial analyses accompanied by written materials in connection with the delivery of its fairness opinion. In preparing its opinion, Robinson-Humphrey performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Robinson-Humphrey's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Robinson-Humphrey believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In its analyses, Robinson-Humphrey made numerous assumptions with respect to AFC Cable, Tyco, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of AFC Cable and Tyco. The estimates contained in such analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. Robinson-Humphrey's opinion and analyses were only one of several factors considered by the AFC Cable Board in its evaluation of the merger and should not be viewed as determinative of the views of the AFC Cable board or management of AFC Cable with respect to the consideration to be received by AFC Cable stockholders in the merger or the proposed merger. The following is a summary of the material financial and comparative analyses performed by Robinson-Humphrey in arriving at the Robinson-Humphrey opinion.

ANALYSIS OF SELECTED PUBLICLY TRADED REFERENCE COMPANIES

    In its analysis Robinson-Humphrey used publicly available information concerning historical and projected financial performance, including published historical financial information and earnings estimates reported by First Call Corporation. First Call is a data service that monitors and publishes compilations of earnings estimates by selected research analysts regarding companies of interest to institutional investors. Robinson-Humphrey analyzed, among other things, the market values and trading multiples of AFC Cable and the following selected publicly-traded companies (the "Reference Companies") in the electrical wire and cable products industry:

- - Anicom, Inc.                                 - Interface, Inc.
- - Belden, Inc.                                 - Lamson and Sessions Co.
- - BICCGeneral Corp.                            - Magnetek Inc.
- - Cable Design Technologies, Inc.              - National Service Industries
- - Commonwealth Industries                      - Optical Cable Corporation
- - Encore Wire Group                            - Superior Telecom, Inc.
- - Genlyte Group, Inc.                          - Thomas & Betts Corp.
- - Hubbell Inc.                                 - Woodhead Industries, Inc.

    Robinson-Humphrey also analyzed, among other things, the market values and trading multiples of Tyco and the following selected publicly-traded companies (the "Tyco Reference Companies"):

- - Allied Signal, Inc.                          - Boston Scientific Corp.
- - General Electric Company                     - Becton, Dickinson and Company
- - Hewlett-Packard Corp.                        - Pittston Brink's Group
- - Lockheed Martin Corp.                        - Ameritech Corp.
- - Minnesota Mining and Manufacturing Company   - Emerson Electric Company
- - Molex Incorporated                           - Crane Co.
- - Motorola, Inc.                               - ITT Industries, Inc.
- - Textron Inc.                                 - Mueller Industries, Inc.
- - Thomas & Betts Corp.                         - SPX Corp.
- - C.R. Bard, Inc.                              - United Technologies Corp.
- - Johnson & Johnson

    For each of the Reference Companies and Tyco Reference Companies, Robinson-Humphrey reviewed, among other things, enterprise value, defined as equity value plus preferred stock and debt, less cash, as a multiple of latest twelve months revenues; latest twelve months earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA; and latest twelve months earnings before interest and taxes, commonly referred to as EBIT, as well as stock price as a multiple of latest twelve months earnings per share, commonly referred to as EPS, projected calendar 1999 EPS and projected calendar 2000 EPS, for the Reference Companies and Tyco Reference Companies. All estimates were based on closing stock prices as of August 23, 1999. Revenue, EBITDA and EBIT estimates for the Reference Companies and Tyco Reference Companies were based on historical financial information available in public filings of the Reference Companies and Tyco Reference Companies. EPS estimates were based on the First Call consensus estimates as of August 23, 1999.

    Based on the estimated exchange ratio of 0.44 Tyco shares per share of AFC Cable common stock using the five-day volume weighted average Tyco share price of $103.15 through August 23, 1999 multiplied by the Tyco closing share price of $102.69 on August 23, 1999, the implied value per AFC Cable share was $44.80. Based on this implied value, Robinson-Humphrey calculated the following multiples of AFC Cable historical and projected operating statistics: enterprise value as a multiple of latest twelve months revenue; latest twelve months EBITDA; and latest twelve months EBIT, as well as implied value per share as a multiple of latest twelve months EPS; projected calendar year 1999 EPS; and projected calendar year 2000 EPS. The following table compares the implied multiple of the proposed merger, which is referred to as the merger multiple, with the mean multiple of the Reference Companies for each valuation parameter:

ENTERPRISE VALUE TO:                                            MERGER MULTIPLE    MEAN MULTIPLE
- -------------------------------------------------------------  -----------------  ---------------
Latest Twelve Months Revenue.................................          1.91x             1.32x
Latest Twelve Months EBITDA..................................          11.7x              9.4x
Latest Twelve Months EBIT....................................          13.3x             12.7x

STOCK PRICE TO:                                                 MERGER MULTIPLE    MEAN MULTIPLE
- -------------------------------------------------------------  -----------------  ---------------
Latest twelve months EPS.....................................          21.1x             17.2x
Calendar 1999 EPS............................................          19.9x             13.0x
Calendar 2000 EPS............................................          17.2x             10.4x

    The following table sets forth, as of August 23, 1999, market valuation multiples and certain operating statistics for Tyco and the mean valuation multiples and certain operating statistics for the Tyco Reference Companies weighted in accordance with Tyco's business segments:

                                                                             SEGMENT WEIGHTED
                                                                                  AVERAGE
ENTERPRISE VALUE TO:                                          TYCO MULTIPLE    MEAN MULTIPLE
- ------------------------------------------------------------  -------------  -----------------
Latest Twelve Months Revenue................................        6.33x            2.78x
Latest Twelve Months EBITDA.................................        28.9x            12.0x
Latest Twelve Months EBIT...................................         37.2            16.6x

                                                                             SEGMENT WEIGHTED
                                                                                  AVERAGE
STOCK PRICE TO:                                               TYCO MULTIPLE    MEAN MULTIPLE
- ------------------------------------------------------------  -------------  -----------------
Latest Twelve Months EPS....................................        37.9x            24.1x
Projected Calendar 1999 EPS.................................        30.9x            22.1x
Projected Calendar 2000 EPS.................................        23.8x            19.3x

                                                                             SEGMENT WEIGHTED
                                                                                  AVERAGE
CERTAIN OPERATING STATISTICS:                                   TYCO DATA        MEAN DATA
- ------------------------------------------------------------  -------------  -----------------
Three-Year Historical EPS Growth Rate.......................         48.2%            12.0%
Five-Year Projected Growth Rate.............................         20.0%            13.8%

    An analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the Reference Companies or Tyco Reference Companies relative to those of AFC Cable or Tyco.

ANALYSIS OF SELECTED REFERENCE MERGER AND ACQUISITION TRANSACTIONS

    Robinson-Humphrey reviewed the financial terms, to the extent publicly available, of 23 proposed, pending or completed merger and acquisition transactions since January 1997 involving companies Robinson-Humphrey deemed to be relevant based on operating characteristics of the target (the "Reference Transactions"). Robinson-Humphrey calculated various financial multiples based on certain publicly available information for each of the Reference Transactions and compared them to corresponding financial multiples for the merger, based on the consideration to be received by AFC Cable stockholders. The transactions reviewed (and the effective dates) were:

   EFFECTIVE
        DATE                        TARGET                                           ACQUIROR
- -------------  ------------------------------------------------  ------------------------------------------------
    02/12/97   Camden Wire Co. (Oneida Ltd.)                     International Wire Group, Inc.
    02/14/97   Fargo Manufacturing Company                       Hubbell Inc.
    05/19/97   Amphenol Corp.                                    Kohlberg Kravis Roberts & Co.
    06/04/97   Peerless Industrial Group Inc.                    R-B Capital Corp.
    04/07/97   Dearborn Wire & Cable LP                          Cable Design Technologies Corp.
    10/16/97   Dynamics Corp of America                          CTS Corp.
    12/30/97   Zytec Corp.                                       Computer Products Inc.
    10/01/97   Siemens Lighting Ltd.                             Lighting Corp. of America (US Industries)
    01/02/98   Rudd Lighting, Inc.                               Advanced Lighting Technologies, Inc.
    11/07/97   American Buildings Co.                            Onex Corp.
    12/15/97   Menvier-Swain Group plc                           Cooper Industries, Inc.
    04/13/98   Handy & Harman                                    WHX Corp.
    03/25/98   Coleman Safety and Security Products Inc.         Siebe plc
    10/06/98   General Signal Corp.                              SPX Corp.
    12/10/98   TLG plc                                           Wassall plc
    11/04/98   Kaufel Group Ltd.                                 Thomas & Betts Corp.
    01/05/99   Ocal Inc.                                         Thomas & Betts Corp.
    12/30/98   Intl Manufacturing Svcs Inc.                      Celestica Inc.
    03/31/99   Essex International                               Superior Telecom Inc.
    04/20/99   Kaynar Technologies Inc.                          Fairchild Corp.
    07/08/99   Juno Lighting Inc.                                Fremont Partners
    08/12/99   Raychem Corp.                                     Tyco International Ltd.
     Pending   BICC Energy Cable Units                           General Cable Corp.

    Robinson-Humphrey compared, among other things, enterprise values as a multiple of latest twelve months revenues, latest twelve months EBITDA and latest twelve months EBIT. The mean multiples indicated by this analysis are as follows:

ENTERPRISE VALUE TO:                                            MERGER MULTIPLE    MEAN MULTIPLE
- -------------------------------------------------------------  -----------------  ---------------
Latest Twelve Months Revenue.................................          1.91x             1.12x
Latest Twelve Months EBITDA..................................          11.7x              8.1x
Latest Twelve Months EBIT....................................          13.3x             10.9x

    No company utilized in the Reference Transactions as a comparison is identical to AFC Cable. All multiples for the Reference Transactions were based on public information available at the time of announcement of such transaction, without taking into account differing market and other conditions during the period during which the Reference Transactions occurred.

DISCOUNTED CASH FLOW ANALYSIS

    Robinson-Humphrey performed a discounted cash flow analysis (i.e., an analysis of the present value of the projected levered cash flows for the periods using the discount rates indicated) of AFC Cable based upon AFC Cable management's projections of its free cash flow (earnings before interest and after taxes plus depreciation and amortization expense minus capital expenditures) for the years 1999 through 2001, inclusive, using discount rates ranging from 16% to 20% and terminal value multiples of calendar year 2001 EBITDA ranging from 7.0x to 9.0x. At an 18% discount rate and an 8.0x terminal value multiple, the analysis indicated the following valuations of AFC Cable expressed as multiples:

ENTERPRISE VALUE TO:                                            MERGER MULTIPLE      MULTIPLE
- -------------------------------------------------------------  -----------------  ---------------
Latest Twelve Months Revenue.................................          1.91x             1.63x
Latest Twelve Months EBITDA..................................          11.7x             10.0x
Latest Twelve Months EBIT....................................          13.3x             11.4x

PRICE TO:                                                       MERGER MULTIPLE      MULTIPLE
- -------------------------------------------------------------  -----------------  ---------------
Latest twelve months EPS.....................................          21.1x             18.3x
Calendar 1999 EPS............................................          19.9x             17.3x
Calendar 2000 EPS............................................          17.2x             15.0x

OTHER FACTORS AND COMPARATIVE ANALYSES

    In rendering its opinion, Robinson-Humphrey considered certain other factors and conducted certain other comparative analyses, including, among other things, a review of (1) the historical financial results of AFC Cable and Tyco and (2) the history of trading prices and volume of shares of AFC Cable common stock and Tyco common shares and the relationship of movements of such common stock and movements of the common stock of various other electric, wire and cable companies.

MISCELLANEOUS

    The AFC Cable board selected Robinson-Humphrey to act as financial advisor and to render a fairness opinion because Robinson-Humphrey is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and because it is familiar with AFC Cable and its business. Robinson-Humphrey has from time to time rendered, and may in the future render, investment banking, financial advisory and other services to AFC Cable for which it has received, or will receive, customary compensation. Robinson-Humphrey is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

    Pursuant to a letter agreement dated June 10, 1999, AFC Cable has agreed to pay Robinson-Humphrey a transaction fee equal to approximately $1.8 million, $400,000 of which was payable as of the date of this document and the remainder of which will be payable upon consummation of the merger. The fees paid or payable to Robinson-Humphrey are not contingent upon the contents of the opinion delivered. In addition, AFC Cable has agreed to reimburse Robinson-Humphrey for its reasonable out-of-pocket expenses, subject to certain limitations, and to indemnify Robinson-Humphrey and certain related persons against certain liabilities arising out of or in conjunction with its rendering of services under its engagement, including certain liabilities under the federal securities laws.

    In the ordinary course of its business, Robinson-Humphrey may actively trade in the securities of AFC Cable and Tyco for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Robinson-Humphrey has in the past provided other investment banking services to AFC Cable unrelated to the merger, for which services it has received compensation. Such investment banking services include, among others, serving as a managing underwriter on two follow-on public equity offerings by AFC Cable on April 17, 1997 and May 12, 1998.

REASONS OF TYCO FOR THE MERGER

    At a meeting of the Tyco Board held on August 9, 1999, the Tyco board determined that the merger with AFC Cable was in keeping with its corporate strategy of complementing its internal growth with acquisitions that are likely to benefit from cost reductions and synergies when combined with Tyco's existing operations and that are expected to be accretive to earnings per share.

    In reaching its decision to approve the merger, Tyco's board considered the following material factors:

    - the expectation that AFC Cable's businesses could be readily integrated with Tyco's businesses, primarily its Allied Tube and Conduit business;

    - the expectation that the merger before restructuring and similar charges and assuming the realization of certain of the cost savings referred to below and other synergies would be immediately accretive to Tyco's earnings per share;

    - the belief of Tyco's management that there are prospects for reduction of AFC Cable corporate costs, possible elimination of facilities of the combined company and potential cost reductions for purchased materials and services;

    - the prospect of utilization of some of AFC Cable's business as a platform for further growth in the markets served by AFC Cable; and

    - Tyco's history of growth through acquisitions, including its substantial experience integrating acquired businesses with existing operations and thereby achieving synergies and cost savings.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

CONFLICTS OF OFFICERS AND DIRECTORS

    In considering the recommendations of the AFC Cable board of directors with respect to the merger agreement, stockholders should be aware that members of the management and the directors of AFC Cable have interests in the merger that are in addition to the interests of the AFC Cable stockholders. The board of directors of AFC Cable was aware of these interests and considered them, among other matters, in approving the merger agreement.

CHANGE IN CONTROL AGREEMENTS

    AFC Cable has entered into change in control agreements with Robert R. Wheeler, the President and Chief Operating Officer of AFC Cable, Raymond H. Keller, the Chief Financial Officer of AFC Cable, and certain other key employees. The change of control agreements provide that if within twenty-four months following a change in control AFC Cable terminates the employment of the employee for any reason, or if there is a material adverse change in the terms of the employee's employment that entitles the employee to treat the change as a termination, the employee shall be entitled to receive severance pay at an annual rate equal to his basic salary at the annual rate in effect immediately prior to any such change in control or, if higher, immediately prior to termination, plus the highest amount of bonus or incentive compensation paid or payable to the employee in cash or stock for any one of the three calendar years prior to the change in control or, if higher, immediately prior to termination. The severance pay will be paid over the twenty-four-month period following termination of employment in the same manner as the employee's basic salary was paid immediately prior to termination and will be subject to appropriate tax withholding. Payment of these amounts will be considered severance pay in consideration of past services and for services during the period the change in control is pending and therefore is not to be reduced by compensation or income received by the employee from any other employment or other source after the date of termination. AFC Cable is obligated to provide each employee with coverage under its group health plans or substantially similar plans for a period of twenty-four months from the date of termination, unless the employee elects to be paid the value of those benefits in cash.

    Within thirty days following a change in control, regardless of whether Mr. Wheeler's or Mr. Keller's employment has been terminated, Mr. Wheeler and Mr. Keller will each be paid 20% of his respective basic salary immediately prior to the change in control.

    A change in control is defined to include:

    - certain changes in the majority membership of the AFC Cable board of directors;

    - AFC Cable ceasing to be a publicly owned corporation having at least 500 stockholders;

    - an event required to be reported as a change in control in certain filings with the SEC;

    - certain situations in which AFC Cable executes an agreement of acquisition, merger or consolidation with respect to substantially all of the business or assets of AFC Cable; and

    - certain acquisitions of securities representing 25% or more of votes that could be cast for the election of the AFC Cable board of directors.

    The merger will qualify as a change in control and result in a material adverse change in employment under Mr. Wheeler's and Mr. Keller's agreements. Accordingly, Mr. Wheeler and Mr. Keller will be entitled to payments in the aggregate of $1,546,000 and $752,000, respectively. These amounts are based on compensation levels as of the date of this document.

STOCK OPTIONS HELD BY AFC CABLE OFFICERS AND NON-EMPLOYEE DIRECTORS; BONUSES TO
  NON-EMPLOYEE DIRECTORS

    Under the merger agreement, following the merger each option to acquire stock of AFC Cable will become the right to receive the difference in cash between $45.00 and the exercise price of the option for each share subject to the option. This amount will be payable whether or not the option is vested at the time of the merger. Options whose exercise price equals or exceeds $45.00 will be cancelled. The cash amounts, before income taxes, that the principal executive officers of AFC Cable will receive for their options as a result of the merger are: Ralph R. Papitto--$5,941,250; Robert R. Wheeler--$5,096,500; and Raymond H. Keller--$3,005,500. The cash amounts, before income taxes, that the non-employee directors of AFC Cable will receive for their options as a result of the merger are Anthony J. Santoro--$231,250; and Malcolm M. Donahue--$344,000.

    Upon completion of the merger, AFC Cable will pay a $50,000 bonus to each of Mr. Santoro and Mr. Donahue in recognition of their services to AFC Cable in negotiating the arrangements with Thomas & Betts and Tyco.

EMPLOYMENT, CONSULTING AND NON-COMPETITION AGREEMENTS

    In connection with the merger, AFC Cable has entered into an employment and consulting agreement with Mr. Papitto which will become effective when the merger is consummated. Under the agreement, Mr. Papitto will be employed for a five year term as managing director, mergers and acquisitions, of AFC Cable with a salary of $360,000 per year. AFC Cable may terminate Mr. Papitto's employment at any time. If his employment is terminated, Mr. Papitto will serve as a consultant to AFC Cable in the area of strategic decision making in consideration of an annual consulting fee of $360,000 for the remainder of the five year term of the agreement. During the term of the agreement, whether Mr. Papitto is serving in an employment or consulting capacity, Mr. Papitto will be entitled to receive all benefits and participate in all plans generally available to executive personnel of AFC Cable in which Mr. Papitto currently participates, including any hospital, medical, accident, disability, life insurance, and dental coverages and any savings plans. However, Mr. Papitto will not be entitled to participate in any bonus or incentive plan or any plan providing for stock based compensation. AFC Cable will also provide Mr. Papitto during the term of the agreement with the use of an automobile of his selection and will reimburse Mr. Papitto for club membership dues in an amount not to exceed an aggregate amount of $20,000 annually. Following the term of the agreement and for the remainder of their lives, AFC Cable will provide Mr. Papitto and his wife with hospital, medical and dental coverages comparable to those provided by AFC Cable to its senior executives. AFC Cable has agreed to indemnify Mr. Papitto, on an after-tax basis, in the event that any payments to him under his employment or consulting arrangements result in "excess parachute payments" subject to taxes under Section 4999 of the U.S. Internal Revenue Code, although the parties believe that these surtaxes should not apply.

    The agreement also provides that for the five-year period following the merger Mr. Papitto will be prohibited from: (1) disclosing confidential information of AFC Cable; (2) competing against AFC Cable; or (3) soliciting any customers or employees of AFC Cable. In return, Tyco will pay to Mr. Papitto an aggregate of $8,000,000. The non-competition provisions will remain binding on Mr. Papitto for the five-year period irrespective of whether his employment or consulting services are terminated for any reason.

    The above summary of Mr. Papitto's employment, consulting and noncompete arrangements is qualified in its entirety by reference to the text of the agreement, which is attached to this document as Annex C and which is incorporated by reference in this document.

    In connection with the merger, AFC Cable has entered into non-competition agreements with each of Messrs. Wheeler and Keller. These agreements provide that for the five-year period following the merger Messrs. Wheeler and Keller will be prohibited from: (1) disclosing confidential information of

AFC Cable; (2) competing against AFC Cable in the armored cable business; or (3) soliciting any customers or employees of AFC Cable. In consideration of these restrictions, AFC Cable will pay $1,200,000 to Mr. Wheeler and $330,000 to Mr. Keller. The non-competition agreements are binding on Messrs. Wheeler and Keller for the five-year period irrespective of whether their employment is terminated for any reason.

DIRECTORS' AND OFFICERS' INSURANCE; INDEMNIFICATION OF AFC CABLE DIRECTORS AND
  OFFICERS

    The merger agreement provides that for six years after the merger, Tyco (NV) will indemnify and hold harmless the present and former officers and directors of AFC Cable against all costs or expenses in connection with any claim or investigation (1) arising out of or pertaining to the transactions contemplated by the merger agreement or (2) in respect of acts or omissions occurring at or prior to the merger, in each case to the fullest extent permitted by Delaware law, any other applicable laws or to the fullest extent provided under AFC Cable's charter and bylaws or any applicable contract or agreement as in effect on August 31, 1999, provided, however, that the indemnification will be subject to any limitation imposed from time to time under applicable law. The merger agreement also provides that, for a period of six years after the merger, Tyco
(NV) will provide, or will cause AFC Cable to provide, officers' and directors' liability insurance in respect of acts or omissions occurring prior to the merger covering each present or former officer or director of AFC Cable currently covered by AFC Cable's officers' and directors' liability insurance policy. The terms and amount of such coverage will be no less favorable than those of the policy in effect on August 31, 1999. AFC Cable, however, will not be obligated to pay annual premiums in excess of 200% of the amount that AFC Cable paid for its fiscal year ending December 31, 1998. If the premium for the above coverage would exceed this amount, then Tyco (NV) or AFC Cable is obligated only to purchase a policy with the greatest coverage available for that amount.

MATERIAL U.S. FEDERAL INCOME TAX AND BERMUDA TAX CONSEQUENCES

U.S. FEDERAL INCOME TAX CONSEQUENCES

    The following discussion is a summary of the material U.S. federal income tax consequences of the exchange of AFC Cable common stock for Tyco common shares in the merger and the ownership of Tyco common shares. The discussion which follows is based on the U.S. Internal Revenue Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements and judicial decisions as of the date hereof, all of which are subject to change, possibly with retroactive effect.

    The discussion below, except where specifically noted, does not address the effects of any state, local or non-United States tax laws. In addition, the discussion below relates to persons who hold AFC Cable common stock and will hold Tyco common shares as capital assets. The tax treatment of an AFC Cable stockholder may vary depending upon such shareholder's particular situation, and certain shareholders may be subject to special rules not discussed below. Such shareholders would include, for example, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, shareholders who hold their AFC Cable stock as a part of a straddle or conversion transaction and individuals who received AFC Cable common stock pursuant to the exercise of employee stock options or similar derivative securities or otherwise as compensation. In addition, this discussion does not address the tax consequences to any AFC Cable stockholder who will own 5% or more of either the total voting power or the total value of the outstanding Tyco common shares after the merger, determined after there is taken into account ownership under the applicable attribution rules of the U.S. Internal Revenue Code, or non-U.S. Holders, defined below, who have held more than 5% of the AFC Cable common stock at any time within the five-year period ending at the consummation of the merger.

    As used in this section, a "U.S. Holder" means a holder of AFC Cable common stock who exchanges AFC Cable common stock for Tyco common shares and who is, for U.S. federal income tax purposes:

    - a citizen or resident of the U.S.;

    - a corporation, partnership, or other entity so classified, created or organized in or under the laws of the U.S. or any political subdivision thereof;

    - an estate whose income is subject to U.S. federal income tax regardless of its source; or

    - a trust if, in general, a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions.

    As used in this section, a non-U.S. Holder is a holder of AFC Cable common stock who exchanges AFC Cable common stock for Tyco common shares and who is not a U.S. Holder.

CONSEQUENCES OF THE MERGER

    Subject to the qualifications described herein, in the opinion of PricewaterhouseCoopers LLP and Ropes and Gray, the material U.S. federal income tax consequences that will result from the merger are as follows:

    1.  The merger will constitute a reorganization within the meaning of
       Section 368 of the U.S. Internal Revenue Code.

    2. An AFC Cable stockholder, other than an AFC Cable stockholder that is a "5% transferee shareholder" within the meaning of U.S. Treasury Regulation 1.367(a)-3, will not recognize any income, gain or loss as a result of the receipt of Tyco common shares in exchange for AFC Cable common stock pursuant to the merger, except for cash received in lieu of a fractional Tyco common share.

    3. The tax basis to an AFC Cable stockholder of the Tyco common shares received in exchange for AFC Cable common stock pursuant to the merger, including any fractional share interest in Tyco common shares for which cash is received, will equal such AFC Cable stockholder's tax basis in the AFC Cable common stock surrendered in exchange therefor.

    4. The holding period of an AFC Cable stockholder for the Tyco common shares received pursuant to the merger will include the holding period of the AFC Cable common stock surrendered in exchange therefor.

    5. An AFC Cable stockholder who is a U.S. Holder and who receives cash in lieu of a fractional share interest in Tyco common shares pursuant to the merger will be treated as having received such cash in exchange for such fractional share interest and generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and the basis of the AFC Cable stock allocable to such fractional share. Non-U.S. Holders who receive cash in lieu of a fractional share interest in Tyco common shares will not be subject to United States income or withholding tax except as set forth in paragraph 3.b below.

    6. No income, gain or loss will be recognized by Tyco, Tyco (NV), Tyco Acquisition Corp. XXII or AFC Cable as a result of the transfer to AFC Cable stockholders of the Tyco common shares provided by Tyco to Tyco
       (NV) pursuant to the merger.

Consummation of the merger is conditioned upon the receipt of opinions to this effect, which will be rendered as of the consummation of the merger. If delivery of such opinions is waived notwithstanding a material change in the tax consequences of the merger, AFC Cable and Tyco will recirculate and resolicit this document. Such opinions are and will be based on facts existing as of the date hereof and as of the consummation of the merger and on certain factual assumptions and representations made by Tyco, Tyco (NV), Tyco Acquisition Corp. XXII and AFC Cable. Such factual assumptions and representations, if incorrect in certain respects, could jeopardize the conclusions reached in the opinions. Such opinions are not binding on the Internal Revenue Service or the courts.

TRANSFER TAXES

    In the event that any state or local transfer taxes are imposed on AFC Cable stockholders as a result of the merger, AFC Cable will pay all such transfer taxes, if any, directly to state and local taxing authorities on behalf of all AFC Cable stockholders. Any such payments by AFC Cable made on behalf of the AFC Cable stockholders may result in dividend income to each AFC Cable stockholder on behalf of whom such payment is made. The amount of such dividend income attributable to each share of AFC Cable common stock cannot be calculated at this time, but is not expected to be material.

OWNERSHIP OF TYCO COMMON SHARES

U.S. HOLDERS

    DISTRIBUTIONS

    Distributions made to U.S. Holders of Tyco common shares will be treated as dividends and taxable as ordinary income to the extent that such distributions are made out of Tyco's current or accumulated earnings and profits as determined for U.S. federal income tax purposes, with any excess being treated as a tax-free return of capital which reduces such U.S. Holder's tax basis in the Tyco common shares to the extent thereof, and thereafter as capital gain from the sale or exchange of property. The U.S. federal income tax treatment described in the immediately preceding sentence applies whether or not such distributions are treated as a return of capital for non-tax purposes. Amounts taxable as dividends generally will be treated as foreign source "passive" income for foreign tax credit purposes. The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution by Tyco. U.S. Holders of Tyco common shares that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions by Tyco, because Tyco is a foreign corporation.

    DISPOSITION

    Gain or loss realized by a U.S. Holder of Tyco common shares on the sale, exchange or other taxable disposition of Tyco common shares will be subject to U.S. federal income taxation as capital gain or loss in an amount equal to the difference between the amount realized on such sale, exchange or other disposition and such U.S. Holder's adjusted tax basis in the Tyco common shares surrendered. Such gain or loss will be long term capital gain or loss if such U.S. Holder's holding period for its Tyco common shares is more than one year. Any gain or loss so realized generally will be United States source.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    Certain U.S. Holders may be subject to information reporting with respect to payments of dividends on, and the proceeds of the disposition of, Tyco common shares. U.S. Holders who are subject to information reporting and who do not provide appropriate information when requested may be subject to backup withholding at a 31% rate. U.S. Holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to distributions on, and dispositions of, Tyco common shares.

NON-U.S. HOLDERS

    DISTRIBUTIONS AND DISPOSITION

    In general, and subject to the discussion below under "Information Reporting and Backup Withholding", a non-U.S. Holder will not be subject to U.S. federal income or withholding tax on income from distributions with respect to, or gain upon the disposition of, Tyco common shares, unless either (1) the income or gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business in the U.S. or (2) in the case of gain realized by an individual non-U.S. Holder upon a disposition of Tyco common shares, the non-U.S. Holder is present in the U.S. for 183 days or more in the taxable year of the sale and certain other conditions are met.

    In the event that clause 1 in the preceding paragraph applies, such income or gain generally will be subject to regular U.S. income tax in the same manner as if such income or gain, as the case may be, were realized by a U.S. Holder. In addition, if such non-U.S. Holder is a non-U.S. corporation, such income or gain may be subject to a branch profits tax at a rate of 30%, although a lower rate may be provided by an applicable income tax treaty. In the event that clause 2, but not clause 1, in the preceding paragraph applies, the gain generally will be subject to tax at a rate of 30%, or such lower rate as may be provided by an applicable income tax treaty.

    INFORMATION REPORTING AND BACKUP WITHHOLDING

    If the Tyco common shares are held by a non-U.S. Holder through a non-U.S., and non-U.S. related, broker or financial institution, information reporting and backup withholding generally would not be required with respect to distributions on and dispositions of Tyco common shares. Information reporting, and possibly backup withholding, may apply if the Tyco common shares are held by a non-U.S. Holder through a U.S., or U.S. related, broker or financial institution and the non-U.S.Holder fails to provide appropriate information. Non-U.S. holders should consult their tax advisors regarding the imposition of backup withholding and information reporting with respect to distributions on and dispositions of Tyco common shares.

BERMUDA TAX CONSEQUENCES

    In the opinion of Appleby, Spurling & Kempe, attorneys in Bermuda for Tyco, there will be no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of an exchange of Tyco common shares for AFC Cable common stock pursuant to the merger. In addition, as of the date hereof, there is no Bermuda income, corporation or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable in respect of capital gains realized on a disposition of Tyco common shares or in respect of distributions by Tyco with respect to Tyco common shares. Furthermore, Tyco has received from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act of 1966 an undertaking that, in the event of there being enacted in Bermuda any legislation imposing any tax computed on profits or income, including any dividend or capital gains withholding tax, or computed on any capital assets, gain or appreciation or any tax in the nature of an estate or inheritance tax or duty, the imposition of such tax shall not be applicable to Tyco or any of its operations, nor to its common shares nor to obligations of Tyco until the year 2016. This undertaking applies to Tyco common shares. It does not, however, prevent the application of Bermuda taxes to persons ordinarily resident in Bermuda.

    THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR LISTING OF ALL POTENTIAL TAX EFFECTS RELEVANT TO A DECISION WHETHER TO VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. AFC CABLE STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES TAX CONSEQUENCES OF THE MERGER TO THEM.

ANTICIPATED ACCOUNTING TREATMENT

    The merger will be treated as a purchase for accounting and financial reporting purposes. Under this method of accounting, the assets and liabilities of AFC Cable will be recorded on Tyco's books at their estimated fair market value with the remaining purchase price reflected as goodwill. For more information, see the notes to the Unaudited Pro Forma Combined Condensed
Financial Information beginning on page   .

CERTAIN LEGAL MATTERS

    Tyco (NV) and AFC Cable have given each other a commitment to use their reasonable best efforts to take whatever actions are required to obtain necessary regulatory approvals.

    The Hart-Scott-Rodino Antitrust Improvements Act of 1976 prohibits Tyco (NV) and AFC Cable from completing the merger until Tyco (NV), AFC Cable and Mr. Papitto furnish certain information and materials to the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and the required waiting periods have expired or have been terminated. Even after the waiting periods expire or terminate, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking divestiture of substantial assets of Tyco or AFC Cable. Neither Tyco nor AFC Cable believes that consummation of the merger will result in a violation of any applicable antitrust laws. However, there is no assurance that a challenge to the merger on antitrust grounds will not be made or, if such a challenge is made, of the result.

    Tyco and AFC Cable do not believe that any additional material governmental filings in the United States, other than the Certificate of Merger, are required with respect to the merger. In addition to the United States, Tyco and AFC Cable conduct operations in a number of countries where regulatory filings or approvals may be required in connection with the consummation of the merger. Tyco and AFC Cable believe that all such material filings and approvals have been made or obtained, or will be made or obtained, as the case may be.

U.S. FEDERAL SECURITIES LAW CONSEQUENCES

    Recipients of Tyco common shares issued in connection with the merger can freely transfer such shares under the U.S. Securities Act of 1933, except that persons who are deemed to be "affiliates", as such term is defined under the Securities Act, of AFC Cable prior to the merger may only sell shares they receive in the merger in transactions permitted by the resale provisions of Rule 145 under the Securities Act, or as otherwise permitted under the Securities Act. Individuals or entities that control, are controlled by, or are under common control with, AFC Cable, including directors and certain officers of AFC Cable, are typically considered to be affiliates.

    In general, under Rule 145, for one year following the consummation of the merger, AFC Cable affiliates will be subject to the following restrictions on the public sale of Tyco common shares acquired in the merger:

    - an AFC Cable affiliate, together with certain related persons, may sell only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act,

    - the number of shares an AFC Cable affiliate may sell, together with certain related persons and certain persons acting in concert, within any three-month period for purposes of Rule 145 may not exceed the greater of 1% of the outstanding Tyco common shares or the average weekly trading volume of such stock during the four calendar weeks preceding such sale, and

    - an AFC Cable affiliate may sell only if Tyco remains current with its informational filings with the SEC under the Exchange Act.

    After the end of one year from the consummation of the merger, an AFC Cable affiliate may sell Tyco common shares received in the merger without such manner of sale or volume limitations provided that Tyco is current with its Exchange Act informational filings and such AFC Cable affiliate is not then an affiliate of Tyco. Two years after the consummation of the merger, an affiliate of AFC Cable may sell such Tyco common shares without any restrictions so long as such affiliate had not been an affiliate of Tyco for at least three months prior to such sale.

DIVIDENDS

    Although the payment of dividends by Tyco in the future will depend on business conditions, Tyco's financial condition and earnings and other factors, Tyco expects to declare regularly scheduled dividends consistent with the practices of Tyco prior to the merger and of Former Tyco prior to Former Tyco's merger with ADT. The merger agreement restricts each of AFC Cable and Tyco from declaring, setting aside, making or paying any dividend or other distribution in respect of its capital stock during the period from the date of the merger agreement until the earlier of the termination of the merger agreement or the consummation of the merger, other than, in the case of Tyco, its regularly scheduled dividend consistent with past practices and a previously declared two-for-one stock split in the form of a stock distribution.

STOCK EXCHANGE LISTING

    It is a condition to the merger that the New York Stock Exchange authorize for listing the Tyco common shares to be delivered in connection with the merger. In addition, Tyco expects to list such shares on the London Stock Exchange and the Bermuda Stock Exchange in due course after the completion of the merger.

DISSENTERS' RIGHTS

    AFC Cable stockholders have no dissenters' rights of appraisal or other rights to demand fair value in cash for their shares by reason of the merger or other transactions contemplated by the merger agreement.

           PROVISIONS OF THE MERGER AGREEMENT AND RELATED AGREEMENTS

    This section of the document describes the material provisions of the merger agreement, Tyco's guarantee of the merger agreement and Mr. Papitto's voting agreement. This description is not complete, and stockholders are encouraged to read the full texts of these agreements which are annexed to this document. In addition, important information about the merger agreement and the merger is
provided in the previous section entitled "The Merger" beginning on page   .

                              THE MERGER AGREEMENT

EFFECTIVE TIME

    Promptly after the satisfaction or waiver of the conditions to the merger set forth in the merger agreement, AFC Cable will file a Certificate of Merger with the Secretary of State of the state of Delaware, as prescribed by Delaware law. The effect of this filing is that Tyco Acquisition Corp. XXII will merge with and into AFC Cable, and AFC Cable will become a direct wholly-owned subsidiary of Tyco (NV) and an indirect wholly-owned subsidiary of Tyco.

THE EXCHANGE RATIO; MERGER CONSIDERATION

    As a result of the merger all outstanding shares of AFC Cable common stock will be converted into Tyco common shares in accordance with the terms of the merger agreement, and all outstanding options to purchase shares of AFC Cable common stock, whether or not then vested or exercisable, will be converted into cash in accordance with the terms of the merger agreement.

    Each share of AFC Cable common stock outstanding immediately prior to the merger will, at the time of the merger, be converted into the right to receive a fraction of a Tyco common share having a value of $45.00, together with cash in lieu of fractional shares. The value, and the exchange ratio, will be based on an average share price computed by taking the average of the daily volume weighted average of the per share selling prices on the New York Stock Exchange of Tyco common shares over the five consecutive trading days ending on the fourth trading day before the AFC Cable stockholders meeting. All shares of AFC Cable common stock held by AFC Cable as treasury stock or owned by Tyco or any subsidiary of Tyco immediately prior to the merger will, at the time of the merger, be canceled and retired and no payment will be made for these shares.

BASIS OF AFC CABLE'S DETERMINATION TO FIX THE EXCHANGE RATIO

    Tyco (NV) has the right to terminate the merger agreement if the average share price is less than $91.18 (on a pre-split basis; see "Current
Developments" on page   ) and AFC Cable does not agree to fix the exchange ratio
at 0.4935 (on a pre-split basis). See "Termination of the Merger Agreement" below. The average share price will not be known until the close of trading on
           , 1999, the fourth trading day before the AFC Cable special meeting. AFC Cable has made no decision as to whether, if the average share price were less than $91.18, it would agree to fix the exchange ratio at 0.4935. In the event such decision is required to be made, the AFC Cable board would consult with its management and legal and financial advisors and take into account, consistent with its fiduciary duties, all relevant facts and circumstances that exist at such time, including:

    - the amount of the decrease in the value of Tyco common shares to be received in the merger if the exchange ratio is fixed at 0.4935;

    - general market, economic and business conditions;

    - the results of AFC Cable's continuing diligence investigation of Tyco and management's assessment of the potential benefits expected to be realized by combining the operations of AFC Cable and Tyco;

    - other opportunities available to AFC Cable;

    - whether the proposed merger continues to be in the best interests of AFC Cable; and

    - the obligation of Tyco (NV) to reimburse AFC Cable for the $16 million break-up fee paid to Thomas & Betts and to reimburse AFC Cable for up to $2 million in out-of-pocket expenses if Tyco (NV) terminates the merger agreement in these circumstances.

    Any decision of the AFC Cable board to fix the exchange ratio at 0.4935 will be made prior to the AFC Cable special meeting. Approval of the merger agreement by AFC Cable stockholders will constitute approval of such decision. AFC Cable has not considered whether it will seek a revised fairness opinion if the average share price is less than $91.18 and it elects to fix the exchange ratio at 0.4935. AFC Cable does not currently intend to resolicit proxies if it determines to proceed with the merger at a fixed exchange ratio of 0.4935.

FRACTIONAL SHARES

    In the merger, AFC Cable stockholders will be entitled to receive only whole numbers of Tyco common shares for their shares of AFC Cable common stock. If applying the exchange ratio would entitle a shareholder to receive a fraction of a Tyco common share, such shareholder will be paid cash without interest in an amount equal to the fraction of a Tyco common share that he or she is entitled multiplied by the average share price. FOR EXAMPLE, ASSUMING AN EXCHANGE RATIO OF 0.45028 AND THAT THE AVERAGE SHARE PRICE IS $99.9375, AN AFC CABLE STOCKHOLDER THAT OWNED 100 SHARES OF AFC CABLE COMMON STOCK IMMEDIATELY BEFORE THE MERGER WILL OWN 45 TYCO COMMON SHARES IMMEDIATELY AFTER THE MERGER AND RECEIVE A CHECK FOR $2.81.

TREATMENT OF AFC CABLE STOCK OPTIONS

    At the effective time of the merger, each outstanding option to purchase shares of AFC Cable common stock, whether or not then vested or exercisable, shall become the right to receive an amount in cash equal to the difference, if any, between:

    - the product of the exchange ratio and the average share price, multiplied by the number of shares of AFC Cable common stock subject to such stock option, whether or not then vested or exercisable immediately prior to the effective time; and

    - the aggregate exercise price for the AFC Cable common stock subject to such stock option immediately prior to the effective time.

    Any AFC Cable stock option as of the effective time of the merger, which has a per share exercise price equal to or greater than the product of the exchange ratio and the average share price will be cancelled.

EXCHANGE OF SHARES OF AFC CABLE COMMON STOCK

    As soon as reasonably practicable after the consummation of the merger, Tyco
(NV) will instruct ChaseMellon Shareholder Services LLC, as exchange agent, to mail to each holder of record of AFC Cable common stock a letter of transmittal and instructions as to how to surrender certificates of AFC Cable common stock in exchange for Tyco common shares and payment for any fractional shares. AFC Cable stockholders should not return stock certificates with the enclosed proxy.

    After the consummation of the merger, each certificate or other authorized evidence of ownership that previously represented shares of AFC Cable common stock will represent only the right to receive the Tyco common shares into which such AFC Cable shares were converted in the merger and the right to receive cash in lieu of fractional shares as described above.

    Holders of certificates previously representing AFC Cable common stock will not be paid dividends or distributions on the Tyco common shares and will not be paid cash in lieu of a fractional Tyco common share until such certificates are surrendered to ChaseMellon for exchange. When such certificates are surrendered, any unpaid dividends declared by Tyco after the consummation of the merger and any cash in lieu of a fractional Tyco common share will be paid without interest. For all other corporate purposes, certificates that represented shares of AFC Cable common stock prior to the consummation of the merger will represent from and after the consummation of the merger, the number of Tyco common shares and cash in respect of fractional shares into which such shares of AFC Cable common stock are actually converted in the merger.

    ChaseMellon will deliver Tyco common shares in exchange for lost, stolen or destroyed certificates if the owner of such certificates signs an affidavit of loss, theft or destruction, as appropriate. Tyco (NV) may also, in its discretion, require the holder of such lost, stolen or destroyed certificates to deliver a bond in a reasonable sum as indemnity against any claim that might be made against Tyco (NV), Tyco or ChaseMellon with respect to alleged lost, stolen or destroyed certificates.

REPRESENTATIONS AND WARRANTIES

    Tyco (NV) and AFC Cable have made various customary mutual representations and warranties in the merger agreement about themselves and their subsidiaries, as well as, in the case of Tyco (NV), Tyco and its other subsidiaries. Tyco
(NV)'s representations and warranties have been unconditionally guaranteed by Tyco. AFC Cable made additional representations and warranties to Tyco (NV) which were not reciprocal. These representations and warranties were likewise typical of sellers in a merger of this size and nature.

    The representations and warranties in the merger agreement do not survive the time of the merger.

COVENANTS

    AFC Cable has agreed and Tyco (NV) has agreed to cause Tyco not to change significantly their operations before the closing of the merger. In particular, AFC Cable has agreed, and Tyco (NV) has agreed to cause Tyco to:

    1. conduct its business in the ordinary course consistent with past practice;

    2. use reasonable efforts to preserve intact its business organizations and relationships with third parties, and

    3. use reasonable efforts to keep available the services of its present officers and employees.

In addition, AFC Cable specifically agreed, subject to limited exceptions, not to:

    1.  enter into any merger or consolidation;

    2.  acquire any material amount of stock or assets;

    3.  dispose of any significant subsidiary or any material amount of assets;
       or

    4. transfer equity securities or options or other securities convertible into or exercisable for equity securities.

NO SOLICITATION BY AFC CABLE

    AFC Cable has agreed that it will not, and will not permit any of its subsidiaries or representatives to, solicit any acquisition proposal, as described below, or negotiate with, or provide non-public information to any person who is considering making or has made an acquisition proposal. However,

AFC Cable may negotiate with, and provide non-public information to any person who makes an acquisition proposal if the AFC Cable board of directors determines that it must act on the proposal to meet its fiduciary duties. In this situation, AFC Cable is required to notify Tyco (NV) promptly after it receives an acquisition proposal and give Tyco (NV) further notice if it intends to consider the proposal.

    An acquisition proposal for these purposes is:

    - any offer or proposal for, or any indication of interest in, a merger, consolidation or other similar transaction involving AFC Cable or any of its subsidiaries, or

    - any proposal or offer to acquire, directly or indirectly, any equity interest in, any voting securities of, or a substantial portion of the assets of, AFC Cable or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

AFC CABLE BOARD OF DIRECTORS' COVENANT TO RECOMMEND

    The AFC Cable board of directors has agreed to recommend the approval and adoption of the merger agreement to AFC Cable stockholders. Nevertheless, the AFC Cable board of directors is permitted to withdraw or modify its recommendation in a manner adverse to Tyco (NV) if AFC Cable has met the requirements of the non-solicitation covenant described above under "No Solicitation" and a superior proposal, as defined below, is pending at the time the AFC Cable board of directors determines to withdraw or modify its recommendation. In addition, the decision of the AFC Cable board of directors to withdraw or modify its recommendation must be based on its fiduciary duties. AFC Cable must also give Tyco (NV) at least two days prior written notice that it intends to withdraw or modify its recommendation.

    As referenced above, a superior proposal is any bona fide, unsolicited written acquisition proposal for at least a majority of the outstanding shares of AFC Cable common stock on terms that the AFC Cable board of directors determines to be more favorable and to provide greater value to all AFC Cable stockholders than the transactions contemplated by the merger agreement, after giving effect to any revised proposal made by or on behalf of Tyco (NV) prior to the end of the two-day period referred to below under "Termination of the Merger Agreement."

REASONABLE EFFORTS COVENANT

    AFC Cable and Tyco (NV) have each agreed to use its reasonable efforts to take all actions and do all things necessary, proper or advisable under applicable laws and regulations to complete the transactions contemplated by the merger agreement. AFC Cable and Tyco (NV) have agreed to keep the other party informed of any material communication regarding the merger received from, or given to, any governmental authority and of any material communication in connection with any proceeding by a private party.

INDEMNIFICATION AND INSURANCE OF AFC CABLE DIRECTORS AND OFFICERS

    Tyco (NV) has agreed that, for six years after the merger it will, and will cause AFC Cable to indemnify the present and former officers and directors of AFC Cable against all liabilities arising from or before the merger to the fullest extent permitted by law.

    Tyco (NV) has also agreed to cause AFC Cable to provide officers' and directors' liability insurance covering acts or omissions occurring prior to the merger for each person currently covered by AFC Cable's officers' and directors' liability insurance policy. However, AFC Cable will not be obligated to pay premiums in excess of 200% of the amount AFC Cable paid for the fiscal year ending December 31, 1998.

CERTAIN OTHER COVENANTS

    The merger agreement contains additional covenants made by the parties, including covenants relating to:

    - actions to be taken so as not to jeopardize the intended tax treatment of the merger;

    - preparation and distribution of this document;

    - public announcements;

    - notification of certain matters;

    - access to information;

    - further assurances;

    - cooperation in connection with governmental filings and in obtaining any necessary consents or approvals; and

    - confidential treatment of non-public information.

    The merger agreement also contains certain covenants of Tyco (NV), including a covenant requiring Tyco (NV) to cause Tyco to use its reasonable efforts to list the Tyco common stock to be issued in connection with the merger on the New York Stock Exchange prior to the closing date.

CONDITIONS TO COMPLETION OF THE MERGER

CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER

    The obligations of AFC Cable and Tyco (NV) to complete the merger are subject to the satisfaction or waiver of several conditions, including the following:

    - the approval of the AFC Cable stockholders;

    - the absence of legal prohibitions on completion of the merger;

    - Tyco's registration statement on Form S-4 with respect to the Tyco common shares to be issued in connection with the merger not being subject or threatened to be subject to any stop order or related proceedings by the SEC; and

    - the listing on the New York Stock Exchange of the Tyco common shares to be issued in connection with the merger; and

    - AFC Cable and Tyco (NV) having received the respective written opinions of Ropes & Gray and PricewaterhouseCoopers LLP, respectively, in form and substance reasonably satisfactory to them, with respect to the tax-free nature of the merger, as specified in the merger agreement.

CONDITIONS TO THE OBLIGATIONS OF TYCO (NV)

    The obligations of Tyco (NV) and Tyco Acquisition Corp. XXII to complete the merger are further subject to all of the following additional conditions:

    - the performance in all material respects by AFC Cable of its obligations under the merger agreement;

    - the representations and warranties of AFC Cable contained in the merger agreement being true and correct in all material respects at and as of the time of the merger; and

    - the absence of (1) any legal challenge to the merger or (2) any action seeking material damages or to restrain or prohibit Tyco's ownership or operation of the business or assets of AFC Cable or the electrical and electronic component business of Tyco or to compel Tyco to dispose of any material portion of the business or assets of AFC Cable or the electrical and electronic component business of Tyco.

CONDITIONS TO THE OBLIGATIONS OF AFC CABLE

    The obligation of AFC Cable to complete the merger is further subject to all the following additional conditions:

    - performance in all material respects by each of Tyco (NV) and Tyco Acquisition Corp. XXII of its obligations under the merger agreement at or prior to the merger; and

    - the representations and warranties of Tyco (NV) contained in the merger agreement being true and correct in all material respects at and as of the time of the merger.

TERMINATION OF THE MERGER AGREEMENT

    The merger agreement may be terminated at any time prior to the merger by mutual written consent of AFC Cable and Tyco (NV), whether before or after AFC Cable stockholder approval has been obtained. In addition the merger agreement may be terminated:

    1.  by either AFC Cable or Tyco (NV) if:

       - the merger has not been completed on or before December 31, 1999, provided that the party seeking to terminate has not caused the delay of the merger by its breach of any provision of the merger agreement;

       - AFC Cable stockholders fail to approve the merger agreement; or

       - the merger is prohibited by law or by a permanent court order or injunction.

    2.  by Tyco (NV) if:

       - the AFC Cable board of directors (x) fails to recommend or withdraws or modifies in a manner adverse to Tyco (NV) its recommendation of the merger agreement, (y) recommends a superior proposal, or (z) resolves to do either of the foregoing;

       - AFC Cable enters into or resolves to enter into a definitive agreement in respect of an acquisition proposal;

       - AFC Cable breaches its obligations to call the special meeting or any of its obligations under the covenants described above under "No Solicitation by AFC Cable" or "AFC Cable Board of Directors' Covenant to Recommend";

       - any person or group, other than Tyco (NV) or any of its affiliates, acquires beneficial ownership of more than 50% of the shares of AFC Cable common stock, or is granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of that amount of shares;

       - any person or group makes a tender or exchange offer for at least 50% of the outstanding shares of AFC Cable common stock;

       - AFC Cable breaches any representation or warranty made by it in the merger agreement and fails to cure the breach within 30 days after the receipt of notice of the breach and the breach, if not cured, would result in the failure of the condition to the completion of the merger that the representations and warranties of AFC Cable be true in all material respects at the time of the merger; or

       - (x) the average share price is less than $91.18 (on a pre-split basis),
         (y) on or before the second trading day prior to the date of the AFC Cable stockholders meeting, AFC Cable has not agreed by notice to Tyco (NV) in writing to an exchange ratio equal to 0.4935 (on a pre-split basis), and (z) the AFC Cable stockholders meeting had not yet been held.

    3.  by AFC Cable if:

       - (x) the AFC Cable board of directors authorizes AFC Cable to enter into a definitive agreement concerning a superior proposal and AFC Cable notifies Tyco (NV) in writing that it intends to enter into that agreement; (y) Tyco (NV) does not make an offer within two business days after receiving the notice that the AFC Cable board of directors determines, in good faith after consultation with its financial advisors, is at least as favorable from a financial point of view to AFC Cable stockholders as the superior proposal; and (z) AFC Cable has paid Tyco (NV) the fee described below under "Expenses";

       - Tyco (NV) breaches any of its covenants or any representation or warranty made in the merger agreement and fails to cure the breach within 30 days after receipt of notice of the breach and the breach, if not cured, would result in the failure of the condition to the completion of the merger that the representations and warranties of Tyco (NV) be true in all material respects at the time of the merger.

    AFC Cable has agreed not to enter into a definitive agreement concerning a superior proposal until at least two business days after it has provided the required notice to Tyco (NV) and to notify Tyco (NV) promptly of its intention to enter into the definitive agreement changes at any time after giving the notification.

    If the merger agreement is terminated it will become void and of no effect, except for the provisions relating to expenses, governing law and jurisdiction, without liability of any party, or any stockholder, director, officer, employee, agent, consultant or representative of that party, to any other party to the merger agreement; provided that if the termination results from the willful:

    - failure of a party to fulfill a condition to the performance of the obligations of another party,

    - failure of a party to perform a covenant, or

    - breach by a party of any representation or warranty under the merger agreement,

the party will be fully liable for any and all liabilities and damages incurred or suffered by another party as a result of the failure or breach.

EXPENSES

    AFC Cable has agreed to pay Tyco $16 million if the merger agreement is terminated for any of the following reasons:

    - the approval of the merger agreement is not obtained from AFC Cable stockholders and:

       1. on or prior to the AFC Cable special meeting an acquisition proposal had been publicly proposed or disclosed, and

       2. concurrently with or within twelve months after the termination of the merger agreement, AFC Cable completes or enters into a definitive agreement for the acquisition proposal that had been disclosed or proposed;

    - for any of the reasons described under the first four clauses of paragraph 2 under "Termination of the Merger Agreement;" or

    - for the reason described above under the first clause of paragraph 3 under "Termination of the Merger Agreement".

    AFC Cable has agreed to pay an amount not to exceed $2 million for Tyco
(NV)'s and Tyco's documented, out-of-pocket costs and expenses if the merger agreement is terminated because AFC

Cable materially breached its representations or warranties, and the breach would have made any representation or warranty materially untrue at the time of the merger. Similarly, Tyco (NV) has agreed to pay an amount not to exceed $2 million for AFC Cable's documented and out-of-pocket costs and expenses if the merger agreement is terminated because Tyco (NV) materially breached its representations or warranties, and the breach would have made any representation or warranty materially untrue at the time of the merger.

    In addition, Tyco (NV) has agreed to reimburse AFC Cable for the $16 million termination fee that it paid to Thomas & Betts if the merger agreement is terminated because the average share price is less than $91.18 (on a pre-split basis) and AFC Cable has not agreed to an exchange ratio of 0.4935 (on a
pre-split basis) prior to               . Tyco (NV) has also agreed in these
circumstances to pay AFC Cable up to $2 million for AFC Cable's documented,
out-of-pocket costs and expenses. See "Termination" on page   and "The Exchange
Ratio; Merger Consideration--Basis of AFC Cable's Decision to Fix the Exchange
Ratio" on page   .

    Except as described above, all costs and expenses incurred in connection with the merger will be paid by the party incurring the costs or expenses.

AMENDMENTS; WAIVERS

    Any provision of the merger agreement may be amended or waived prior to the merger if the amendment or waiver is in writing and signed, in the case of an amendment, by AFC Cable, Tyco Acquisition Corp. XXII and Tyco (NV) or, in the case of a waiver, by the party against whom the waiver is to be effective. However, after the approval of the merger agreement by the stockholders of AFC Cable, no amendment or waiver may reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of AFC Cable. To the extent that material provisions or conditions of the merger agreement are waived or amended or the termination date is extended, Tyco (NV) and AFC Cable intend to amend this document and resolicit stockholder approval for the transaction.

                                   GUARANTEE

    Tyco has fully and unconditionally guaranteed each and every representation, warranty, covenant, agreement or other obligation of Tyco (NV) and Tyco Acquisition Corp. XXII under the merger agreement.

                                VOTING AGREEMENT

    Mr. Papitto has entered into a voting agreement with Tyco (NV) dated as of August 30, 1999. As of the date of the voting agreement, Mr. Papitto beneficially owned 1,879,907 shares of AFC Cable common stock or approximately 14.6% of the outstanding AFC Cable common stock. The following summary of the voting agreement is qualified in its entirety by reference to the complete text of the voting agreement, which is incorporated by reference into this document and attached as Annex B.

    Pursuant to the voting agreement, Mr. Papitto has agreed, among other things, to vote all shares of AFC Cable common stock owned or subsequently acquired by him to approve and adopt the merger agreement and each other action or agreement related to the merger agreement. The voting agreement provides that Mr. Papitto has revoked all previous proxies, and granted an irrevocable proxy appointing Tyco (NV) as his attorney-in-fact and proxy with full power to vote his shares in accordance with the voting agreement. The proxy granted to Tyco
(NV) by Mr. Papitto will be revoked upon termination of the voting agreement. Mr. Papitto has also agreed that he will not acquire any AFC Cable common stock on or after the date of the voting agreement by exercise of any option, warrant or right to acquire AFC Cable common stock unless prior to the acquisition, he executes and delivers to Tyco (NV) an agreement stating that he agrees to be bound by the terms of the voting agreement with respect to those shares. The voting agreement terminates upon termination of the merger agreement in accordance with its terms.

                   COMPARATIVE PER SHARE PRICES AND DIVIDENDS

TYCO

    Tyco common shares are listed and traded on the New York Stock Exchange, the London Stock Exchange and the Bermuda Stock Exchange. The following table sets forth the high and low sales prices per Tyco common share, as reported in the New York Stock Exchange Composite Transaction Tape, and the dividends paid on such shares, for the quarterly periods presented below. The prices per Tyco common share listed in the table for periods prior to July 2, 1997, the date of Former Tyco's merger with ADT, are for common shares of ADT. The price and dividends for the Tyco common shares have been restated to reflect the 0.48133 reverse stock split related to the ADT merger and a two-for-one stock split effected in the form of a stock dividend which was distributed October 22, 1997. In July 1999, the Tyco board declared a two-for-one stock split on its common shares. The split will be in the form of a 100 percent stock distribution payable on October 21, 1999 to shareholders of record on October 1, 1999. Per share amounts and share data within this document have not been retroactively adjusted to reflect the stock split. Although Tyco's fiscal year end is September 30, the information is presented on a calendar year basis.

                                                                                TYCO COMMON SHARES
                                                                              ----------------------    DIVIDENDS
                                                                                 HIGH        LOW      PER SHARE(1)
                                                                              ----------  ----------  -------------
1997:
  First quarter.............................................................  $  28.6965  $  22.0743           --
  Second quarter............................................................     35.4487     25.4503           --
  Third quarter.............................................................     43.0000     34.4099    $   0.025
  Fourth quarter............................................................     45.5000     34.0000        0.025
1998:
  First quarter.............................................................  $  57.4375  $  42.3750    $   0.025
  Second quarter............................................................     63.0625     51.4375        0.025
  Third quarter.............................................................     69.0000     50.0000        0.025
  Fourth quarter............................................................     79.1875     40.3125        0.025
1999:
  First Quarter.............................................................  $  79.9375  $  67.5000    $   0.025
  Second Quarter............................................................     94.8125     70.3750        0.025
  Third Quarter.............................................................
  Fourth Quarter (through            , 1999)................................

- ------------------------

(1) Tyco has paid a quarterly cash dividend of $0.025 per common share since July 2, 1997, the date of the Former Tyco/ADT merger. ADT had not paid any dividends on its common shares since 1992. Prior to the merger with ADT, Former Tyco paid a quarterly cash dividend of $0.025 per share of common stock since January 1992.

    See "Comparative Market Value Information" on page   for recent Tyco common
share price information. Shareholders are urged to obtain current market quotations. See also "Risk Factors--AFC Cable stockholders could end up with less than $45.00 worth of Tyco stock per share of AFC Cable common stock" on
page   .

    Under the terms of the merger agreement, other than in respect of its regularly scheduled quarterly dividend of $0.025 per Tyco common share and its previously declared two-for-one stock split in the form of a stock distribution, Tyco is not permitted to declare, set aside, make or pay any dividend or distribution in respect of its capital stock from the date of the merger agreement until the earlier of the termination of the merger agreement and the consummation of the merger. The payment of dividends by Tyco in the future will be determined by the Tyco board and will depend on business conditions, Tyco's financial condition and earnings and other factors.

AFC CABLE

    AFC Cable common stock is listed and traded on the National Market System of the Nasdaq Stock Market. The following table sets forth the high and low sales prices per share of AFC Cable common stock as reported on the Nasdaq National Market for the quarterly calendar periods presented below. Since its initial public offering, AFC Cable has not paid a cash dividend on its common stock.

                                                                                       AFC CABLE COMMON STOCK
                                                                                -------------------------------------
                                                                                   HIGH        LOW        DIVIDENDS
                                                                                ----------  ----------  -------------
1997:
  First quarter...............................................................  $  21.8000  $  14.3000           --
  Second quarter..............................................................     23.2000     15.2000           --
  Third quarter...............................................................     29.2000     20.8000           --
  Fourth quarter..............................................................     31.8750     21.0000           --
1998:
  First quarter...............................................................  $  40.1250  $  27.0000           --
  Second quarter..............................................................     40.2500     31.6875           --
  Third quarter...............................................................     38.3750     19.2500           --
  Fourth quarter..............................................................     36.5000     21.7500           --
1999:
  First Quarter...............................................................  $  36.4375  $  29.1250           --
  Second Quarter..............................................................     38.1250     28.1250           --
  Third Quarter...............................................................                                   --
  Fourth Quarter (through            , 1999)..................................

    See "Comparative Market Value Information" on page   for recent AFC Cable
common stock price information. Stockholders are urged to obtain current market quotations.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

    The merger is to be accounted for in accordance with the purchase method of accounting pursuant to APB Opinion No. 16. Accordingly, the accompanying unaudited pro forma combined condensed financial information gives effect to the transaction in accordance with the purchase method of accounting. Pursuant to Rule 11-02 of Regulation S-X, the unaudited pro forma combined condensed financial information excludes the results of extraordinary items.

    The unaudited pro forma combined condensed financial information should be read in conjunction with:

    1. Tyco's audited September 30, 1998 consolidated financial statements, including the accounting policies and notes thereto included in Tyco's Current Report on Form 8-K filed on June 3, 1999, and Tyco's unaudited consolidated financial statements and notes thereto included in Tyco's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

    2. AFC Cable's audited consolidated financial statements, including the notes thereto, included in its Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and AFC Cable's unaudited consolidated financial statements and notes thereto included in its Quarterly Reports on Form 10-Q for the quarters ended April 3, 1999 and July 3, 1999.

    The following unaudited pro forma combined condensed financial information sets forth the results of operations for the fiscal year ended September 30, 1998 and the nine months ended June 30, 1999, as if the merger had occurred at the beginning of fiscal 1998, and the financial position as of June 30, 1999 as if the merger had occurred as of that date. AFC Cable has a December 31 fiscal year end, which differs from Tyco's September 30 fiscal year end. The unaudited pro forma combined condensed statements of continuing operations for the fiscal year ended September 30, 1998 and the nine months ended June 30, 1999 include the historical results of operations for AFC Cable for the fiscal year ended December 31, 1998 and the nine months ended June 30, 1999, respectively. The unaudited pro forma combined balance sheet includes the financial position of AFC Cable at June 30, 1999.

    The unaudited pro forma combined condensed financial information has been prepared in accordance with generally accepted accounting principles in the United States. These principles require management to make extensive use of estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The unaudited pro forma combined condensed results of operations are not necessarily indicative of future operating results.

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS
      OF CONTINUING OPERATIONS FOR THE NINE MONTHS ENDED JUNE 30, 1999(1)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                          PRO FORMA     PRO FORMA
                                                                 TYCO       AFC CABLE    ADJUSTMENTS    COMBINED
                                                              -----------  -----------  -------------  -----------
Net sales...................................................  $  16,272.0   $   221.3     $      --    $  16,493.3
Cost of sales...............................................    (10,562.1)     (150.0)           --      (10,712.1)
Selling, general and administrative expenses................     (3,240.6)      (39.8)         (7.5)(8)    (3,287.9)
Merger, restructuring and other non-recurring charges(6)....     (1,182.8)         --            --       (1,182.8)
Charges for the impairment of long-lived assets(6)..........       (335.0)         --            --         (335.0)
                                                              -----------  -----------        -----    -----------
Operating income............................................        951.5        31.5          (7.5)         975.5
Interest expense, net.......................................       (346.5)       (1.1)          1.7(3)      (345.9)
Other income, net...........................................           --         4.4          (1.7)(3)         2.7
                                                              -----------  -----------        -----    -----------
Income from continuing operations before income taxes.......        605.0        34.8          (7.5)         632.3
Income taxes................................................       (356.7)      (13.7)           --         (370.4)
                                                              -----------  -----------        -----    -----------
Income from continuing operations...........................  $     248.3   $    21.1     $    (7.5)   $     261.9
                                                              -----------  -----------        -----    -----------
                                                              -----------  -----------        -----    -----------
Income from continuing operations per common share(2):
    Basic...................................................  $      0.30   $    1.66                  $      0.32
                                                              -----------  -----------                 -----------
                                                              -----------  -----------                 -----------
    Diluted(4)..............................................  $      0.30   $    1.62                  $      0.32
                                                              -----------  -----------                 -----------
                                                              -----------  -----------                 -----------
Weighted average number of common shares(2):
    Basic...................................................        815.5        12.7                        821.3
                                                              -----------  -----------                 -----------
                                                              -----------  -----------                 -----------
    Diluted(4)..............................................        832.8        13.1                        838.6
                                                              -----------  -----------                 -----------
                                                              -----------  -----------                 -----------

   See accompanying notes to unaudited pro forma combined condensed financial information.

               UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS
       OF CONTINUING OPERATIONS FOR THE YEAR ENDED SEPTEMBER 30, 1998(1)
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                                          PRO FORMA     PRO FORMA
                                                                 TYCO       AFC CABLE    ADJUSTMENTS    COMBINED
                                                              -----------  -----------  -------------  -----------
Net sales...................................................  $  19,061.7   $   272.8     $      --    $  19,334.5
Cost of sales...............................................    (12,694.8)     (188.1)           --      (12,882.9)
Selling, general and administrative expenses................     (4,161.9)      (46.8)        (10.1)(8)    (4,218.8)
Merger, restructuring and other non-recurring charges(7)....       (256.9)         --            --         (256.9)
                                                              -----------  -----------       ------    -----------
Operating income............................................      1,948.1        37.9         (10.1)       1,975.9
Interest income.............................................         62.6          --           2.0(3)        64.6
Interest expense............................................       (307.9)       (0.8)           --         (308.7)
Other income, net...........................................           --         4.4          (2.0)(3)         2.4
                                                              -----------  -----------       ------    -----------
Income from continuing operations before income taxes.......      1,702.8        41.5         (10.1)       1,734.2
Income taxes................................................       (534.2)      (16.3)           --         (550.5)
                                                              -----------  -----------       ------    -----------
Income from continuing operations...........................  $   1,168.6   $    25.2     $   (10.1)   $   1,183.7
                                                              -----------  -----------       ------    -----------
                                                              -----------  -----------       ------    -----------
Income from continuing operations per common share(2):
    Basic...................................................  $      1.48   $    2.07                  $      1.48
                                                              -----------  -----------                 -----------
                                                              -----------  -----------                 -----------
    Diluted(4)..............................................  $      1.45   $    2.00                  $      1.46
                                                              -----------  -----------                 -----------
                                                              -----------  -----------                 -----------
Weighted average number of common shares(2):
    Basic...................................................        791.7        12.2                        797.5
                                                              -----------  -----------                 -----------
                                                              -----------  -----------                 -----------
    Diluted(4)..............................................        812.4        12.6                        818.2
                                                              -----------  -----------                 -----------
                                                              -----------  -----------                 -----------

   See accompanying notes to unaudited pro forma combined condensed financial information.

   UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS AT JUNE 30, 1999(1)
                                 (IN MILLIONS)

                                                                                          PRO FORMA   PRO FORMA
                                                                   TYCO      AFC CABLE   ADJUSTMENTS   COMBINED
                                                                ----------  -----------  -----------  ----------

                                                     ASSETS
Current assets:
Cash and cash equivalents.....................................  $  1,625.2   $     1.9    $      --   $  1,627.1
Securities available for sale.................................          --        75.9           --         75.9
Accounts receivable, net......................................     4,046.9        48.0           --      4,094.9
Contracts in process..........................................       556.7          --           --        556.7
Inventories...................................................     2,793.3        44.7           --      2,838.0
Deferred income taxes.........................................       897.7         2.8           --        900.5
Prepaid expenses and other current assets.....................       601.7         3.6           --        605.3
                                                                ----------  -----------  -----------  ----------
        Total current assets..................................    10,521.5       176.9           --     10,698.4
                                                                ----------  -----------  -----------  ----------
Property, plant and equipment, net............................     6,613.1        48.8           --      6,661.9
Goodwill and other intangibles, net...........................     9,397.9        33.8        402.1(9)    9,833.8
Long-term investments.........................................       229.5          --           --        229.5
Deferred income taxes.........................................       508.9          --           --        508.9
Other assets..................................................       754.9         2.3           --        757.2
                                                                ----------  -----------  -----------  ----------
        Total assets..........................................  $ 28,025.8   $   261.8    $   402.1   $ 28,689.7
                                                                ----------  -----------  -----------  ----------
                                                                ----------  -----------  -----------  ----------

                                      LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Loans payable and current portion of long-term debt...........  $    658.9   $    15.4    $      --   $    674.3
Accounts payable..............................................     2,196.0        18.5           --      2,214.5
Accrued expenses and other current liabilities................     3,354.7         9.5         25.0 (10    3,389.2
Contracts in process-billings in excess of cost...............       821.6          --           --        821.6
Deferred revenue..............................................       263.8          --           --        263.8
Income taxes payable..........................................     1,084.1          --           --      1,084.1
Deferred income taxes.........................................        42.1          --           --         42.1
                                                                ----------  -----------  -----------  ----------
        Total current liabilities.............................     8,421.2        43.4         25.0      8,489.6
                                                                ----------  -----------  -----------  ----------
Long-term debt................................................     8,293.0        12.5           --      8,305.5
Other long-term liabilities...................................     1,091.9         2.4           --      1,094.3
Deferred income taxes.........................................       166.9         2.7           --        169.6
                                                                ----------  -----------  -----------  ----------
        Total liabilities.....................................    17,973.0        61.0         25.0     18,059.0
                                                                ----------  -----------  -----------  ----------
Retained earnings.............................................     3,194.4        82.4        (82.4) 12)    3,194.4
Other shareholders' equity....................................     6,858.4       118.4        577.9 (11    7,436.3
                                                                                             (118.4) 12)
                                                                ----------  -----------  -----------  ----------
        Total shareholders' equity............................    10,052.8       200.8        377.1     10,630.7
                                                                ----------  -----------  -----------  ----------
        Total liabilities and shareholders' equity............  $ 28,025.8   $   261.8    $   402.1   $ 28,689.7
                                                                ----------  -----------  -----------  ----------
                                                                ----------  -----------  -----------  ----------

   See accompanying notes to unaudited pro forma combined condensed financial information.

                          NOTES TO UNAUDITED PRO FORMA

                    COMBINED CONDENSED FINANCIAL INFORMATION

 (1) AFC Cable has a December 31 fiscal year end, which differs from Tyco's September 30 fiscal year end. The unaudited pro forma results of operations for the fiscal year ended September 30, 1998 and the nine months ended June 30, 1999 include the historical results of AFC Cable for the fiscal year ended December 31, 1998 and the nine months ended June 30, 1999, respectively. The unaudited pro forma balance sheet includes the financial position of AFC Cable at June 30, 1999.

 (2) The unaudited pro forma combined per share amounts are based on the pro forma combined weighted average number of common shares which equals Tyco's weighted average number of common shares outstanding for the period plus the total number of Tyco common shares that will be delivered to AFC Cable stockholders in the merger. For this purpose, the number of outstanding shares of AFC Cable was assumed to be the 12,842,132 shares outstanding on August 30, 1999 and the exchange ratio was assumed to be 0.45028. This ratio corresponds to a Tyco average share price of $99.9375. Significant changes in Tyco's share price could cause the actual exchange ratio to be more or less than 0.45028 and result in different pro forma combined per share amounts. However, small fluctuations in Tyco's share price do not result in a change to per share amounts. For example, based upon either an average share price of $95.00 (exchange ratio of 0.47368) or $105.00 (exchange ratio of 0.42857), the pro forma combined income per common share on a diluted basis would remain $0.32 for the nine months ended June 30, 1999 and $1.46 for the year ended September 30, 1998.

 (3) Certain reclassifications, none of which affects income from continuing operations, have been made to the AFC Cable statements of operations in the unaudited pro forma combined condensed statements of continuing operations to classify interest income on a consistent basis.

 (4) Diluted income per common share from continuing operations for Tyco, after adding Liquid Yield Option Notes ("LYONs") discount amortization, was based on adjusted income from continuing operations available to common shareholders of $251.7 million for the nine months ended June 30, 1999 and $1,175.8 million for the year ended September 30, 1998.

 (5) There were no material transactions between Tyco and AFC Cable during any of the periods presented.

 (6) During the nine months ended June 30, 1999 Tyco recorded charges of $1.26 billion for merger, restructuring and other non-recurring charges, of which $78.9 million is included in cost of sales, and $335.0 million for the impairment of long-lived assets primarily related to the mergers with US Surgical and AMP and costs associated with AMP's profit improvement plan.

 (7) During the fiscal year ended September 30, 1998, Tyco recorded charges of $80.5 million primarily related to costs to exit certain businesses in US Surgical's operations and restructuring charges of $12.0 million related to the operations of US Surgical. In addition, Tyco recorded restructuring charges of $185.8 million in connection with AMP's profit improvement plan and a credit of $21.4 million to restructuring charges representing a revision of estimates related to AMP's 1996 restructuring activities.

 (8) The allocation of the purchase price to the fair value of assets and liabilities of AFC Cable has not yet been determined. Therefore, for purposes of the unaudited pro forma combined condensed financial information, the excess of the purchase price over the book value of net assets acquired of AFC Cable is being recorded as goodwill, which is amortized over a period of 40 years to selling, general and administrative expenses.

                          NOTES TO UNAUDITED PRO FORMA

 (9) Excess of the purchase price over the net assets acquired of AFC Cable. See
     (8) above for further discussion.

(10) Increase in accrued expenses for direct transaction costs incurred related to the merger.

(11) Increase in shareholders' equity for shares to be issued in the merger based on 12,842,132 AFC Cable common shares outstanding on August 30, 1999 multiplied by 0.45028 multiplied by $99.9375, the closing price of Tyco common shares on August 30, 1999.

(12) Elimination of AFC Cable's equity accounts.

(13) Accrued purchase liabilities, inventory valuation adjustments and property, plant and equipment write-downs are expected to be recorded in connection with the merger with AFC Cable, but such amounts are not determinable at this time.

                      COMPARISON OF RIGHTS OF STOCKHOLDERS
                     OF AFC CABLE AND SHAREHOLDERS OF TYCO

    AFC Cable is a Delaware corporation, and the rights of AFC Cable's stockholders are governed by AFC Cable's Certificate of Incorporation and Bylaws and by Delaware law. Upon the consummation of the merger, stockholders of AFC Cable will become shareholders of Tyco and their rights will be governed by Tyco's Memorandum of Association and Bye-laws and by Bermuda law.

    The following is a summary comparison of the material differences between the rights of an AFC Cable stockholder and a Tyco shareholder arising from the differences between the corporate laws of Delaware and of Bermuda and the governing instruments of the two companies. The summary is not a complete description of those laws or governing instruments.

    Copies of Tyco's Memorandum of Association and Bye-laws and AFC Cable's Certificate of Incorporation and Bylaws have been filed with the SEC and will be sent to holders of AFC Cable common stock upon request. See "Where You Can Find More Information" on page i.

               DELAWARE LAW AND CURRENT                                BERMUDA LAW AND CURRENT
           GOVERNING DOCUMENTS OF AFC CABLE                          GOVERNING DOCUMENTS OF TYCO
- ------------------------------------------------------  ------------------------------------------------------
                                       SPECIAL MEETINGS OF SHAREHOLDERS
- -  AFC Cable stockholders may not call a special        -  Tyco shareholders holding at least 10% of the
   meeting of stockholders.                                paid-up capital of Tyco may require Tyco to call a
                                                           special meeting.
                                                    QUORUM
- -  The presence, in person or by proxy, of the holders  -  The presence, in person or by proxy, of any two
   of a majority of the stock entitled to vote at a        Tyco shareholders at a shareholders meeting will
   stockholders meeting constitutes a quorum for all       generally constitute a quorum.
   purposes.
                                                VOTING RIGHTS
- -  Each share of common stock is entitled to one vote   -  Any proposal at a general meeting may be decided by
   on all matters submitted to AFC Cable stockholders.     a show of hands of the shareholders present in
                                                           person unless a poll is demanded. Where a poll has
                                                           been demanded, shareholders are entitled to one
                                                           vote for each common share held by the shareholder.
                                                        -  The Tyco Bye-laws provide that a Tyco shareholder
                                                           will lose voting rights:
                                                            (1) for the period the shareholder fails to comply
                                                                with a notice from Tyco requesting specified
                                                                information regarding such person's interest
                                                                in Tyco shares, plus an additional ninety
                                                                days;
                                                            (2) if such shareholder fails after notice by Tyco
                                                                to make a takeover offer in accordance with
                                                                the City Code on Takeovers and Mergers of the
                                                                United Kingdom as applied by or in accordance
                                                                with the Tyco Bye-laws;
                                                            (3) upon notice by the directors, for a period of
                                                                180 days if such shareholder acquires three
                                                                percent or more of the

               DELAWARE LAW AND CURRENT                                BERMUDA LAW AND CURRENT
           GOVERNING DOCUMENTS OF AFC CABLE                          GOVERNING DOCUMENTS OF TYCO
- ------------------------------------------------------  ------------------------------------------------------
                                                                issued share capital of any class of Tyco
                                                                shares and fails to notify Tyco of such
                                                                acquisition within two days; or
                                                            (4) upon notice by the directors, for a period of
                                                                180 days if such shareholder holds three
                                                                percent or more of the issued share capital of
                                                                any class of Tyco shares and fails to notify
                                                                Tyco of a change in the shareholder's
                                                                interests amounting to one percent or more of
                                                                the share capital of any class.
                                    SHAREHOLDER NOMINATIONS AND PROPOSALS
- -  Any AFC Cable stockholder may nominate a director    -  Any Tyco shareholder may nominate a director for
   for election or submit a stockholder proposal.          election. Under Bermuda law, only Tyco shareholders
                                                           holding not less than 1/20th of the total voting
                                                           rights or 100 or more in number may require a
                                                           proposal be submitted to an annual general meeting.
                                                        The Tyco board can waive these requirements, and the
                                                            staff of the SEC has taken the position that the
                                                            United States proxy rules may require Tyco to
                                                            include in its proxy materials proposals of
                                                            shareholders who do not satisfy these
                                                            requirements.
                                              DERIVATIVE ACTIONS
- -  AFC Cable stockholders do not have a direct and      -  Tyco shareholders may not generally initiate an
   individual right to enforce rights which could be       action for a wrongdoing to the company. In certain
   asserted by AFC Cable, but may do so only               limited circumstances, however, Tyco shareholders
   derivatively on behalf of AFC Cable.                    may proceed in a derivative action.
- -  Under Delaware law, the complaint must               -  The Bermuda courts would ordinarily follow English
    (1)  state that the plaintiff was a stockholder at     precedent, which permits a shareholder to commence
         the time of the transaction of which the                a derivative action only if:
         plaintiff complains or that the plaintiff's        (1) the act complained of is alleged to be beyond
         shares thereafter devolved on the plaintiff            the corporate power of the company or illegal;
         by operation of law, and                           (2) the act complained of is alleged to constitute
    (2)  (a) allege with particularity the efforts              a fraud against the minority shareholders by
         made by the plaintiff to obtain the action             the majority shareholders who have used their
         the plaintiff desires from the directors or            controlling position to prevent the company
        (b) state the reasons for the plaintiff's               from taking action against the wrongdoers;
        failure to obtain the action or for not making
        the effort.
    Additionally, the plaintiff must remain a               (3) an act requires approval by a greater
    stockholder through the duration of the derivative          percentage of the company's shareholders than
    suit.                                                       actually approved it; or

               DELAWARE LAW AND CURRENT                                BERMUDA LAW AND CURRENT
           GOVERNING DOCUMENTS OF AFC CABLE                          GOVERNING DOCUMENTS OF TYCO
- ------------------------------------------------------  ------------------------------------------------------
                                                            (4) there is an absolute necessity to waive the
                                                                general rule that a shareholder may not bring
                                                                a derivative action so that the company's
                                                                memorandum of association or bye-laws are not
                                                                violated.
                                                        -  Under Bermuda law, a shareholder who complains that
                                                           the affairs of a company are being or have been
                                                           conducted in a manner oppressive or prejudicial to
                                                           some of the shareholders, including himself, may
                                                           petition the court for relief, and the court has a
                                                           wide discretion to grant relief if it is satisfied
                                                           that the complaint is so justified and that:
                                                            (1) to wind up the company would unfairly
                                                                prejudice those shareholders, but
                                                            (2) the facts otherwise would justify a winding up
                                                                order on just and equitable grounds.
                                                            Traditionally, such relief has been granted in
                                                            relatively limited circumstances.
                                              BOARD OF DIRECTORS
- -  AFC Cable's Bylaws provide that the board of         -  The Tyco Bye-laws provide that the number of
   directors must have not less than one director, as      directors will be determined by the shareholders at
   determined by the AFC Cable board of directors.         a general meeting, provided that there are at least
                                                           two directors. The Tyco Bye-laws require a director
                                                           to be a shareholder.
                                                        -  Bermuda law would permit a classified board of
                                                           directors, but the Tyco Bye-laws do not provide for
                                                           one.
                                             REMOVAL OF DIRECTORS
- -  A director of AFC Cable may be removed at any time   -  A director of Tyco may be removed with or without
   but only for cause and only by the affirmative vote     cause by the shareholders or by written resolution
   of a majority of the total number of votes of the       signed by all the other directors.
   then outstanding shares of capital stock entitled
   to vote generally in the election of directors
   voting together as a single class.
                                 AMENDMENTS TO CHARTER DOCUMENTS AND BY-LAWS
- -  Under Delaware law, any amendment of the AFC Cable   -  Bermuda law provides that a company may alter its
   charter requires the affirmative vote of a majority     memorandum of association by resolution passed at a
   of the outstanding shares entitled to vote thereon.     general meeting of shareholders of which due notice
                                                           has been

               DELAWARE LAW AND CURRENT                                BERMUDA LAW AND CURRENT
           GOVERNING DOCUMENTS OF AFC CABLE                          GOVERNING DOCUMENTS OF TYCO
- ------------------------------------------------------  ------------------------------------------------------
- -  The AFC Cable bylaws provide that the AFC Cable          given and, where required, with the consent of the
   board of directors has the power to adopt, amend        Minister of Finance.
   and repeal from time to time bylaws of AFC Cable,    -  Holders of at least 20% of any class of the
   subject to the rights of stockholders to amend or       company's share capital may apply to the Bermuda
   repeal bylaws made by the AFC Cable board of            Supreme Court to annul any alteration. Upon such
   directors. The affirmative vote of a majority of        application, the alteration will not have effect
   the total number of votes of the then outstanding       until it is confirmed by the Court.
   shares of capital stock of AFC Cable entitled to     -  The Tyco Bye-laws provide that, if Tyco has two or
   vote generally in the election of directors, voting     more classes of shares, the rights attached to any
   together as a single class, is necessary for the        class of shares, unless otherwise provided by the
   adoption, amendment or repeal of bylaws by AFC          terms of such class, may be varied either by the
   Cable stockholders.                                     consent in writing of the holders of three-fourths
- -  The AFC Cable charter also provides that certain        of the shares of the class, or by a resolution
   matters related to corporate proceedings, including     passed at a separate meeting of the holders of such
   (1) regulation of procedures for submitting             class of shares by holders of three-fourths of the
   director nominations, (2) regulation of                 shares of such class voting at such separate
   stockholders meetings and (3) regulation of the         meeting. Certain procedural rules of such a
   ability of stockholders to call special meetings        separate meeting differ from the rules of a Tyco
   may be enacted by a resolution of the AFC Cable         general meeting.
   board of directors. This type of bylaw may be        -  Pursuant to Bermuda law, holders of at least 10% of
   amended or repealed upon the affirmative vote of        a class of shares in a company in which the share
   the holders of a majority of the outstanding shares     capital is divided into different classes may apply
   of capital stock of AFC Cable entitled to vote          to the Bermuda Supreme Court to annul any variation
   generally in the election of directors at any           in the rights attached to the class of shares. Upon
   regular or special meeting of the stockholders, but     such application, the variation will not have
   only if notice of the proposed amendment or repeal      effect until it is confirmed by the Court.
   was contained in the notice of the meeting.          -  The Tyco Bye-laws may only be amended by the Tyco
                                                           board and such amendment will become effective only
                                                           after confirmation by the Tyco shareholders.
                                               SHARE PURCHASES
- -  Under Delaware law, a corporation may generally      -  Generally, Tyco may repurchase its shares for
   redeem or repurchase shares of its stock if the         cancellation, provided that at least two directors
   redemption or repurchase will not impair the            swear on an affidavit confirming that such
   capital of the corporation.                             repurchases do not affect the company's solvency or
                                                           that all its creditors have consented to the
                                                           repurchases and subject to certain statutory
                                                           requirements as to the funds from which payment in
                                                           respect of such repurchase may be made.
                                                        -  A subsidiary of Tyco may also purchase Tyco shares.
                                                           Tyco shares owned by a subsidiary of Tyco may be
                                                           voted on all matters on which

               DELAWARE LAW AND CURRENT                                BERMUDA LAW AND CURRENT
           GOVERNING DOCUMENTS OF AFC CABLE                          GOVERNING DOCUMENTS OF TYCO
- ------------------------------------------------------  ------------------------------------------------------
                                                            shareholders are entitled to vote and counted for
                                                           quorum purposes.
                                                        -  Bermuda law permits Tyco to constitute and issue
                                                           preference shares which are redeemable at the
                                                           option of either of the company or the holder.

                      SALE, LEASE OR EXCHANGE OF ASSETS AND MERGERS
- -  Generally, under Delaware law, the         -  Under Bermuda law, a company's
   merger, consolidation, sale, lease or         shareholders are not generally required
   exchange of all or substantially all of       to approve a sale, lease or exchange of
   AFC Cable's assets or dissolution             all or substantially all of a company's
   requires:                                     property and assets or the acquisition of
    (1)  approval of the board of directors,     another company or its assets in a merger
    and                                           or similar transaction. However, Bermuda
    (2)  the affirmative vote of the holders           law requires shareholders to
         of a majority of the outstanding              approve certain forms of mergers
         stock entitled to vote thereon.               and reconstructions.
                                              -  A compromise or arrangement in connection
                                                 with a scheme for the reconstruction of
                                                 the company on terms which include the
                                                 transfer of all or part of the
                                                 undertaking or the property of the
                                                 company to another company requires the
                                                 approval of a majority in number
                                                 representing three-fourths in value of
                                                 the shareholders or class of
                                                 shareholders, as the case may be, present
                                                 and voting either in person or by proxy
                                                 at the meeting, and the sanction of the
                                                 Bermuda Supreme Court.
                                              -  Pursuant to Bermuda law, the amalgamation
                                                 of Tyco and one or more companies
                                                 requires the vote of three-fourths of the
                                                 shareholders of each such company present
                                                 in person or by proxy at a meeting called
                                                 for the purpose. For purposes of approval
                                                 of an amalgamation, all shares, whether
                                                 or not otherwise entitled to vote, carry
                                                 the right to vote. A separate vote of a
                                                 class of shares is required if the rights
                                                 of such class would be altered by virtue
                                                 of the amalgamation.

               DELAWARE LAW AND CURRENT                                BERMUDA LAW AND CURRENT
           GOVERNING DOCUMENTS OF AFC CABLE                          GOVERNING DOCUMENTS OF TYCO
- ------------------------------------------------------  ------------------------------------------------------
                       SHARE ACQUISITIONS, BUSINESS COMBINATIONS AND RELATED PROVISIONS

- -  AFC Cable, through its charter, has elected to       -  The Tyco Bye-laws permit the Tyco board to make
   "opt" out from the provisions of Delaware law           applicable to Tyco certain rules of the City Code
   relating to business combinations involving an          on Takeovers and Mergers issued by the Panel on
   interested stockholder. Accordingly, these              Takeovers and Mergers in the United Kingdom.
   provisions do not apply to AFC Cable.                -  The City Code on Takeovers and Mergers requires any
- -  The AFC Cable charter provides, however, that the       person or group acting in concert which acquires
   affirmative vote of the holders of not less than        shares which, together with shares previously owned
   80% of the outstanding shares of capital stock of       by it, have 30% or more of the voting power of a
   AFC Cable entitled to vote generally in the             company, to make an offer to purchase all equity
   election of directors is required for the approval      shares of the company and any of the company's
   or authorization of a merger, consolidation, sale,      voting non-equity capital shares of the type held
   exchange or other disposition (each, a "business        by such person or group. The offer price must not
   combination") of AFC Cable or its subsidiaries with     be less than the highest price paid in the
   any person that together with affiliates and            preceding 12 months for shares of the same class by
   associates beneficially owns, in the aggregate, 5%      such person or anyone in such group and must be
   or more of the voting stock of AFC Cable. However,      made in cash or include a cash alternative.
   this does not apply to any business combination if:  -  If a person or group owns 30% or more of the Tyco
   (1) the board of directors has approved a               shares, and the Tyco board determines that an offer
   memorandum of understanding; (2) the transaction is     under the City Code is not expedient or the person
   approved by the board of directors, PROVIDED a          or group is required to make such an offer but
   majority of the board of directors are Continuing       fails to do so, the Tyco board may by notice
   Directors; or (3) the business combination involves     require such a person or group to make an offer
   solely AFC Cable and a majority owned subsidiary.       which:
- -  "Continuing Director" is defined to mean directors   (1)  includes all shares of every class of share
     who were members of the board of directors of AFC       capital of Tyco, and the Tyco board may also
     Cable on April 1, 1994, and any other director          require that the offer include all securities of
     who was nominated for his or her initial term           Tyco convertible into Tyco shares;
     prior to the time that a party who beneficially    (2)  is in cash or includes a cash alternative;
     owns 5% or more of the outstanding shares of the   (3)  is made within 30 days of the Tyco board's
     voting stock (a "related person") involved in the       notice;
     proposed merger, consolidation, sale, exchange or  (4)  remains open for at least 14 days after the offer
     similar transaction became a related person, or,        becomes unconditional;
     if the transaction involves more than one related  (5)  requires payment to be made within 21 days after
     person, immediately prior to the time the first         the offer becomes unconditional; and
     of the persons became a related person.            (6)  is at a price not less than that highest price
                                                             paid in the preceding 12 months for shares of the
                                                             same class by the

               DELAWARE LAW AND CURRENT                                BERMUDA LAW AND CURRENT
           GOVERNING DOCUMENTS OF AFC CABLE                          GOVERNING DOCUMENTS OF TYCO
- ------------------------------------------------------  ------------------------------------------------------

                                                                person or any member of the group, or if the
                                                             price is unavailable or inappropriate, then at a
                                                             price fixed by the Tyco board. The purchase price
                                                             for convertible securities must be on terms the
                                                             Tyco board considers fair and reasonable.
                                                        -  The Rules Governing Substantial Acquisitions of
                                                           Shares issued by the Takeover Panel provide,
                                                           subject to certain exceptions, that a person or
                                                           group acting in concert may not acquire in a period
                                                           of seven days shares representing 10% or more of
                                                           the voting shares of a company if those shares,
                                                           when aggregated with shares of the company already
                                                           held by the person or group, would carry more than
                                                           15%, but less than 30%, of the total voting rights
                                                           of the company. The Tyco board may require
                                                           compliance with these rules and may require any
                                                           person or group to dispose of any Tyco shares
                                                           acquired in violation of these rules.
                                                        -  Under the Tyco Bye-laws, any person who acquires an
                                                           interest in three percent or more of the issued
                                                           share capital of any class of Tyco is required to
                                                           notify Tyco of that interest and of any change in
                                                           that person's interest amounting to one percent or
                                                           more of the issued capital of any class. Any such
                                                           notification must be made within two business days
                                                           after the relevant event. In determining the
                                                           percentage interest of any person for these and
                                                           similar purposes, interests of persons acting in
                                                           concert may be aggregated.

               DELAWARE LAW AND CURRENT                                BERMUDA LAW AND CURRENT
           GOVERNING DOCUMENTS OF AFC CABLE                          GOVERNING DOCUMENTS OF TYCO
- ------------------------------------------------------  ------------------------------------------------------
                                     REQUIRED PURCHASE AND SALE OF SHARES

- -  No similar provision.                                -  Pursuant to Bermuda law, where the transfer of
                                                           shares or any class of shares in a company to
                                                           another company, has, within four months after the
                                                           making of the offer in this regard by the
                                                           transferee company, been approved by the holders of
                                                           not less than 90% in value of the shares or class
                                                           of shares for which the offer was made, within two
                                                           months after the expiration of the four month
                                                           period, the transferee company may give notice to
                                                           any dissenting shareholder that it desires to
                                                           acquire his or her shares. Such transferee company
                                                           will then be entitled and bound to acquire such
                                                           shares on the terms on which shareholders that
                                                           approved such scheme or contract transferred their
                                                           shares, unless the Bermuda Supreme Court orders
                                                           otherwise upon application by the dissenting
                                                           shareholder.
                                                        -  Within one month of the transfer of 90% in value of
                                                           the transferor company's shares or class of shares
                                                           to the transferee company, or to its nominee, the
                                                           transferee company is required to notify the
                                                           holders of the remaining shares of such transfer.
                                                           Within three months of the giving of notice, any
                                                           such remaining holder of shares may require the
                                                           transferee company to acquire his or her shares on
                                                           the same terms as provided for in the scheme or
                                                           contract, or upon such terms as may be agreed, or
                                                           upon such terms as the Bermuda Supreme Court may
                                                           determine upon application of the transferee
                                                           company or the shareholder.
                                                        -  Under Bermuda law, a holder or holders of not less
                                                           than 95% of the shares or any class of shares in a
                                                           Bermuda company may give notice to the remaining
                                                           shareholders or class of shareholders of the
                                                           intention to acquire their shares, on the terms set
                                                           out in the notice. Bermuda law provides that when
                                                           such notice is given the acquiring holder or
                                                           holders shall be entitled and bound to acquire the
                                                           shares of the remaining shareholders on the terms
                                                           set out in the notice, unless the remaining
                                                           shareholders exercise statutory appraisal rights.

               DELAWARE LAW AND CURRENT                                BERMUDA LAW AND CURRENT
           GOVERNING DOCUMENTS OF AFC CABLE                          GOVERNING DOCUMENTS OF TYCO
- ------------------------------------------------------  ------------------------------------------------------
                                              DISSENTER'S RIGHTS

- -  Under Delaware law, appraisal rights may be          -  Under Bermuda law, a properly dissenting
   available in connection with statutory merger or        shareholder who did not vote in favor of an
   consolidation in certain specific situations.           amalgamation and who is not satisfied that he or
   Appraisal rights are not available under Delaware       she has been offered fair value for his or her
   law when a corporation is to be the surviving           shares may apply to the court to appraise the fair
   corporation and no vote of its stockholders is          value of his or her shares. If the court appraised
   required to approve the merger. In addition, unless     value is greater than the value received or to be
   otherwise provided in the charter, no appraisal         received in the amalgamation, the company must pay
   rights are available under Delaware law to holders      the court appraised value to the dissenting
   of shares of any class of stock which is either         shareholder within one month of the appraisal
    (a)  listed on a national securities exchange or       unless it decides to terminate the amalgamation.
         designated as a national market system         -  Bermuda law additionally provides a right of
   security on an inter-dealer quotation system by the     appraisal in respect of the situations discussed
   National Association of Securities Dealers, Inc.;       under "Required Purchase and Sale of Shares" above.
   or
    (b)  held of record by more than 2,000
         stockholders, unless those stockholders are
         required by the terms of the merger to accept
         anything other than:
        - shares of stock of the surviving
          corporation;
        - shares of stock of another corporation which
          are listed on a national securities exchange
          or designated as a national market system
          security on an inter-dealer quotation system
          by the National Association of Securities
          Dealers, Inc. or held of record by more than
          2,000 stockholders as of the effective date
          of the merger or consolidation;
        - cash in lieu of fractional shares of the
          stock; or
        - any combination of the items listed above.
- -  Appraisal rights are not available under Delaware
   law in the event of a sale, lease or exchange of
   all or substantially all of a corporation's assets
   or the adoption of an amendment to its certificate
   of

               DELAWARE LAW AND CURRENT                                BERMUDA LAW AND CURRENT
           GOVERNING DOCUMENTS OF AFC CABLE                          GOVERNING DOCUMENTS OF TYCO
- ------------------------------------------------------  ------------------------------------------------------

    incorporation, unless those rights are granted in
   the corporation's certificate of incorporation. The
   AFC Cable charter does not grant these rights.
- -  Because the Tyco common shares to be issued in
   exchange for AFC Cable common stock will be listed
   on the New York Stock Exchange, AFC Cable
   stockholders do not have dissenters' appraisal
   rights in connection with the merger.
                                          SHAREHOLDER'S RIGHTS PLAN
- -  No similar plan.                                     -  Prior to the merger of Former Tyco and ADT on July
                                                           2, 1997, ADT (now Tyco) adopted a Shareholder
                                                           Rights Plan. The plan was terminated by Tyco
                                                           effective September 30, 1999.

                                 OTHER MATTERS

    It is not expected that any matters other than those described in this document will be brought before the AFC Cable special meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with their discretion.

                                 LEGAL MATTERS

    The validity of the Tyco common shares to be issued to AFC Cable stockholders in connection with the merger will be passed upon by Appleby, Spurling & Kempe, Hamilton, Bermuda, special counsel to Tyco. Michael L. Jones, Secretary of Tyco, is a member of Appleby Spurling Kempe. Certain other legal matters in connection with the merger will be passed upon for Tyco by Kramer Levin Naftalis & Frankel LLP, New York, New York, and by Appleby, Spurling & Kempe. Joshua M. Berman, a director and vice president of Tyco, is counsel to Kramer Levin Naftalis & Frankel LLP and beneficially owns 74,090 Tyco common shares. Certain legal matters in connection with the merger will be passed upon for AFC Cable by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

    The consolidated financial statements and financial statement schedule of Tyco as of September 30, 1998 and 1997 and for the year ended September 30, 1998, the nine months ended September 30, 1997 and the year ended December 31, 1996 included in Tyco's Current Report on Form 8-K filed on June 3, 1999 and incorporated by reference in this document give retroactive effect to the mergers between Tyco International Ltd., US Surgical and AMP and have been audited by PricewaterhouseCoopers, independent accountants, as set forth in their report included therein. In its report, that firm states that with respect to certain subsidiaries its opinion is based upon the reports of other independent accountants, namely Arthur Andersen LLP (Houston), Deloitte & Touche LLP and Arthur Andersen LLP (Philadelphia). The consolidated financial statements and financial statement schedule referred to above have been incorporated herein in reliance on said reports given on the authority of such firms as experts in auditing and accounting.

    The combined financial statements of The Sherwood-Davis & Geck Group as of and for the year ended December 31, 1997 included in Tyco's Current Report on Form 8-K/A filed on May 13, 1998 and incorporated by reference in this document have been audited by Arthur Andersen LLP (Roseland), independent public accountants, as set forth in their report included therein and have been so incorporated in reliance on the report of said firm given on the authority of said firm as experts in auditing and accounting.

    The consolidated financial statements of AFC Cable at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, incorporated by reference in the proxy statement of AFC Cable which is referred to and made a part of this prospectus and registration statement of Tyco, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report incorporated by reference therein and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                          FUTURE SHAREHOLDER PROPOSALS

    AFC Cable does not currently expect to hold a 1999 Annual Meeting of stockholders because upon consummation of the merger AFC Cable will become an indirect wholly-owned subsidiary of Tyco. In the event the merger is not consummated, proposals of AFC Cable stockholders to be included in the proxy statement to be mailed to all AFC Cable stockholders entitled to vote at the 1999 Annual Meeting of AFC Cable stockholders must be received at AFC Cable's
principal executive offices not later than        , 1999.

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER
                                  DATED AS OF
                                AUGUST 31, 1999
                                     AMONG
                            AFC CABLE SYSTEMS, INC.
                          TYCO INTERNATIONAL (NV) INC.
                                      AND
                          TYCO ACQUISITION CORP. XXII
                               AND GUARANTEED BY
                            TYCO INTERNATIONAL LTD.

                               TABLE OF CONTENTS

                                  ------------

                                           ARTICLE 1
                                          DEFINITIONS

SECTION 1.01.    Definitions.........................................................        A-1

                                           ARTICLE 2
                                           THE MERGER

SECTION 2.01.    The Merger..........................................................        A-5
SECTION 2.02.    Conversion of Shares................................................        A-5
SECTION 2.03.    Surrender and Exchange..............................................        A-5
SECTION 2.04.    Stock Options.......................................................        A-6
SECTION 2.05.    Adjustments.........................................................        A-7
SECTION 2.06.    Fractional Shares...................................................        A-7
SECTION 2.07.    Withholding Rights..................................................        A-7
SECTION 2.08.    Lost Certificates...................................................        A-7

                                           ARTICLE 3
                                   THE SURVIVING CORPORATION

SECTION 3.01.    Certificate of Incorporation........................................        A-7
SECTION 3.02.    Bylaws..............................................................        A-7
SECTION 3.03.    Directors and Officers..............................................        A-8

                                           ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01.    Corporate Existence and Power.......................................        A-8
SECTION 4.02.    Corporate Authorization.............................................        A-8
SECTION 4.03.    Governmental Authorization..........................................        A-8
SECTION 4.04.    Non-Contravention...................................................        A-9
SECTION 4.05.    Capitalization......................................................        A-9
SECTION 4.06.    Subsidiaries........................................................        A-9
SECTION 4.07.    SEC Filings.........................................................       A-10
SECTION 4.08.    Financial Statements................................................       A-10
SECTION 4.09.    Registration Statement; Proxy Statement/Prospectus..................       A-10
SECTION 4.10.    Absence of Certain Changes..........................................       A-11
SECTION 4.11.    No Undisclosed Material Liabilities.................................       A-12
SECTION 4.12.    Compliance with Laws and Court Orders...............................       A-12
SECTION 4.13.    Litigation..........................................................       A-12
SECTION 4.14.    Finders' Fees.......................................................       A-13
SECTION 4.15.    Opinion of Financial Advisor........................................       A-13
SECTION 4.16.    Taxes...............................................................       A-13
SECTION 4.17.    Employee Benefit Plans..............................................       A-14
SECTION 4.18.    Environmental Matters...............................................       A-15
SECTION 4.19.    Antitakeover Statutes...............................................       A-15

SECTION 4.20.    Assets..............................................................       A-15
SECTION 4.21.    Intellectual Property...............................................       A-16
SECTION 4.22.    Non-Competition Agreements..........................................       A-16
SECTION 4.23.    Transactions with Affiliates........................................       A-16
SECTION 4.24.    Tax Treatment.......................................................       A-16

                                           ARTICLE 5
                            REPRESENTATIONS AND WARRANTIES OF PARENT

SECTION 5.01.    Corporate Existence and Power.......................................       A-16
SECTION 5.02.    Corporate Authorization.............................................       A-17
SECTION 5.03.    Governmental Authorization..........................................       A-17
SECTION 5.04.    Non-Contravention...................................................       A-17
SECTION 5.05.    Capitalization......................................................       A-18
SECTION 5.06.    Subsidiaries........................................................       A-18
SECTION 5.07.    SEC Filings.........................................................       A-19
SECTION 5.08.    Financial Statements................................................       A-19
SECTION 5.09.    Registration Statement; Proxy Statement/Prospectus..................       A-19
SECTION 5.10.    Absence of Certain Changes..........................................       A-20
SECTION 5.11.    No Undisclosed Material Liabilities.................................       A-20
SECTION 5.12.    Compliance with Laws and Court Orders...............................       A-20
SECTION 5.13.    Litigation..........................................................       A-20
SECTION 5.14.    Finders' Fees.......................................................       A-20
SECTION 5.15.    Tax Treatment.......................................................       A-21
SECTION 5.16.    Ownership of Merger Subsidiary; No Prior Activities.................       A-21

                                           ARTICLE 6
                                    COVENANTS OF THE COMPANY

SECTION 6.01.    Conduct of the Company..............................................       A-21
SECTION 6.02.    Stockholders Meeting; Board Recommendation..........................       A-22
SECTION 6.03.    No Solicitation.....................................................       A-22
SECTION 6.04.    Access to Information...............................................       A-23

                                           ARTICLE 7
                                      COVENANTS OF PARENT

SECTION 7.01.    Conduct of Tyco.....................................................       A-24
SECTION 7.02.    [Intentionally omitted].............................................       A-24
SECTION 7.03.    Obligations of Merger Subsidiary....................................       A-24
SECTION 7.04.    Director and Officer Liability......................................       A-24
SECTION 7.05.    Tyco Common Shares; Stock Exchange Listing..........................       A-25

                                           ARTICLE 8
                              COVENANTS OF PARENT AND THE COMPANY

SECTION 8.01.    Reasonable Efforts..................................................       A-25
SECTION 8.02.    Certain Filings.....................................................       A-26
SECTION 8.03.    Public Announcements................................................       A-27
SECTION 8.04.    Further Assurances..................................................       A-27
SECTION 8.05.    Notices of Certain Events...........................................       A-27

SECTION 8.06.    Tax-Free Reorganization.............................................       A-27
SECTION 8.07.    Affiliates..........................................................       A-27
SECTION 8.08.    Substantially Equivalent Benefits...................................       A-27

                                           ARTICLE 9
                                    CONDITIONS TO THE MERGER

SECTION 9.01.    Conditions to Obligations of Each Party.............................       A-28
SECTION 9.02.    Conditions to the Obligations of Parent and Merger Subsidiary.......       A-29
SECTION 9.03.    Conditions to the Obligations of the Company........................       A-29

                                           ARTICLE 10
                                          TERMINATION

SECTION 10.01.   Termination.........................................................       A-29
SECTION 10.02.   Effect of Termination...............................................       A-31

                                           ARTICLE 11
                                         MISCELLANEOUS

SECTION 11.01.   Notices.............................................................       A-32
SECTION 11.02.   Survival of Representations and Warranties..........................       A-32
SECTION 11.03.   Amendments; No Waivers..............................................       A-32
SECTION 11.04.   Expenses............................................................       A-33
SECTION 11.05.   Successors and Assigns..............................................       A-33
SECTION 11.06.   Governing Law.......................................................       A-34
SECTION 11.07.   Jurisdiction........................................................       A-34
SECTION 11.08.   Counterparts; Effectiveness.........................................       A-34
SECTION 11.09.   Entire Agreement....................................................       A-34
SECTION 11.10.   Captions............................................................       A-34
SECTION 11.11.   Severability........................................................       A-34
SECTION 11.12.   Specific Performance................................................       A-34

GUARANTEE ...........................................................................       A-36

EXHIBIT A Voting Agreement

                          AGREEMENT AND PLAN OF MERGER

    AGREEMENT AND PLAN OF MERGER dated as of August 31, 1999 among AFC Cable Systems, Inc., a Delaware corporation (the "COMPANY"), Tyco International (NV) Inc., a Nevada corporation ("PARENT"), and a direct wholly-owned subsidiary of Tyco International Ltd., a Bermuda company ("TYCO"), and Tyco Acquisition Corp. XXII, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("MERGER SUBSIDIARY").

    WHEREAS, the respective Boards of Directors of Tyco, Parent, Merger Subsidiary and the Company have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, the acquisition of the Company by Parent on the terms and conditions set forth herein;

    WHEREAS, for United States federal income tax purposes, it is intended that the Merger (as defined below) contemplated by this Agreement qualify as a "reorganization" within the meaning of Section 368 of the Code, and the rules and regulations promulgated thereunder;

    WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the Company's willingness to enter into this Agreement, Tyco has agreed fully and unconditionally to guarantee the representations, warranties, covenants, agreements and other obligations of Parent and Merger Subsidiary in this Agreement; and

    WHEREAS, as a condition and inducement to Parent entering into this Agreement and incurring the obligations set forth herein, concurrently with the execution and delivery of this Agreement, Parent is entering into a Voting Agreement with Ralph R. Papitto, a stockholder of the Company ("SELLING STOCKHOLDER"), in the form of Exhibit A hereto (the "VOTING AGREEMENT") pursuant to which, among other things, the Selling Stockholder has agreed to vote the shares of Company Common Stock owned by such Selling Stockholder in favor of this Agreement and the Merger provided for herein;

    NOW, THEREFORE, in consideration of the promises and the respective representations, warranties, covenants, and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

    SECTION 1.01. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

    "ACQUISITION PROPOSAL" means any offer or proposal for, or any indication of interest in, a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries or any proposal or offer to acquire, directly or indirectly, any equity interest in, any voting securities of, or a substantial portion of the assets of, the Company or any of its Subsidiaries, other than the transactions contemplated by this Agreement.

    "AFFILIATE" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. The terms "controlling," "controlled by" and "under common control with" mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMPANY BALANCE SHEET" means the consolidated balance sheet of the Company as of December 31, 1998 and the footnotes thereto set forth in the Company 10-K.

    "COMPANY BALANCE SHEET DATE" means July 3, 1999.

    "COMPANY COMMON STOCK" means the common stock, $0.01 par value, of the Company.

    "COMPANY 10-K" means the Company's annual report on Form 10-K for the fiscal year ended December 31, 1998.

    "DELAWARE LAW" means the General Corporation Law of the State of Delaware.

    "ENVIRONMENTAL LAWS" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials.

    "ENVIRONMENTAL PERMITS" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of the Company or any Subsidiary as currently conducted.

    "GOVERNMENTAL AUTHORITY" means any governmental or regulatory body, agency, official or authority, domestic or foreign.

    "GUARANTEE" means the unconditional guarantee of the obligations of Parent and Merger Subsidiary under this Agreement by Tyco.

    "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

    "INTELLECTUAL PROPERTY RIGHT" means any trademark, service mark, trade name, mask work, invention, patent, trade secret, copyright, know-how (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

    "LIEN" means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

    "MATERIAL ADVERSE EFFECT" means, with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole.

    "1933 ACT" means the Securities Act of 1933.

    "1934 ACT" means the Securities Exchange Act of 1934.

    "PERSON" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

    "PROXY STATEMENT/PROSPECTUS" means the proxy statement/prospectus included in the Registration Statement relating to the Company Stockholders Meeting, together with any amendments or supplements thereto.

    "REGISTRATION STATEMENT" means the Registration Statement on Form S-4 registering under the 1933 Act the Tyco Common Shares issuable in connection with the Merger.

    "SEC" means the United States Securities and Exchange Commission.

    "SUBSIDIARY" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

    "SUPERIOR PROPOSAL" means any bona fide, unsolicited written Acquisition Proposal for at least a majority of the outstanding shares of Company Common Stock on terms that the Board of Directors of the Company determines in good faith by a majority vote, on the basis of the written advice of a financial advisor of nationally recognized reputation and taking into account all the terms and conditions of the Acquisition Proposal, is more favorable to all the Company's stockholders than the transactions contemplated hereby (after giving effect to any revised proposal made by or on behalf of Parent prior to the end of the 2-day period referred to in Section 6.02(b)).

    "TYCO AVERAGE SHARE PRICE" means the average of the Daily Share Prices for the five consecutive trading days ending on the fourth trading day prior to the date of the Company Stockholders Meeting. "DAILY SHARE PRICE" for any trading day means the volume weighted average of the per share selling prices on the New York Stock Exchange of Tyco Common Shares (as reported in the New York Stock Exchange Composite Transactions Tape) for that day.

    "TYCO BALANCE SHEET" means the consolidated balance sheet of Tyco as of September 30, 1998 and the footnotes therein set forth in Tyco's Current Report on Form 8-K dated June 3, 1999.

    "TYCO BALANCE SHEET DATE" means September 30, 1998.

    "TYCO COMMON SHARES" means the common shares, US$0.20 par value, of Tyco.

    "TYCO 10-K" means Tyco's annual report on Form 10-K for the fiscal year ended September 30, 1998.

    "TAX" means any Unites States federal, state, local, non-United States or provincial income, gross receipts, property, sales, use, license, excise, franchise, withholding, employment, payroll, alternative or add-on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge imposed by any Governmental Authority, together with any interest or penalty imposed thereon.

    "TAX RETURN" means a report, return or other information (including any attached schedules or any amendments to such report, return or other information) required to be supplied to or filed with a Governmental Authority with respect to any Tax, including an information return, claim for refund, amended return or estimated Tax.

    Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

    (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                                                                                     SECTION
- ------------------------------------------------------------------------------------------------------  ----------
Affected Employees....................................................................................        8.08
Antitrust Law.........................................................................................        8.01
Certificates..........................................................................................        2.03
Closing...............................................................................................        2.01
Closing Date..........................................................................................        2.01
Company Disclosure Schedule...........................................................................   Article 4
Company Employee Plans................................................................................        4.17
Company Intellectual Property Right...................................................................        4.21
Company Recommendation................................................................................        6.02
Company SEC Documents.................................................................................        4.07
Company Stockholder Approval..........................................................................        4.02
Company Stockholders Meeting..........................................................................        4.09
Company Stock Options.................................................................................        2.04
Confidentiality Agreement.............................................................................        6.03
DOJ...................................................................................................        8.01
Effective Time........................................................................................        2.01
ERISA.................................................................................................        4.17
ERISA Affiliate.......................................................................................        4.17
Exchange Agent........................................................................................        2.03
Exchange Ratio........................................................................................        2.02
FTC...................................................................................................        8.01
GAAP..................................................................................................        4.08
T&B Agreement.........................................................................................        4.04
Indemnified Person....................................................................................        7.04
IRS...................................................................................................        4.16
ISO...................................................................................................        2.04
Merger................................................................................................        2.01
Merger Consideration..................................................................................        2.02
Representatives.......................................................................................        6.03
Significant Subsidiary................................................................................        4.06
SRP...................................................................................................        8.08
Surviving Corporation.................................................................................        2.01
Tyco SEC Documents....................................................................................        5.07
Reorganization........................................................................................        4.24

                                   ARTICLE 2
                                   THE MERGER

    SECTION 2.01. THE MERGER. (a) At the Effective Time, Merger Subsidiary shall be merged (the "MERGER") with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the "SURVIVING CORPORATION").

    (b) Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the "CLOSING") shall take place at 10:00 a.m. on a date (the "CLOSING DATE") which shall be no later than the second business day after satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article 9, at the offices of Kramer Levin Naftalis & Frankel LLP, 919 Third Avenue, New York, New York 10022, or at such other time or place as the parties may agree in writing.

    (c) Upon the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Delaware Secretary of State, or at such later time as may be specified in the certificate of merger (the "EFFECTIVE TIME").

    (d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

    SECTION 2.02. CONVERSION OF SHARES. At the Effective Time, (a) except as otherwise provided in Section 2.02(b), each share of Company Common Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive a fraction of a validly issued, fully paid and nonassessable Tyco Common Share, such fraction to be in the ratio (the "EXCHANGE RATIO") of $45.00 divided by the Tyco Average Share Price (together with the cash in lieu of fractional Tyco Common Shares as specified below, the "MERGER CONSIDERATION");

    (b) each share of Company Common Stock held by the Company as treasury stock or owned by Tyco or any of its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto; and

    (c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

    SECTION 2.03. SURRENDER AND EXCHANGE. (a) Prior to the Effective Time, Parent shall appoint an agent (the "EXCHANGE AGENT") for the purpose of exchanging certificates representing shares of Company Common Stock (the "CERTIFICATES") for the Merger Consideration. Parent will make available to the Exchange Agent, as needed, the Merger Consideration to be paid in respect of the shares of Company Common Stock. Promptly after the Effective Time (but in any event within five business days after the Effective Time), Parent will send, or will cause the Exchange Agent to send, to each holder of shares of Company Common Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent) for use in such exchange.

    (b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, the Merger Consideration in respect of the Company Common Stock represented by such Certificate together with any dividends or other distributions with a record date after the Effective Time previously paid or payable with respect to the Tyco Common Shares issued as part of the Merger Consideration, less the amount of any withholding taxes which may be required thereon and without any interest. Until so surrendered, each Certificate will be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends and subject to Section 2.03(e) and Section 2.03(f), to evidence the ownership of the number of full shares of Tyco Common Shares into which such Certificates shall have the right to be converted.

    (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the Certificate is registered, it shall be a condition to such payment that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

    (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article.

    (e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto, in respect of such shares of Company Common Stock. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any portion of the Merger Consideration, and any dividends and distributions with respect thereto, remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time (or such earlier date, immediately prior to such times when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by applicable law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

    (f) No dividends or other distributions with respect to securities of Tyco constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.06, shall be paid to the holder of any unsurrendered Certificates until such Certificates are surrendered as provided in this Section. Following such surrender, there shall be paid, without interest, to the Person in whose name the securities of Tyco have been registered, at the time of such surrender, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section
2.06 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, less the amount of any withholding taxes which may be required thereon.

    SECTION 2.04. STOCK OPTIONS. At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, each outstanding option to purchase shares of Company Common Stock (collectively, the "COMPANY STOCK OPTIONS"), whether or not then vested or exercisable, shall constitute the right to receive an amount in cash equal to the positive difference, if any, between (i) the product of the Exchange Ratio and the Tyco Average Share Price, multiplied by the number of shares of Company Common Stock subject to such Company Stock Option, whether or not then vested or exercisable, immediately prior to the Effective Time and (ii) the aggregate exercise price for the Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time. Any Company Stock Option, the per share exercise price of which as of the Effective

Time equals or exceeds the product of the Exchange Ratio and the Tyco Average Share Price shall be cancelled and be of no further force and effect as of the Effective Time.

    (b) Prior to the Effective Time, the Company shall (i) obtain any consents from holders of Company Stock Options and (ii) make any amendments to the terms of such stock option or compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.04.

    SECTION 2.05. ADJUSTMENTS. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of Company or Tyco shall occur, including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Exchange Ratio shall be appropriately adjusted.

    SECTION 2.06. FRACTIONAL SHARES. No fractional Tyco Common Shares shall be issued in the Merger. All fractional Tyco Common Shares that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the fraction of a Tyco Common Share to which such holder would otherwise have been entitled by the Tyco Average Share Price.

    SECTION 2.07. WITHHOLDING RIGHTS. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

    SECTION 2.08. LOST CERTIFICATES. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct, as indemnity against any claim that may be made against it or them with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article.

                                   ARTICLE 3
                           THE SURVIVING CORPORATION

    SECTION 3.01. CERTIFICATE OF INCORPORATION. The certificate of incorporation of the Company in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable law; PROVIDED THAT, at the Effective Time, Article IV of such certificate of incorporation shall be amended and restated in its entirety to provide that the capital stock of the Surviving Corporation shall consist of 1,000 shares of common stock, par value $0.01 per share; Article XII of such certificate of incorporation shall be amended and restated in its entirety to provide that Section 203 of the Delaware Law shall not apply to the Surviving Corporation; and Articles XIII, XIV and XV of such certificate of incorporation shall be deleted.

    SECTION 3.02. BYLAWS. The bylaws of the Company in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable law.

    SECTION 3.03. DIRECTORS AND OFFICERS. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

                                   ARTICLE 4
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company hereby represents and warrants to Parent that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 4 (the "COMPANY DISCLOSURE SCHEDULE"):

    SECTION 4.01. CORPORATE EXISTENCE AND POWER. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as currently in effect.

    SECTION 4.02. CORPORATE AUTHORIZATION. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and, except for the required approval of the Company's stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock approving the adoption of this Agreement and the transactions contemplated hereby (the "COMPANY STOCKHOLDER APPROVAL") is the only vote of the holders of any of the Company's capital stock necessary in connection with the consummation of the Merger. This Agreement constitutes a valid and binding agreement of the Company.

    (b) At a meeting duly called and held, the Company's Board of Directors has
(i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company's stockholders, (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby and (iii) unanimously resolved (subject to Section 6.02(b)) to recommend approval and adoption of this Agreement and the transactions contemplated hereby by its stockholders.

    SECTION 4.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any applicable state securities laws, (iv) compliance with the Environmental Law of any state relating to the transfer of ownership or control of property located in that state and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on the

Company or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

    SECTION 4.04. NON-CONTRAVENTION. (a) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order, or decree applicable to the Company or any of its Subsidiaries, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any Material Agreement binding upon the Company or any of its Subsidiaries or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries, PROVIDED that, for purposes of this subsection 4.04(iii), "MATERIAL AGREEMENT" shall mean any agreement identified in the Company 10-K or in any of the Company's quarterly reports on Form 10-Q or any agreement entered into since the date of the Company's latest quarterly report on Form 10-Q that would be required to be so identified in the Company's annual report on Form 10-K for the year ended December 31, 1999 or (iv) result in the creation or imposition of any Lien on any material asset of the Company or any of its Subsidiaries.

    (b) Without limiting in any way the representations set forth in Section 4.04(a), none of the negotiation, execution, delivery and performance of and by the Company of this Agreement, or the discussions with or disclosure of nonpublic information to Parent and its affiliates concerning the transactions contemplated hereby, violates or constitutes a breach, or has violated or constituted a breach, by the Company of its obligations under the Agreement and Plan of Merger, dated January 27, 1999, among the Company, Thomas & Betts Corporation, and TB Acquisition Corp., as amended through the date hereof (the "T&B AGREEMENT"), including, without limitation, Section 6.03 thereof. The T&B Agreement has been terminated in accordance with the provisions of Section 10.01(d)(i) thereof.

    SECTION 4.05. CAPITALIZATION. (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of Preferred Stock, par value $0.01 per share (the "COMPANY PREFERRED STOCK"). As of August 24, 1999, there were outstanding 12,842,132 shares of Company Common Stock, 1,056,004 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Options and 359,587 shares of Company Common Stock are reserved for future grants of Company Common Stock or options to purchase Company Common Stock under the Company's various benefit plans. There are no outstanding shares of Company Preferred Stock. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable.

    (b) Except as set forth in this Section 4.05 and except for changes since August 24, 1999 resulting from the issuance of Company Common Stock as permitted under Section 6.01(c), there are no outstanding (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) above.

    SECTION 4.06. SUBSIDIARIES. (a) Each Subsidiary of the Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Each such Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in Schedule 4.06(a), all "SIGNIFICANT SUBSIDIARIES" (as such term is defined under Rule 1-02 of Regulation S-X under the 1933 Act) of the Company and their respective jurisdictions of incorporation are identified in the Company 10-K or in a quarterly report of the Company on Form 10-Q filed with respect to any quarter of the 1999 fiscal year.

    (b) All of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Subsidiary of the Company or (ii) options or other rights to acquire from the Company or any of its Subsidiaries, or other obligation of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of the Company. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i) or (ii) above.

    SECTION 4.07. SEC FILINGS. (a) The Company has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed since December 31, 1996 (collectively, the "COMPANY SEC DOCUMENTS").

    (b) As of its filing date, each Company SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

    (c) As of its filing date, each Company SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    SECTION 4.08. FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present, in conformity with generally accepted accounting principles in the United States ("GAAP") applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

    SECTION 4.09. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. (a) The information to be supplied by the Company for inclusion or incorporation by reference in the Registration Statement will not at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) The information to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement/Prospectus to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the "COMPANY STOCKHOLDERS MEETING"), will not, on the date the Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Company Stockholders Meeting, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or shall omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading.

    (c) Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Tyco, Parent or Merger Subsidiary which is contained in or furnished in connection with the preparation of the Registration Statement or the Proxy Statement/Prospectus.

    SECTION 4.10. ABSENCE OF CERTAIN CHANGES. Since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been:

    (a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

    (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company, or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries;

    (c) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

    (d) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

    (e) any creation or other incurrence by the Company or any of its Subsidiaries of any Lien on any asset other than in the ordinary course of business consistent with past practices;

    (f) any making of any loan, advance or capital contributions to or investment in any Person other than loans, advances or capital contributions to or investments in its wholly-owned Subsidiaries in the ordinary course of business consistent with past practices;

    (g) any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

    (h) any transaction or commitment made, or any contract or agreement entered into, by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its Subsidiaries of any contract or other right, in either case, material to the Company and its Subsidiaries, taken as a whole, other than transactions and commitments in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

    (i) any material change in the accounting methods, principles or practices by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the 1934 Act;

    (j) except as set forth in Schedule 4.10(j), any (i) grant of any severance or termination pay to any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase in benefits payable under any existing severance or termination pay policies or employment agreements, (iii) entering into any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of the Company or any of its Subsidiaries, (iv) establishment, adoption or amendment (except as required by applicable law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, compensation, stock option, restricted stock or other benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries or (v) increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, other than in the ordinary course of business consistent with past practice; or

    (xi) any material labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries, which employees were not subject to a collective bargaining agreement at the Company Balance Sheet Date, or any lockouts, strikes, slowdowns, work stoppages or threats thereof by or with respect to such employees.

    SECTION 4.11. NO UNDISCLOSED MATERIAL LIABILITIES. (a) There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

        (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto or in the Company SEC Documents filed prior to the date hereof;

        (ii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and

       (iii) liabilities or obligations incurred in connection with this Agreement or disclosed in the Company Disclosure Schedule.

    (b) Schedule 4.11(b) sets forth every obligation of the Company or any of its Subsidiaries, whether accrued, contingent, absolute, determined, determinable or otherwise, for payment of additional purchase price or any other additional or contingent consideration in connection with any acquisition by the Company or any of its Subsidiaries.

    SECTION 4.12. COMPLIANCE WITH LAWS AND COURT ORDERS. The Company and each of its Subsidiaries is and at all times since December 31, 1996 has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for matters that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

    SECTION 4.13. LITIGATION. Except as set forth in the Company SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any Person for whom the Company or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or any governmental body, agency or official, domestic or foreign, that, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that, as of the date hereof, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

    SECTION 4.14. FINDERS' FEES. Except for NationsBanc Montgomery Securities and The Robinson-Humphrey Company, a copy of whose engagement agreements have been provided to Parent and whose fees will be paid by the Company, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

    SECTION 4.15. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of The Robinson-Humphrey Company, financial advisor to the Company, to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the Company's stockholders from a financial point of view and such opinion has not been withdrawn.

    SECTION 4.16. TAXES. Except as set forth in the Company Balance Sheet (including the notes thereto) or except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company:

    (a) all Tax Returns required to be filed with any taxing authority by, or with respect to, the Company and its Subsidiaries have been timely filed in accordance with all applicable laws;

    (b) other than Taxes which are being contested in good faith and for which adequate reserves are reflected on the Company Balance Sheet, the Company and its Subsidiaries have timely paid all Taxes (which for purposes of this Section
4.16 shall include interest, penalties and additions to Tax with respect thereto), whether or not shown as due and payable on the Company Tax Returns that have been so filed, and, as of the time of filing, the Company Tax Returns correctly reflected the facts regarding the income, business, assets, operations, activities and the status of the Company and its Subsidiaries;

    (c) the Company and its Subsidiaries have made provision for all Taxes payable by the Company and its Subsidiaries for which no Company Tax Return has yet been filed;

    (d) the charges, accruals and reserves for taxes with respect to the Company and its Subsidiaries reflected on the Company Balance Sheet are adequate under GAAP to cover the Tax liabilities accruing through the date thereof;

    (e) there is no action, suit, proceeding, audit or claim now proposed or pending against or with respect to the Company or any of its Subsidiaries in respect of any Tax where there is a reasonable possibility of an adverse determination;

    (f) except as set forth in Schedule 4.16, neither the Company nor any of its Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent;

    (g) the Company and its Subsidiaries have complied with all applicable laws, rules and regulations relating to the payment and withholding of Taxes; and

    (h) except as set forth in Schedule 4.16, neither the Company nor any of its Subsidiaries is obligated by any contract, agreement or other arrangement (i) to indemnify any other Person with respect to Taxes, (ii) to make any Tax payment to or for the account of any other Person, (iii) to afford any other Person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or other credit or tax attribute that could reduce Taxes of the Company or any of its Subsidiaries, or (iv) to permit the transfer or assignment of income, revenues, receipts or gains to the Company or any of its Subsidiaries from any other Person.

    SECTION 4.17. EMPLOYEE BENEFIT PLANS. (a) Schedule 4.17(a) identifies each material "EMPLOYEE BENEFIT PLAN," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 ("ERISA"), each employment, severance or similar contract, plan, arrangement or policy applicable to any director, former director, employee or former employee of the Company or any of its Affiliates and each material plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock purchase, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any of its Affiliates and covers any employee, director or former employee, director of the Company or any of its Affiliates, or under which the Company or any of its Affiliates has any liability. Such plans are referred to collectively herein as the "COMPANY EMPLOYEE PLANS". To the extent applicable, the Company has made available to Parent accurate and complete copies of all Company Employee Plans, including any plan documents, summary plan descriptions, trust agreements, most recent IRS determination letters and most recent Forms 5500 with all schedules and attachments.

    (b) Each Company Employee Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes, order, rules and regulations (including but not limited to ERISA and the Code) which are applicable to such Plan, except where failure to so comply would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

    (c) Neither the Company nor any ERISA Affiliate has maintained, contributed to or been required to contribute to any employee benefit plan subject to Title IV of ERISA during the six year period prior to the Closing. For purposes of this Agreement the term "ERISA AFFILIATE" shall mean any entity which, together with the Company, would be treated as a single employer under Section 414 of the Code. All contributions required to be made with respect to any Company Employee Plan has been made on or before their due dates or adequate accruals therefor will have been provided for and properly reflected on the books of the Company. The benefits accrued by each participant under the AFC Cable Systems, Inc. Selective Retirement Plan (and any other non-qualified deferred compensation plan of the Company or its Subsidiaries) as of the date hereof and as of the Closing are fully funded with cash set aside in a rabbi trust designated for the payment of such benefits.

    (d) Each Company Employee Plan which is intended to be qualified under
Section 401(a) of the Code has been determined to be so qualified by the IRS and to the knowledge of the Company each such Employee Plan is so qualified and has been so qualified during the period from its adoption to date, and each trust forming a part thereof is exempt from tax pursuant to Section 501(a) of the Code.

    (e) Except as set forth in Schedule 4.17(e) or as required by law, the execution and performance of this Agreement will not (i) constitute a stated triggering event under any Company Employee Plan that would result in any payment (including severance or otherwise) becoming due to any director, employee or former director or employee of the Company or any of its Subsidiaries or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any director or employee or former director or employee of the Company or any of its Subsidiaries. Without limiting the generality of the foregoing, except as set forth in Schedule 4.17(e), no amount required to be paid or payable to or with respect to any director or officer or other employee of the Company or any of its Subsidiaries or Affiliates under any Company Employee Plan in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an "excess parachute payment" within the meaning of Section 280G of the Code.

    (f) Except as set forth in Schedule 4.17(f), and to the extent required under Section 601 of ERISA, no Company Employee Plan provides post-retirement health and medical, life or other insurance benefits for retired employees of the Company or any of its Subsidiaries.

    (g) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Company Employee Plan which would increase materially the expense of maintaining such Company Employee Plan above the level of the expense incurred in respect thereof for the 12 months ended on the Company Balance Sheet Date.

    (h) Schedule 4.17(h) identifies each collective bargaining agreement to which the Company or any of its Subsidiaries is a party and copies of each such agreement have been furnished to or made available to Parent. Except as set forth on Schedule 4.17(h), or except as would not be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on Company,
(i) there is no labor strike, slowdown or work stoppage or lockout against Company or any of its Subsidiaries and (ii) there is no unfair labor practice charge or complaint against or pending before the National Labor Relations Board. As of the date of this Agreement, there is no representation claim or petition pending before the National Labor Relations Board and, to the knowledge of Company, no question concerning representation exists with respect to the employees of Company or any of its Subsidiaries.

    SECTION 4.18. ENVIRONMENTAL MATTERS. (a) Except as set forth in the Company SEC Documents prior to the date hereof:

        (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any governmental entity or other Person relating to or arising out of any Environmental Law;

        (ii) the Company is in compliance in all material respects with all Environmental Laws and all Environmental Permits; and

       (iii) there are no liabilities of or relating to the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law.

    (b) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which the Company has knowledge in relation to the current or prior business either of the Company or any of its Subsidiaries or any property or facility now or previously owned or leased by the Company or any of its Subsidiaries that has not been delivered to Parent.

    (c) Except as set forth in Schedule 4.18(c), neither the Company nor any of its Subsidiaries owns, leases or operates or has owned, leased or operated any real property, or conducts or has conducted any operations, in New Jersey or Connecticut.

    SECTION 4.19. ANTITAKEOVER STATUTES. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby and neither
Section 203 of Delaware Law nor any other antitakeover or similar statute or regulation applies or purports to apply to the transactions contemplated hereby.

    SECTION 4.20. ASSETS. The assets, properties, rights and contracts, including (as applicable), title or leaseholds thereto, of the Company and its Subsidiaries, taken as a whole, are sufficient to permit the Company and its Subsidiaries to conduct their business as currently being conducted with only such exceptions as are not reasonably likely to have a Material Adverse Effect on the Company. All material real property owned by the Company and its Subsidiaries is owned free and clear of all Liens, except (A) those reflected or reserved against in the latest balance sheet (or notes thereto) of the Company included in the Company SEC Documents filed prior to the date hereof, (B) taxes and general and special assessments not in default and payable without penalty or interest, and (C) Liens that do not materially adversely interfere with any present use, or materially impair the value, of such property.

    SECTION 4.21. INTELLECTUAL PROPERTY. (a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all Intellectual Property Rights that are material to the business of the Company and its Subsidiaries, taken as a whole, as currently conducted or as proposed to be conducted (the "COMPANY INTELLECTUAL PROPERTY RIGHTS"), except where the failure to do so would not have a Material Adverse Effect on the Company.

    (b) Except as disclosed on Schedule 4.21(b), no claims have been asserted to the Company or any Subsidiary in writing or, to the knowledge of the Company, are threatened by any person nor are there any valid grounds, to the knowledge of the Company, for any bona fide claims (i) against the use by the Company or any of its Subsidiaries of the Company Intellectual Property Rights, or (ii) challenging the ownership by the Company or any of its Subsidiaries, or the validity or effectiveness of any of the Company Intellectual Property Rights, except for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

    (c) Neither the Company nor any of its Subsidiaries has any outstanding claim or suit for, and the Company has no knowledge of, any continuing infringement by any other Person of any Company Intellectual Property Rights. No Company Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the Company or any of its Subsidiaries or restricting the licensing thereof by the Company or any of its Subsidiaries to any Person.

    SECTION 4.22. NON-COMPETITION AGREEMENTS. Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which limits or will limit in any material respect the location or lines of business conducted by the Company or any of its Subsidiaries (or after the Merger, Parent, any of its Subsidiaries or any of their respective Affiliates).

    SECTION 4.23. TRANSACTIONS WITH AFFILIATES. Except to the extent disclosed in the Company SEC Documents filed prior to the date hereof, since the Company Balance Sheet Date there have been no transactions, agreements, arrangements or understandings between Company or its Subsidiaries, on the one hand, and Company's Affiliates (other than its wholly-owned Subsidiaries) or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the 1933 Act.

    SECTION 4.24. TAX TREATMENT. Neither the Company nor any of its Affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code (a "REORGANIZATION").

                                   ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent represents and warrants to the Company that:

    SECTION 5.01. CORPORATE EXISTENCE AND POWER. Each of Tyco, Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Tyco. Parent has heretofore made available to the Company true and complete copies of the charter and bye-laws of Tyco, Parent and Merger Subsidiary as currently in effect.

    SECTION 5.02. CORPORATE AUTHORIZATION. (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, the execution, delivery and performance by Tyco of the Guarantee and the consummation by Tyco, Parent and Merger Subsidiary of the transactions contemplated hereby and thereby, as applicable, are within the respective corporate powers of Tyco, Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, and the Guarantee constitutes a valid and binding agreement of Tyco.

    (b) At a meeting duly called and held, or by written consent in lieu of meeting, Parent's Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the sole stockholder of Parent and (ii) unanimously approved and adopted this Agreement and the transactions contemplated hereby. At a meeting duly called and held, Tyco's Board of Directors has (i) determined that the Guarantee and the transactions contemplated thereby are fair to and in the best interests of Tyco's shareholders and (ii) approved and adopted the Guarantee and the transactions contemplated thereby.

    SECTION 5.03. GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, the execution, delivery and performance by Tyco of the Guarantee and the consummation by Tyco, Parent and Merger Subsidiary of the transactions contemplated hereby and thereby, as applicable, require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (ii) compliance with any applicable requirements of the HSR Act (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any applicable state securities laws, (iv) compliance with the Environmental Law of any state relating to the transfer of ownership or control of property located in that state and (v) any actions or filings the absence of which would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Tyco or Parent or materially impair the ability of Parent and Merger Subsidiary to consummate the transactions contemplated by this Agreement or the ability of Tyco to fulfill its obligations under the Guarantee.

    SECTION 5.04. NON-CONTRAVENTION. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, the execution, delivery and performance by Tyco of the Guarantee and the consummation by Tyco, Parent and Merger Subsidiary of the transactions contemplated hereby and thereby, as applicable, do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the memorandum of association or bye-laws of Tyco or the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in
Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any law, rule, regulation, judgment, injunction, order or decree applicable to Tyco or any of its Subsidiaries, (iii) require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Tyco or any of its Subsidiaries is entitled under any provision of any material agreement or instrument binding upon Tyco or any of its Subsidiaries or any material license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Tyco and its Subsidiaries, PROVIDED that, for purposes of this subsection 5.04(iii), "MATERIAL AGREEMENT" shall mean any agreement identified in Tyco's 10-K or in any of Tyco's quarterly reports on Form 10-Q or any agreement entered into since the date of Tyco's latest quarterly report on Form 10-Q that would be required to be so identified in Tyco's annual report on Form 10-K for the year ended September 30, 1999 or (iv) result in the creation or imposition of any Lien on any material asset of Tyco or any of its Subsidiaries.

    SECTION 5.05. CAPITALIZATION. (a) The authorized capital stock of Tyco consists of 2,500,000,000 Tyco Common Shares and 125,000,000 Preference Shares, $1.00 par value per share ("TYCO PREFERRED SHARES"). As of August 12, 1999, (i) 843,921,601 Tyco Common Shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable, (ii) no Tyco Preferred Shares were outstanding and (iii) no more than 10,000,000 Tyco Common Shares and no Tyco Preferred Shares were held by subsidiaries of Tyco. As of August 12, 1999, approximately 63,629,641 Tyco Common Shares were reserved for issuance upon exercise of stock options issued under Tyco's stock option plans.

    (b) Except as set forth in this Section 5.05, except for changes since August 12, 1999 resulting from the exercise of stock options or the grant of stock based compensation to directors or employees or from the issuance of stock in connection with a merger or other acquisition or business combination determined by Tyco's Board of Directors to be in the best interests of Tyco and its shareholders, including, without limitation, the acquisition of Raychem Corporation and General Surgical Innovations, Inc., and except for the previously declared two-for-one stock split to be effected in the form of a stock dividend, there are no outstanding (i) shares of capital stock or voting securities of Tyco, (ii) securities of Tyco convertible into or exchangeable for shares of capital stock or voting securities of Tyco or (iii) options or other rights to acquire from Tyco or other obligation of Tyco to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Tyco. There are no outstanding obligations of Tyco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i), (ii) or (iii) above.

    (c) The Tyco Common Shares to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

    SECTION 5.06. SUBSIDIARIES. (a) Each Subsidiary of Tyco is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not have, individually or in the aggregate, a Material Adverse Effect on Tyco. Each Subsidiary of Tyco is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect on Tyco. Except as set forth in Schedule 5.06(a), all Significant Subsidiaries of Tyco and their respective jurisdictions of incorporation are identified in the Tyco 10-K or in a quarterly report of Tyco filed with respect to any quarter of the 1999 fiscal year.

    (b) Except with respect to any Subsidiary of Tyco which is not a Significant Subsidiary of Tyco, all of the outstanding capital stock of, or other voting securities or ownership interests in, each Subsidiary of Tyco, is owned by Tyco, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). Except with respect to any Subsidiary of Tyco which is not a Significant Subsidiary, there are no outstanding (i) securities of Tyco or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any of its Subsidiaries or
(ii) options or other rights to acquire from Tyco or any of its Subsidiaries, or other obligation of Tyco or any of its Subsidiaries to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Subsidiary of Tyco. Except with respect to any Subsidiary of Tyco which is not a Significant Subsidiary, there are no outstanding obligations of Tyco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the securities referred to in clauses (i) or
(ii) above.

    SECTION 5.07. SEC FILINGS. (a) Tyco has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed since December 31, 1996 (collectively, the "TYCO SEC DOCUMENTS").

    (b) As of its filing date, each Tyco SEC Document complied as to form in all material respects with the applicable requirements of the 1933 Act and 1934 Act, as the case may be.

    (c) As of its filing date, each Tyco SEC Document filed pursuant to the 1934 Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

    (d) Each Tyco SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

    SECTION 5.08. FINANCIAL STATEMENTS. The audited consolidated financial statements and unaudited consolidated interim financial statements of Tyco included in the Tyco SEC Documents fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Tyco and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

    SECTION 5.09.  REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS.

    (a) The information to be supplied by Tyco or Parent for inclusion or incorporation by reference in the Registration Statement will not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The Registration Statement (including any amendments thereto), when filed, will comply as to form in all material respects with the requirements of the 1933 Act.

    (b) The information to be supplied by Tyco or Parent for inclusion or incorporation in the Proxy Statement/Prospectus will not, on the date the Proxy Statement/Prospectus is first mailed to stockholders, at the time of the Company Stockholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading.

    (c) Notwithstanding the foregoing, Parent and Merger Subsidiary make no representation or warranty with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, the Registration Statement or the Proxy Statement/Prospectus.

    SECTION 5.10. ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 5.10, since the Tyco Balance Sheet Date, the business of Tyco and its Subsidiaries has been conducted in the ordinary course consistent with past practice and there has not been:

        (a) any event, occurrence, development or state of circumstances or facts that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Tyco; or

        (b) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of Tyco other than Tyco's regular quarterly cash dividends, or any repurchase, redemption or other acquisition by Tyco or any of its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Tyco or any of its Subsidiaries (other than direct or indirect wholly-owned Subsidiaries of Tyco).

    SECTION 5.11. NO UNDISCLOSED MATERIAL LIABILITIES. There are no liabilities or obligations of Tyco or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

        (a) liabilities or obligations disclosed and provided for in the Tyco Balance Sheet or in the notes thereto or in the Tyco SEC Documents filed prior to the date hereof;

        (b) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Tyco; and

        (c) liabilities or obligations incurred in connection with this Agreement or the acquisition of Raychem Corporation.

    SECTION 5.12. COMPLIANCE WITH LAWS AND COURT ORDERS. Tyco and each of its Subsidiaries is and at all times since December 31, 1996 has been in compliance with, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any applicable law, rule, regulation, judgment, injunction, order or decree, except for matters that have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Tyco.

    SECTION 5.13. LITIGATION. Except as set forth in the Tyco SEC Documents filed prior to the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Tyco, any of its Subsidiaries, any present or former officer, director or employee of Tyco or any of its Subsidiaries or any other Person for whom Tyco or any Subsidiary may be liable or any of their respective properties before any court or arbitrator or any governmental body, agency or official, United States or non-United States, that, could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Tyco or that, as of the date hereof, in any manner challenges or seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

    SECTION 5.14. FINDERS' FEES. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or Tyco who might be entitled to any fee or commission from Parent, Tyco or any of their respective Affiliates in connection with the transactions contemplated by this Agreement.

    SECTION 5.15. TAX TREATMENT. Neither Tyco nor any of its Affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying as a Reorganization.

    SECTION 5.16. OWNERSHIP OF MERGER SUBSIDIARY; No Prior Activities. (a) Merger Subsidiary was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

    (b) Except for obligations or liabilities incurred by Merger Subsidiary in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Subsidiary has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

                                   ARTICLE 6
                            COVENANTS OF THE COMPANY

    The Company agrees that:

    SECTION 6.01. CONDUCT OF THE COMPANY. Except as otherwise contemplated by this Agreement, from the date hereof until the Effective Time, the Company and its Subsidiaries shall conduct their business in all material respects in the ordinary course consistent with past practice and shall use their reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, without the prior written consent of Parent:

        (a) the Company will not adopt or propose any change to its certificate of incorporation or bylaws;

        (b) the Company will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other person or acquire a material amount of stock or assets of any other Person;

        (c) the Company will not, and will not permit any of its Subsidiaries to, issue, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or series of Company or its Subsidiaries other than issuances of Company Common Stock (i) upon the exercise of Company Stock Options outstanding as of August 24, 1999 (ii) as required pursuant to purchase price adjustments under the acquisition agreements set forth in
    Schedule 6.01(c) or (iii) in connection with the Company's 1998 Bonus Plan;

        (d) the Company will not, and will not permit any of its Subsidiaries to, sell, lease, license or otherwise dispose of any Significant Subsidiary or any material amount of assets, securities or property except (i) pursuant to existing contracts or commitments and (ii) in the ordinary course consistent with past practice;

        (e) the Company will not, and will not permit any of its Subsidiaries to take any action that would make any representation and warranty of the Company hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time;

        (f) the Company will not, and will not permit any of its Subsidiaries to make any tax election inconsistent with past practice or settle or compromise any federal, state, local or foreign tax liability; and

        (g) the Company will not, and will not permit any of its Subsidiaries to, agree or commit to do any of the foregoing.

    SECTION 6.02. STOCKHOLDERS MEETING; BOARD RECOMMENDATION. (a) The Company shall cause the Company Stockholders Meeting to be duly called and held as soon as reasonably practicable for the purpose of obtaining the Company Stockholder Approval. In connection with such meeting, the Company will (i) use its reasonable efforts to obtain the Company Stockholder Approval and (ii) otherwise comply with all legal requirements applicable to such meeting.

    (b) Except as provided in the next sentence, the Board of Directors of the Company shall recommend approval and adoption of this Agreement and the Merger by the Company's stockholders (the "COMPANY RECOMMENDATION"). The Board of Directors of the Company shall be permitted to withdraw, or modify in a manner adverse to Parent, the Company Recommendation, but only if and to the extent that (i) the Company has complied with the terms of Section 6.03, including, without limitation, the requirement in Section 6.03(b) that it notify Parent promptly after its receipt of any Acquisition Proposal, (ii) a Superior Proposal is pending at the time the Board of Directors determines to take any such action, (iii) the Board of Directors determines in good faith by a majority vote, on the basis of advice of outside counsel to the Company that it must take such action to comply with its fiduciary duties under applicable law and (iv) the Company shall have delivered to Parent at least two business days prior written notice advising Parent that it intends to take such action. Nothing contained in this Agreement shall prevent the Board of Directors of the Company from complying with Rule 14e-2 under the 1934 Act with respect to any Acquisition Proposal.

    SECTION 6.03. NO SOLICITATION. (a) From the date hereof until the termination hereof, the Company will not, and will cause its Subsidiaries and the officers, directors, employees, investment bankers, attorneys, accountants, consultants and other agents or advisors ("REPRESENTATIVES") of the Company and its Subsidiaries not to, directly or indirectly, (i) take any action to solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal,
(ii) engage in any discussions or negotiations with, or disclose any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the properties, books or records of the Company or any of its Subsidiaries to, any Person who may be considering making, or has made, an Acquisition Proposal or (iii) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company, PROVIDED that the Company may negotiate or otherwise engage in substantive discussions with, and furnish nonpublic information to, any Person who delivers an Acquisition Proposal if (w) the Company has complied with the terms of this
Section 6.03, including, without limitation, the requirement in Section 6.03(b) that it notify Parent promptly after its receipt of any Acquisition Proposal,
(x) the Board of Directors of the Company determines in good faith by a majority vote, on the basis of advice from outside legal counsel to the Company that it must take such action to comply with its fiduciary duties under applicable law,
(y) such Person executes a confidentiality agreement with terms no less favorable to the Company than those contained in the confidentiality agreement dated June 30, 1998 between the Company and Tyco (the "CONFIDENTIALITY AGREEMENT") and (z) the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action.

        (b) The Company will notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its advisors) of any Acquisition Proposal, any indication that a Person is considering making an Acquisition Proposal or of any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the properties, books or records of the Company or any of its Subsidiaries by any Person that informs the Board of Directors of the Company that is considering making, or has made, an Acquisition Proposal. The Company shall provide such notice orally and in writing and shall identify the material terms and conditions of, any such Acquisition Proposal, indication or request. The Company shall keep Parent fully informed, on a current basis, of the status and material terms of any such Acquisition Proposal, indication or request. The Company shall, and shall cause its Subsidiaries and the Representatives of the Company and its Subsidiaries to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal.

        (c) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Parent and Merger Subsidiary) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any agreement to which the Company is a party.

        (d) The Company shall ensure that the officers and directors of the Company and the Company's Significant Subsidiaries and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this Section 6.03.

    SECTION 6.04. ACCESS TO INFORMATION. From the date hereof until the Effective Time and subject to applicable law and the Confidentiality Agreement, the Company shall (i) give to Parent, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (ii) furnish to Parent, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent in its investigation. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. Unless otherwise required by law, each of Parent and Merger Subsidiary will hold, and will cause its respective officers, employees, counsel, financial advisors, auditors and other authorized representatives to hold, any nonpublic information obtained in any such investigation in confidence in accordance with the Confidentiality Agreement. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company hereunder.

                                   ARTICLE 7
                              COVENANTS OF PARENT

    Parent agrees that:

    SECTION 7.01. CONDUCT OF TYCO. Except as otherwise contemplated by this Agreement, from the date hereof until the Effective Time, Parent shall take all action necessary so that Tyco and its Subsidiaries shall conduct their business in all material respects in the ordinary course consistent with past practice and shall use their reasonable efforts to preserve intact their business organizations and relationships with third parties and to keep available the services of their present officers and employees. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, Parent shall take all action necessary so that Tyco will not, and will not permit any of its Subsidiaries to, take any action that would make any representation and warranty of Parent hereunder inaccurate in any respect at, or as of any time prior to, the Effective Time.

    SECTION 7.02. [Intentionally omitted]

    SECTION 7.03. OBLIGATIONS OF MERGER SUBSIDIARY. Parent will take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

    SECTION 7.04. DIRECTOR AND OFFICER LIABILITY. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

    (a) For six years after the Effective Time, Parent and the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each an "INDEMNIFIED PERSON") against all costs or expenses, including attorneys' fees, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (i) arising out of or pertaining to the transactions contemplated by this Agreement or (ii) in respect of acts or omissions occurring at or prior to the Effective Time, in each case to the fullest extent permitted by Delaware Law or any other applicable laws or to the fullest extent provided under the Company's certificate of incorporation and bylaws or any applicable contract or agreement as in effect on the date hereof, PROVIDED that such indemnification shall be subject to any limitation imposed from time to time under applicable law. In the event of any such claim, action, suit, proceeding or investigation, whether arising before or after the Effective Time, (i) after the Effective Time, Parent or the Surviving Corporation shall pay the reasonable fees and expenses of one counsel selected by the Indemnified Persons which counsel should be reasonably satisfactory to Parent or the Surviving Corporation, as the case may be, promptly after statements therefor are received, (ii) Parent and the Surviving Corporation will cooperate in the defense of any such matter and (iii) in the event that any claim or claims for indemnification are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until the disposition of any and all such claims, PROVIDED, that neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld).

    (b) For six years after the Effective Time, Parent and the Surviving Corporation shall provide officers' and directors' liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person currently covered by the Company's officers' and directors' liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof, PROVIDED that, in satisfying its obligation under this Section 7.04(b), the Surviving Corporation shall not be obligated to pay annual premiums in excess of 200% of the amount per annum the Company paid for the fiscal year ending December 31, 1998; and PROVIDED FURTHER, that if the premium for such coverage exceeds such amount, Parent or the Surviving

Corporation shall purchase a policy with the greatest coverage available for such 200% of the amount per annum spent by the Company for its fiscal year ending December 31, 1998.

    (c) If Parent, the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.04.

    (d) The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other applicable laws. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person and shall be binding on all successors and assigns of Parent and the Surviving Corporation.

    SECTION 7.05.  TYCO COMMON SHARES; STOCK EXCHANGE LISTING.

    (a) Prior to the Effective Time, Parent shall obtain from Tyco, and shall take all action necessary so that Tyco shall transfer to Parent, the Tyco Common Shares to be delivered by Parent to the holders of Company Common Stock in the Merger.

    (b) Parent shall cause Tyco to use its reasonable efforts to cause the shares of Tyco Common Shares to be issued in connection with the Merger to be listed on the New York Stock Exchange, subject to official notice of issuance.

                                   ARTICLE 8
                      COVENANTS OF PARENT AND THE COMPANY

    The parties hereto agree that:

    SECTION 8.01. REASONABLE EFFORTS. (a) Subject to the terms and conditions of this Agreement, Company and Parent will use their reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, Company agrees, and Parent agrees to cause Tyco, to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 20 business days of the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act.

    (b) In connection with the efforts referenced in Section 8.01(a) to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Antitrust Law, each of Parent and Company shall use its reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) keep the other party informed in all material respects of any material communication received by such party from, or given by such party to, the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "DOJ") or any other governmental authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby and (iii) permit the other party to review any material communication given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority or, in connection with any proceeding by a private party, with any other Person. For purposes of this Agreement, "ANTITRUST LAW" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

    SECTION 8.02. CERTAIN FILINGS. (a) As promptly as practicable after the execution of this Agreement, the Company shall, and Parent shall cause Tyco to, jointly prepare and file with the SEC preliminary proxy materials which shall constitute the Proxy Statement/Prospectus and, if the parties so agree at the time, the Registration Statement of Tyco with respect to the Tyco Common Shares to be issued in connection with the Merger. As promptly as practicable after comments are received from the SEC thereon and after the furnishing by the Company and Tyco of all information required to be contained therein, the Company shall, and Parent shall cause Tyco to, file with the SEC the Proxy Statement/Prospectus and Registration Statement on Form S-4 (or on such other form as shall be appropriate), or an amendment thereto if the Registration Statement has previously been filed, relating to the adoption of this Agreement and approval of the transactions contemplated hereby by the stockholders of the Company, and shall use all reasonable efforts to cause the Registration Statement to become effective, and the Company shall mail the Proxy Statement/Prospectus to its stockholders, as soon thereafter as practicable.

    (b) No amendment or supplement to the Proxy Statement/Prospectus will be made by the Company, Tyco or Parent without the approval of the other party, which will not be unreasonably withheld or delayed. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Tyco Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time, the Company, Tyco or Parent discovers any information relating to either party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the stockholders of the Company.

    (c) The Company and Parent shall cooperate with one another (i) in determining whether any other action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement, (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers and (iii) in setting a mutually acceptable date for the Company Stockholders Meeting. In connection with the foregoing, each party shall permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the applicable Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and conferences, in each case in connection with the transactions contemplated hereby.

    SECTION 8.03. PUBLIC ANNOUNCEMENTS. Parent and the Company will, and Parent shall ensure that Tyco will, consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

    SECTION 8.04. FURTHER ASSURANCES. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

    SECTION 8.05. NOTICES OF CERTAIN EVENTS. Each of the Company and Parent shall promptly notify the other of:

    (a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

    (b) any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement; and

    (c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company, Tyco or any of their respective Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to
       Article 4 or Article 5, as the case may be, or that relate to the consummation of the transactions contemplated by this Agreement.

    SECTION 8.06. TAX-FREE REORGANIZATION. Prior to and after the Effective Time, each party shall use its reasonable efforts to cause the Merger to qualify as a Reorganization, and will not take any action reasonably likely to cause the Merger not so to qualify.

    (b) Each party shall use its best efforts to obtain the opinions referred to in Section 9.01(f).

    SECTION 8.07. AFFILIATES. Promptly following the date of this Agreement, the Company shall deliver to Parent a letter identifying all known Persons who may be deemed affiliates of the Company under Rule 145 of the 1933 Act. The Company shall use its reasonable efforts to obtain from each Person who may be so deemed as soon as practicable and, in any event, prior to the Company Stockholders Meeting, a written agreement restricting the sales of securities by such affiliates in accordance with the restrictions on affiliates under Rule 145.

    SECTION 8.08. SUBSTANTIALLY EQUIVALENT BENEFITS. (a) With respect to the Company Employee Plans in effect immediately prior to the Effective Time, Parent shall for a period of no less than one year following the Effective Time continue to provide or cause to be provided such plans, programs, agreements or arrangements on behalf of the employees of the Company or its Subsidiaries (the "AFFECTED EMPLOYEES") so as to provide, in the aggregate, employee benefits which are at least substantially equivalent to the benefits provided to such individuals under the Company Employee Plans immediately prior to the Effective Time; PROVIDED, that Affected Employees who are not covered by any binding severance arrangements of the Company (including, without limitation, the Company's Change in Control Severance Benefit Plan for Key Employees) shall be covered under the severance policy of Tyco in the manner and the extent applicable to similarly situated employees of Tyco, PROVIDED FURTHER that such Affected Employees shall be entitled to credit for past service at the Company under the severance policy of Tyco.

    (b) To the fullest extent permitted by law, Parent shall take all actions necessary to cause the Surviving Corporation to maintain in effect, for a period of at least two years following the Effective Time, the AFC Cable Systems, Inc. Selective Retirement Plan, as in effect as of the date hereof (the "SRP"), and to provide to the employees of the Company who actively participate in the SRP as of the date hereof an annual benefit contribution during the period that the SRP remains in effect determined on a basis substantially similar to the benefit contributions made with respect to such employees for plan years ending prior to the Effective Time; PROVIDED that the maximum aggregate annual contribution that shall be required to be made to the SRP for any plan year ending after the Effective Time shall not exceed $325,000. Parent and the Company agree that the consummation of the Merger shall not be treated as a sale of the Company for purposes of the SRP and shall not result in the accelerated payment of any benefits or deferrals under the SRP, and Parent and the Company shall cause to be taken all actions reasonably necessary and appropriate to assure this result and to prevent any actions to the contrary.

    (c) It is expressly agreed that the provisions of this Section 8.08 are not intended to be for the benefit of or otherwise be enforceable by any third party, including, without limitation, any former employee, any Affected Employee or any collective bargaining unit or employee organization.

    (d) Subject to compliance with this Section 8.08, nothing herein shall prevent Parent or the Surviving Corporation from amending or modifying any employee benefit plan, program or arrangement in any respect or terminating or modifying the terms and conditions of employment of any particular Affected Employee or any other person.

                                   ARTICLE 9
                            CONDITIONS TO THE MERGER

    SECTION 9.01. CONDITIONS TO OBLIGATIONS OF EACH PARTY. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

        (a) the Company Stockholder Approval shall have been obtained;

        (b) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated;

        (c) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the consummation of the Merger;

        (d) the Registration Statement shall have been declared effective, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

        (e) the Tyco Common Shares to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

        (f) The Company shall have received an opinion, dated the Closing Date, of Ropes & Gray in form and substance reasonably satisfactory to the Company, and Parent shall have received an opinion, dated the Closing Date, of PricewaterhouseCoopers LLP in form and substance reasonably satisfactory to Parent, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of
    Section 368(a) of the Code, and (ii) the transfer of Company Common Stock by Company stockholders pursuant to the Merger, other than by Company stockholders who are or will be "5% transferee shareholders" within the meaning of Treasury Regulation Section 1.367(a)-3(c)(5)(ii), will not be treated as a transfer to an entity that is not considered to be a corporation pursuant to Section 367(a)(1) of the Code and the Treasury Regulations thereunder. In rendering such opinion, Ropes & Gray and

    PricewaterhouseCoopers LLP shall be entitled to rely on customary representations and covenants of officers of Tyco, Parent and the Company in form and substance reasonably satisfactory to them and other reasonable assumptions set forth therein.

    SECTION 9.02. CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUBSIDIARY. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

        (a) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of the Company contained in this Agreement shall be true in all material respects at and as of the Effective Time as if made at and as of such time and Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

        (b) there shall not be pending any action or proceeding (or any investigation or other inquiry that might result in such action or proceeding) or any statute, rule, regulation, injunction, order or decree proposed, enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any government or governmental authority or agency, domestic or foreign, or by any other Person, domestic or foreign, before any court or Governmental Authority, (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions contemplated by the Merger or (ii) seeking to restrain or prohibit Tyco's ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of the electrical and electronic component businesses of Tyco and its Subsidiaries, taken as a whole, or to compel Tyco or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of the electrical and electronic component businesses of Tyco and its Subsidiaries, taken as a whole.

    SECTION 9.03. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY. The obligations of the Company to consummate the Merger are subject to the satisfaction of the condition that each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, the representations and warranties of Parent contained in this Agreement shall be true in all material respects at and as of the Effective Time as if made at and as of such time and the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

                                   ARTICLE 10
                                  TERMINATION

    SECTION 10.01. TERMINATION. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (whether before or after the Company Stockholder Approval shall have been obtained):

    (a) by mutual written agreement of the Company and Parent;

    (b) by either the Company or Parent, if:

           (i) the Merger has not been consummated on or before December 31, 1999, PROVIDED that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

           (ii) there shall be any law or regulation that makes consummation of the Merger illegal or otherwise prohibited or any judgment, injunction, order or decree of any court or governmental body having competent jurisdiction enjoining Company or Parent from consummating the Merger is entered and such judgment, injunction, judgment or order shall have become final and nonappealable;

           (iii) at the Company Stockholders Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

    (c) by Parent, if

           (i) (A) the Board of Directors of the Company shall have failed to recommend or shall have withdrawn, or modified in a manner adverse to Parent, the Company Recommendation or shall have recommended a Superior Proposal, or the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal (or shall have resolved to do any of the foregoing) or (B) the Company shall have breached any of its obligations under Sections 6.02 or 6.03;

           (ii) any Person or "group" (as defined in Section 13(d)(3) of the 1934 Act), other than Parent or any of its Affiliates, shall have acquired beneficial ownership of more than 50% of the shares of Company Common Stock, through the acquisition of stock, the formation of a group or otherwise, or shall have been granted any option, right or warrant, conditional or otherwise, to acquire beneficial ownership of such shares;

           (iii) any person or group shall have made a tender or exchange offer for at least 50% of the outstanding shares of Company Common Stock;

           (iv) the Company shall have breached any of its covenants or any representation or warranty made by it in this Agreement and shall have failed to cure such breach within 30 days after receipt of notice thereof and such breach, if not cured, would result in the failure of the condition set forth in Section 9.02(a); or

           (v) (x) the Tyco Average Share Price is less than $91.18, (y) on or before the second trading day prior to the date of the Company Stockholders Meeting, the Company has not agreed by notice to Parent in writing to an Exchange Ratio equal to 0.4935; PROVIDED that, in the event of such notice, the Exchange Ratio shall thereafter, for all purposes of this Agreement, be deemed to be such ratio, and (z) the Company Stockholders Meeting shall not have theretofore been held.

    (d) by the Company, if

           (i) (A) the Board of Directors of the Company shall have authorized the Company, subject to complying with the terms of this Agreement, to enter into a definitive agreement with respect to a Superior Proposal and the Company shall have notified Parent in writing that it intends to enter into such an agreement, attaching a summary of the material terms thereof, (B) Parent shall not have made, within two business days of receipt of the Company's written notification of its intention to enter into a definitive agreement with respect to a Superior Proposal, an offer that the Board of Directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (C) the Company prior to such termination pursuant to this clause (d)(i) shall have paid to Parent in immediately available funds the fees required to be paid pursuant to Section 11.04(b); or

           (ii) Parent shall have breached any of its covenants or any representation or warranty made by it in this Agreement and shall have failed to cure such breach within 30 days after receipt of notice thereof and such breach, if not cured, would result in the failure of the condition set forth in Section 9.03(a).

    The Company agrees (x) that it will not enter into a definitive agreement referred to in clause (i) above until at least 2 business days after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into a written agreement referred to in its notification shall change at any time after giving such notification;

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

    SECTION 10.02. EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto, PROVIDED that, if such termination shall result from the willful (i) failure of either party to fulfill a condition to the performance of the obligations of the other party, (ii) failure of either party to perform a covenant hereof or (iii) breach by either party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure or breach. The provisions of Sections 11.04, 11.06 and 11.07 shall survive any termination hereof pursuant to Section 10.01.

                                   ARTICLE 11
                                 MISCELLANEOUS

    SECTION 11.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

    if to Parent or Merger Subsidiary, to:

       Tyco International (NV) Inc./Tyco Acquisition Corp. XXII
       One Tyco Park
       Exeter, New Hampshire 03833
       Attention: Executive Vice President and Chief Corporate Counsel
       Fax: (603) 778-7700
       Confirm: (603) 778-9700

    with a copy to:

       Kramer Levin Naftalis & Frankel LLP
       919 Third Avenue
       New York, New York 10022
       Attention: Abbe L. Dienstag, Esq.
       Fax: (212) 715-8000
       Confirm: (212) 715-9100

    if to the Company, to:

       AFC Cable Systems, Inc.
       50 Kennedy Plaza, Suite 1250
       Providence, Rhode Island 02903
       Attention: Chairman and Chief Executive Officer
       Fax: (401) 453-2009
       Confirm: (401) 453-2000

    with a copy to:

       Ropes & Gray
       One International Place
       Boston, Massachusetts 02110-2624
       Attention: Douglass N. Ellis, Jr.
       Fax: (617) 951-7050
       Confirm: (617) 951-7000

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m., and such day is a business day, in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

    SECTION 11.02. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time or the termination of this Agreement.

    SECTION 11.03. AMENDMENTS; NO WAIVERS. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, PROVIDED that, after the adoption of this Agreement by the stockholders of the Company and without their further approval, no such amendment or waiver shall reduce the amount or change the kind of consideration to be received in exchange for any shares of capital stock of the Company.

    (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

    SECTION 11.04. EXPENSES. (a) Except as otherwise provided in this Section, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

    (b) If:

       (i) (A) Parent or the Company shall terminate this Agreement pursuant to
    Section 10.01(b)(iii), (B) after the date hereof and on or prior to the Company Stockholders Meeting an Acquisition Proposal (other than the Acquisition Proposal of Thomas & Betts Corporation on the terms set forth in the T&B Agreement) shall have been publicly proposed or disclosed and (C) concurrently with or within 12 months after the termination of this Agreement pursuant to Section 10.01(b)(iii), the Company or any of its Subsidiaries shall have consummated or entered into a definitive agreement with respect to any transaction that, if such transaction had been proposed prior to the termination of this Agreement, would have constituted an Acquisition Proposal;

       (ii) Parent shall terminate this Agreement pursuant to clause (i) or (ii) of Section 10.01(c); or

       (iii) the Company shall terminate this Agreement pursuant to Section 10.01(d)(i);

then, in any such case, the Company shall pay to Tyco an amount equal to $16 million by wire transfer of immediately available funds and such funds shall be paid by the Company (X) in the case of clause (i) above, concurrently with the earlier of the Company or any of its Subsidiaries consummating or entering into a definitive agreement with respect to the type of transaction referred to in clause (i) above, (Y) in the case of clause (ii) above, promptly, and in any event within two days, following the termination of this Agreement and (Z) in the case of clause (iii) above, prior to such termination.

    (c) If Parent shall terminate this Agreement pursuant to Section 10.01(c)(iv), the Company shall pay to Parent and Tyco in reimbursement of their respective documented out-of-pocket costs and expenses an aggregate amount not to exceed $2 million by wire transfer in immediately available funds promptly, and in any event within two business days, following the termination of this Agreement.

    (d) If the Company shall terminate this Agreement pursuant to Section 10.01(d)(ii) then Parent shall pay to the Company in reimbursement of its documented out-of-pocket costs and expenses an amount not to exceed $2 million by wire transfer in immediately available funds promptly, and in any event within two business days, following the termination of this Agreement.

    (e) If Parent shall terminate this Agreement pursuant to Section 10.01(c)(v) then Parent shall reimburse the Company for its $16 million termination fee in connection with the termination of the T&B Agreement and shall pay to the Company in reimbursement of its documented out-of-pocket costs and expenses an amount not to exceed $2 million by wire transfer in immediately available funds promptly, and in any event within two business days, following the termination of this Agreement.

    (f) If the Company or Parent fails promptly to pay any amount due to the other party or its Affiliates pursuant to this Section 11.04, it shall also pay any costs and expenses incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment in favor of the other party for such amount.

    SECTION 11.05. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this

Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign, in whole or from time to time in part, to one or more of their Affiliates, the right to enter into the transactions contemplated by this Agreement, but any such transfer or assignment will not relieve Parent or Merger Subsidiary of its obligations hereunder.

    SECTION 11.06. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

    SECTION 11.07. JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in a federal or state court located in the State of Delaware, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party in the same manner as provided in Section 11.01 shall be deemed effective service of process on such party, notwithstanding any provision of law or regulation to the contrary.

    SECTION 11.08. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Except as provided in Section 7.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

    SECTION 11.09. ENTIRE AGREEMENT. This Agreement, the Guarantee, the Confidentiality Agreement and the Voting Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

    SECTION 11.10. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

    SECTION 11.11. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

    SECTION 11.12. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                AFC CABLE SYSTEMS, INC.

                                By:  /s/ RALPH R. PAPITTO
                                     -----------------------------------------
                                     Name: Ralph R. Papitto
                                     Title: Chairman and Chief Executive
                                     Officer

                                TYCO INTERNATIONAL (NV) INC.

                                By:  /s/ MARK H. SWARTZ
                                     -----------------------------------------
                                     Name: Mark H. Swartz
                                     Title: Vice President

                                TYCO ACQUISITION CORP. XXII

                                By:  /s/ MARK H. SWARTZ
                                     -----------------------------------------
                                     Name: Mark H. Swartz
                                     Title: Vice President

                                   GUARANTEE

    Tyco guarantees each and every representation, warranty, covenant, agreement and other obligation of Parent and Merger Subsidiary, and/or any of their respective permitted assigns (and where any such representation or warranty is made to the knowledge of Parent or Merger Subsidiary, such guarantee shall be deemed made to the knowledge of Tyco), and the full and timely performance of their respective obligations under the provisions of the Agreement and Plan of Merger, dated as of August 31, 1999, among AFC Cable Systems, Inc., Tyco International (NV) Inc., and Tyco Acquisition Corp. XXII. This is a guarantee of payment and performance, and not of collection, and Tyco acknowledges and agrees that this guarantee is unconditional, and no release or extinguishment of Parent's and Merger Subsidiary's obligations or liabilities (other than in accordance with the terms of the Agreement), whether by decree in any bankruptcy proceeding or otherwise, shall affect the continuing validity and enforceability of this guarantee, as well as any provision requiring or contemplating performance by Tyco.

    The provisions of Article 11 of the Agreement are incorporated herein, MUTATIS MUTANDIS, except that notices and other communications hereunder to Tyco shall be delivered to Tyco International Ltd., The Gibbons Building, 10 Queen Street, Suite 301, Hamilton HM 11, Bermuda, Attn: Secretary, Telecopy No. (441) 295-9647, Confirm No. (441) 292-8674 (with a copy as provided with respect to Parent in Section 11.01).

    We understand that the Company is relying on this guarantee in entering into the Agreement and may enforce this guarantee as if Tyco were a party thereto.

                                TYCO INTERNATIONAL LTD.

                                By:  /s/ MARK H. SWARTZ
                                     -----------------------------------------
                                     Name: Mark H. Swartz
                                     Title: Vice President

                                                                         ANNEX B

                                VOTING AGREEMENT

    AGREEMENT, dated as of August 31, 1999, between Tyco International (NV) Inc., a Nevada corporation ("PARENT") and a wholly-owned subsidiary of Tyco International Ltd., and Ralph R. Papitto ("STOCKHOLDER").

    In order to induce Parent and Tyco Acquisition Corp. XXII, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("MERGER SUB"), to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), with AFC Cable Systems, Inc., a Delaware corporation (the "COMPANY"), Parent has requested Stockholder, and Stockholder has agreed, to enter into this Agreement with respect to the shares of common stock, par value $0.01 per share, of the Company ("COMMON STOCK") that Stockholder beneficially owns and the shares of Common Stock that Stockholder may beneficially own as a result of the exercise of Company Stock Options or other rights, if any, as indicated on the signature page hereof (collectively, the "SHARES").

    Any capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Merger Agreement.

    NOW, THEREFORE, the parties hereto agree as follows:

                                   ARTICLE 1
                        GRANT OF PROXY; VOTING AGREEMENT

    SECTION 1.01. VOTING AGREEMENT. Stockholder hereby irrevocably and unconditionally agrees to vote all Shares and all Acquired Shares (as defined below) that Stockholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement, the Merger and all agreements related to the Merger and any actions related thereto at any meeting of the shareholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of the Company.

    SECTION 1.02. IRREVOCABLE PROXY. Stockholder hereby revokes any and all previous proxies granted with respect to the Shares. By entering into this Agreement, Stockholder hereby grants a proxy appointing Parent as Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in Stockholder's name, to vote, express, consent or dissent, or otherwise to utilize such voting power in the manner contemplated by Section 1.01 above as Parent or its proxy or substitute shall, in Parent's sole discretion, deem proper with respect to the Shares. The proxy granted by Stockholder pursuant to this Article 1 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by Stockholder shall be revoked upon termination of this Agreement in accordance with its terms.

    SECTION 1.03. ACQUISITION OF ADDITIONAL COMMON STOCK. Stockholder agrees that any Common Stock that it acquires on or after the date hereof (any such shares, "ACQUIRED SHARES"), including, without limitation, by exercise of any option, warrant or right to acquire Common Stock, will be subject to the terms of this Agreement. In furtherance of the foregoing, Stockholder understands that, by its terms, the rights granted under the irrevocable proxy pursuant to
Section 1.02 to this Agreement shall be extended, without any action by any party, to all Acquired Shares.

                                   ARTICLE 2
                 REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

    Stockholder represents and warrants to Parent that:

    SECTION 2.01. AUTHORIZATION. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the powers of Stockholder. This Agreement constitutes a valid and binding Agreement of Stockholder. If Stockholder is married and the Shares set forth on the signature page hereto opposite such Stockholder's name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder's spouse.

    SECTION 2.02. NON-CONTRAVENTION. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not, (i) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder or (iii) result in the imposition of any encumbrance on any asset of Stockholder.

    SECTION 2.03. OWNERSHIP OF SHARES. Stockholder is the record and beneficial owner of the Shares, free and clear of any encumbrance and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of the Shares). None of the Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares.

    SECTION 2.04. TOTAL SHARES. Except for the Shares, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

    SECTION 2.05. FINDER'S FEES. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of Stockholder.

                                   ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF PARENT

    Parent represents and warrants to Stockholder:

    SECTION 3.01. CORPORATE AUTHORIZATION. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Parent.

                                   ARTICLE 4
                            COVENANTS OF STOCKHOLDER

    Stockholder hereby covenants and agrees that:

    SECTION 4.01. NO PROXIES FOR OR ENCUMBRANCES ON SHARES. Except pursuant to the terms of this Agreement, Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any shares of Common Stock during the term of this Agreement. Stockholder shall not seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding and agrees to notify Parent promptly, and to provide all details requested by Parent, if Stockholder shall be approached or solicited, directly or indirectly, by any Person with respect to any of the foregoing.

    SECTION 4.02. NO SOLICITATION. (a) From the date hereof until the termination hereof, Stockholder, in its capacity as a Stockholder, will not, and will cause any investment bankers, attorneys, accountants, consultants and other agents or advisors ("REPRESENTATIVES") of Stockholder not to, directly or indirectly, (i) take any action to solicit, initiate, facilitate or encourage the submission of any Acquisition Proposal, (ii) engage in any discussions or negotiations with, or disclose any nonpublic information relating to the Company or any of its subsidiaries or afford access to the properties, books or records of the Company or any of its subsidiaries to, any Person who may be considering making, or has made, an Acquisition Proposal or (iii) grant any waiver or release under any standstill or similar agreement to which Stockholder is a party with respect to any class of equity securities of the Company; PROVIDED, that notwithstanding any other provision of this Agreement, Stockholder may take any action in its capacity as a director of the Company that the Board of Directors would be permitted to take in accordance with the terms and conditions of the Merger Agreement.

    (b) Stockholder will notify Parent promptly (but in no event later than 24 hours) upon obtaining any knowledge of any Acquisition Proposal, any indication that a Person is considering making an Acquisition Proposal or of any request for nonpublic information relating to the Company or any of its subsidiaries or for access to the properties, books or records of the Company or any of its subsidiaries by any Person who may be considering making, or has made, an Acquisition Proposal. Stockholder shall provide such notice orally and in writing and shall identify the material terms and conditions of any such Acquisition Proposal, indication or request. Stockholder shall keep Parent fully informed, on a current basis, of the status and material terms of any such Acquisition Proposal, indication or request. Stockholder shall, and shall cause its Representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any Persons conducted prior to the date hereof with respect to any Acquisition Proposal.

                                   ARTICLE 5
                                 MISCELLANEOUS

    SECTION 5.01. FURTHER ASSURANCES. Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

    SECTION 5.02. AMENDMENTS; TERMINATION. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

    SECTION 5.03. EXPENSES. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

    SECTION 5.04. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that no party may assign, delegate or otherwise transfer any of its rights or obligations under this

Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to Guarantor or any wholly-owned subsidiary of Guarantor.

    SECTION 5.05. GOVERNING LAW. This Agreement shall construed in accordance with and governed by the laws of the State of Delaware.

    SECTION 5.06. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

    SECTION 5.07. SEVERABILITY. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    SECTION 5.08. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                TYCO INTERNATIONAL (NV) INC.

                                By:  /s/ MARK H. SWARTZ
                                     -----------------------------------------
                                     Name: Mark H. Swartz
                                     Title:  Vice President

                                /s/ RALPH R. PAPITTO
                                ---------------------------------------------
                                Ralph R. Papitto

Number of Shares     1,879,907

Number of Shares
issuable upon
exercise of Company
Stock Options or
other rights           343,750

Address of Stockholder
for notices:
Ralph R. Papitto
Sailfish Point
6863 S.E. Isle
Stuart, Florida 34996

                                                                         ANNEX C

                  AFC CABLE SYSTEMS, INC. AND RALPH R. PAPITTO
                      EMPLOYMENT AND CONSULTING AGREEMENT

    EMPLOYMENT AND CONSULTING AGREEMENT (this "AGREEMENT"), effective as of the date provided below, between AFC Cable Systems, Inc., a Delaware corporation (hereinafter called the "COMPANY"), and Ralph R. Papitto, a resident of Florida (hereinafter called "EXECUTIVE").

    The Company, which is party to a merger agreement pursuant to which the Company will become a direct wholly-owned subsidiary of Tyco International (NV) Inc. and an indirect wholly-owned subsidiary of Tyco International Ltd. (the "MERGER AGREEMENT"), wishes to assure that it will have the benefit of the knowledge and experience of Executive, who has been the Chairman and Chief Executive Officer of the Company. Executive is willing to enter into an agreement to such end upon the terms and conditions set forth in this Agreement. In consideration of the foregoing and the mutual agreements herein contained, the parties agree as follows:

                                   ARTICLE 1.
                               TERM OF AGREEMENT

    SECTION 1.01. TERM. The term of this Agreement (the "TERM") shall commence as of the Effective Time (as defined in the Merger Agreement) (the "EFFECTIVE TIME") and shall terminate on the first to occur of the following dates:

    (a) the date of Executive's death or adjudicated incompetency;

    (b) the date on which Executive becomes "permanently and totally disabled" (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended); or

    (c) the fifth anniversary of the Effective Time.

                                   ARTICLE 2.
                              TERMS OF EMPLOYMENT

    SECTION 2.01. POSITION AND DUTIES. During the Term, Executive shall serve as Managing Director, Mergers and Acquisitions of the Company with duties consistent with Executive's role as Managing Director, Mergers and Acquisitions of the Company, focused primarily in the areas of acquisitions, divestitures and other strategic decisionmaking. Executive accepts employment on the terms and conditions contained herein.

    SECTION 2.02. OFFICE AND STAFF. During the Term, notwithstanding any termination of Executive's status as an employee or consultant (other than termination upon Executive's death), the Company shall (i) maintain appropriately appointed executive offices for Executive in Providence, Rhode Island (or at such other location as Executive shall approve) of not less than the size of Executive's current offices and associated administrative space from which Executive shall perform his duties; and (ii) provide Executive with executive secretarial and other administrative staff and services suitable to his offices and duties, staffed by persons approved by Executive, with such staff members' salaries and benefits as Executive shall reasonably approve. Executive may also perform his duties under this Agreement for up to six months each year from the office maintained by him in Stuart, Florida.

    SECTION 2.03.  BASIC SALARY AND EXPENSES.

    (a) During the Term, for so long as Executive is employed by the Company, Executive shall receive the basic annual salary set forth below (the "BASIC SALARY"), pro rated for any partial year, payable in equal monthly installments on the 15th day of each month, subject to applicable withholdings:

First Year....................................................  $  360,000
Second Year...................................................  $  360,000
Third Year....................................................  $  360,000
Fourth Year...................................................  $  360,000
Fifth Year....................................................  $  360,000

    (b) The Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive during the Term in connection with the performance of his duties as Managing Director, Mergers and Acquisitions of the Company.

    SECTION 2.04. OTHER TERMINATION. Notwithstanding anything to the contrary contained herein, the Company may terminate Executive's services under this
Article 2 at any time during the Term.

    SECTION 2.05. MONTHLY INFORMATION. During the Term for so long as Executive is employed by the Company, the Company will provide Executive with such monthly financial information, budgets and similar data as Executive receives from the Company as of the date hereof.

                                   ARTICLE 3.
                      CONFIDENTIALITY AND NON-COMPETITION

    SECTION 3.01.  CONFIDENTIALITY AND NON-COMPETITION.

    (a) Executive acknowledges that: (i) the business conducted by the Company and its subsidiaries (the "BUSINESS") is intensely competitive and Executive's position with the Company has exposed, and will continue to expose, Executive to knowledge of confidential information of the Company; (ii) the direct and indirect disclosure of any such confidential information to existing or potential competitors of the Company would place the Company at a competitive disadvantage and would do damage, monetary or otherwise, to the Company's Business; and (iii) the engaging by Executive in any of the activities prohibited by this Agreement may constitute improper appropriation and/or use of such information and trade secrets. Executive expressly acknowledges the trade secret status of the confidential information and that the confidential information constitutes a protectable business interest of the Company.

    (b) From and after the Effective Time, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish make available or utilize any of the confidential information, other than in the proper performance of the duties contemplated herein, or as required by a court of competent jurisdiction or other administrative or legislative body; PROVIDED THAT prior to disclosing any of the confidential information to a court or other administrative or legislative body, Executive shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy. Executive agrees to return all confidential information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at any time upon request by the Company and upon the termination of his employment for any reason.

    (c) From the Effective Time until the fifth anniversary of the Effective Time (the "ON-COMPETITION PERIOD") Executive shall not engage in Competition (as defined below) with the Company. For purposes of this Agreement, "COMPETITION" by Executive shall mean Executive's engaging in, or otherwise directly or indirectly being employed by or acting as a consultant or lender to, or being a director, officer, employee, principal, licensor, trustee, broker, agent, stockholder, member, owner, joint venturer or partner of, or permitting his name to be used in connection with the activities of any other business or organization which competes, directly or indirectly, with the business of the Company as the same shall be constituted at any time during or following his engagement; PROVIDED THAT it shall not be a violation of this Agreement for Executive to become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of a competing corporation registered under the Securities Exchange Act of 1934, as amended, provided that Executive does not actively participate in the business of such corporation until the expiration of the Non-Competition Period; PROVIDED, FURTHER, that it shall not be a violation of this Agreement for Executive to be involved with the activities of any other business or organization which did not compete, directly or indirectly, with the business of the Company at the time of his initial involvement.

    (d) Without limiting the generality of the foregoing, during the Non-Competition Period, Executive agrees that he will not, directly or indirectly, for his benefit or for the benefit of any other person, firm or entity, do any of the following:

        (i) solicit from any customer doing business with the Company, business of the same or of a similar nature to the business conducted between the Company and such customer;

        (ii) solicit the employment or services of, or hire, any person who at the time is employed by or a consultant to the Company; or

       (iii) otherwise interfere with the business or accounts of the Company including the making of any statements or comments of a defamatory or disparaging nature to third parties regarding the Company or its officers, directors, personnel, products or services.

    (e) Executive acknowledges that this Agreement is being entered into in connection with the consummation of the transactions contemplated by the Merger Agreement; that Executive's agreement to the terms set forth herein are a critical inducement to the entering into the Merger Agreement by the parties thereto; that the services to be rendered by him to the Company are of a special and unique character, which gives this Agreement a particular value to the Company, the loss of which may not be reasonably or adequately compensated for by damages in an action at law; and that a material breach or threatened breach by him of any of the provisions contained herein will cause the Company irreparable injury. Executive therefore agrees that the Company shall be entitled, in addition to any other right or remedy, to a temporary, preliminary and permanent injunction, without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, enjoining or restraining Executive from any such violation or threatened violations.

    (f) Executive further acknowledges and agrees that due to the uniqueness of his services and confidential nature of the information he will posses, the covenants set forth herein are reasonable and necessary for the protection of the business and goodwill of the Company. It is the intent of the parties hereto that if in the opinion of any court of competent jurisdiction any provision set forth in this Agreement is not reasonable in any respect, such court shall have the right, power and authority to modify any and all such provisions as to such court shall appear not unreasonable and to enforce the remainder of this Agreement as so modified.

    SECTION 3.02. CONSIDERATION. In consideration for and subject to Executive's agreement to the covenants set forth herein, the Company shall pay to Executive $8,000,000 (the "NON-COMPETITION FEE"), of which $3,000,000 shall be paid at the Effective Time and the balance shall be payable in monthly installments of $83,333.33, together with interest on each such installment at the rate of 6% per annum from the date of the Effective Time to the date of payment, as of the 15th day of each month occurring during the Non-Competition Period; PROVIDED THAT, in the event the Company terminates Executive as an employee of the Company, or in the event of Executive's death during the Non-Competition Period, the full amount of any then remaining balance of the Non-Competition Fee shall be paid to Executive, or in the event of his death, to his estate, in a single lump sum within thirty (30) days following the date of termination of Executive's services, or the date of his death, as the case may be.

                                   ARTICLE 4.
                              CONSULTING AGREEMENT

    SECTION 4.01. SERVICES AS CONSULTANT. The Company wishes to retain the benefit of Executive's knowledge, judgment and experience in the industry in which the Company operates during the Term even under circumstances in which Executive ceases to be employed by the Company. Accordingly if during the Term Executive voluntarily terminates his employment with the Company or if the Company terminates the employment of the Executive pursuant to Section 2.04, Executive shall make himself available on a reasonable basis to perform consulting services for the Company for the duration of the Term. The consulting services shall be related to such matters as the Chief Executive Officer of the Company or the Board of Directors shall request from time to time in connection with the strategic direction of the Company, including acquisitions and divestitures, integration of acquired businesses, product development and operational efficiencies and synergies.

    SECTION 4.02. CONSULTING FEE AND EXPENSES. (a) Commencing on the date Executive becomes a consultant to the Company pursuant to this Article 4, the Company shall pay to the Executive a consulting fee (the "CONSULTING FEE") of $360,000 per annum, pro rated for any partial year, in equal monthly installments on the 15th day of each month for the duration of the Term (regardless of whether or not the Company utilizes Executive's consulting services).

    (b) The Company shall promptly reimburse Executive for all reasonable business expenses incurred by Executive during the Term in connection with the performance of his services as a consultant.

    SECTION 4.03. TERMINATION OF CONSULTING SERVICES. Notwithstanding anything to the contrary contained herein, the Company will not terminate Executive's consulting services under this Article 4 during the Term other than for breach of this Agreement by Executive.

                                   ARTICLE 5.
                       CERTAIN BENEFITS; INDEMNIFICATION

    SECTION 5.01. PERSONAL BENEFITS. (a) During the Term, whether Executive serves in a capacity as employee or consultant,

        (i) Executive shall be entitled to receive all benefits and participate in all plans generally available to executive personnel of the Company in which Executive participates as of the date hereof, including without limitation, any hospital, medical, accident, disability, life insurance, and dental coverages and any savings plans, except that Executive shall not be entitled to participate in any bonus or incentive plan or any plan providing for stock based compensation;

        (ii) the Company shall provide Executive for his exclusive business and personal use an automobile of his selection, consistent with past practices, pay all expenses of ownership, operation, repair and maintenance of such vehicle, provide a suitable substitute vehicle in the event such automobile is not available for use by Executive for any reason and replace such automobile not less often than biannually with a new vehicle at the option of Executive;

       (iii) the Company shall reimburse Executive for membership dues and similar costs at one or more clubs of his selection in an amount not to exceed $20,000 per annum in the aggregate; and

        (iv) the Company shall make available to Executive for his use in connection with his duties under this Agreement company paid credit cards, consistent with past practice, for charging such documented business expenses as would otherwise be reimbursable to Executive pursuant to Section 2.03(b) or Section 4.02(b).

    (b) Following the end of the Term and for the remainder of their lives, the Company shall provide to Executive and his spouse hospital, medical and dental coverages comparable to those provided by the Company (or any successor entity) to its senior executives.

    SECTION 5.02. DEATH, INCOMPETENCY AND DISABILITY. In the event of a termination of the Term for the reasons set forth in Section 1.01(a) or Section 1.01(b), the Company shall pay to Executive or Executive's estate, as the case may be, within thirty (30) days following such termination, an amount equal to the Basic Salary or Consulting Fee, as the case may be, accrued but not yet paid in respect of Executive's services as employee or consultant prior to the termination of the Term, plus an amount equal to the Basic Salary or Consulting Fee, as the case may be, that Executive would have received for his services through the remainder of the Term as provided in Section 1.01(c).

    SECTION 5.03. INDEMNIFICATION. Anything in this Agreement to the contrary notwithstanding, the Company agrees to pay all costs and expenses incurred by Executive in connection with the enforcement of his rights and entitlements under this Agreement and will indemnify and hold harmless Executive from and against any damages, liabilities and expenses (including without limitation fees and expenses of counsel) incurred by Executive in connection with any litigation or threatened litigation, including any regulatory proceedings, arising out of the making, performance or enforcement of the agreements contained in this Agreement.

                                   ARTICLE 6.

                               GENERAL PROVISIONS

    SECTION 6.01. EFFECTIVENESS; TERMINATION; SURVIVAL. Notwithstanding any provision hereof to the contrary, it is the intention of the parties hereto that: (i) this Agreement shall become effective at the Effective Time; and (ii) from and after the termination of the Merger Agreement in accordance with its terms at any time prior to the Effective Time, the employment contemplated hereby shall be deemed abandoned and this Agreement shall forthwith become void.

    SECTION 6.02. ENTIRE AGREEMENT. This Agreement sets forth the entire agreement between the parties with respect to its subject matter and merges and supersedes all prior discussions, agreements and understandings of every kind and nature between any of them, and neither party shall be bound by any term or condition other than as expressly set forth or provided for in this Agreement. This Agreement may not be changed or modified except by an agreement in writing, signed by the parties hereto.

    SECTION 6.03. WAIVER. The failure of any party to this Agreement to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by any party hereto of any breach or default by any other party of any term or provision of this Agreement shall not operate as a waiver of any other breach of default.

    SECTION 6.04. SEVERABILITY. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby. Moreover, if any one, or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowed by applicable law.

    SECTION 6.05. NOTICES. Any notice given hereunder shall be in writing and shall be deemed to have been given when delivered by messenger or courier service (against appropriate receipt), or mailed by registered or certified mail (return receipt requested), addressed as follows:

If to the Company:    AFC Cable Systems, Inc.
                      50 Kennedy Plaza, Suite 1250
                      Providence, Rhode Island 02903

If to Executive:      Ralph R. Papitto
                      Sailfish Point
                      6863 S.E. Isle
                      Stuart, Florida 34996

with a copy to:       David C. Chapin, Esq.
                      Ropes & Gray
                      One International Place
                      Boston, Massachusetts 02110

or at such other address as shall be indicated to either party in writing. Notice of change of address shall be effective only upon receipt.

    SECTION 6.06. EXCISE TAXES. (a) The Company and Executive agree that no payments to which Executive is entitled should be treated as "excess parachute payments" under the Internal Revenue Code of 1986, as amended (the "CODE"); accordingly, the Company, on behalf of itself and its affiliates, and Executive agree that no such payments should be reported as resulting in "excess parachute payments." However, in the event of a determination, as defined in Section 131B of the Code, that any payment or benefit provided to Executive by the Company will, as a result of the transaction contemplated by the Merger Agreement, be subject to the excise tax imposed by Section 4999 of the Code or any successor provision ("SECTION 4999"), the Company will make a lump-sum cash "gross-up" payment to Executive as set forth herein.

    (b) The gross-up payment will be sufficient, after giving effect to all federal, state and other taxes and charges (including interest and penalties, if any, imposed as a result of any action or inaction by the Company) with respect to the gross-up payment, to make Executive whole for all taxes (including withholding taxes) and any associated interest and penalties, imposed under or as a result of Section 4999.

    (c) Determinations regarding the necessity and amount of any gross-up payments will be made by a nationally recognized accounting firm appointed by the Company, unless Executive has reasonable objections to the use of that firm, in which case the determinations will be made by a comparable firm chosen by mutual agreement of Executive and the Company (the firm making the determinations to be referred to as the "Firm"). The determinations of the Firm will be binding upon Executive and the Company, except to the extent that the determinations are established in connection with the resolution (including by settlement) of a controversy with the Internal Revenue Service to have been incorrect. All fees and expenses of the Firm will be paid by the Company.

    (d) In the event of any controversy with the Internal Revenue Service regarding the application of Section 4999 to any payments made to Executive, Executive will promptly inform the Company and will cooperate fully in resolving the controversy. The Company will control the conduct of the controversy on the issue of whether any amount paid to Executive constitutes excess parachute payments. The Company will make or advance such gross-up payments as are necessary, as determined by the Firm, to prevent Executive from having to bear the cost of payments made to the Internal Revenue Service in the course of, or as a result of, the controversy. Executive shall return to the Company all amounts of any gross-up payment which, upon final resolution of the matter, are deemed not to be owing to the Internal Revenue Service or are refunded to Executive by the Internal Revenue Service, together with any interest on such amount paid by the Internal Revenue Service. The Firm will determine the amount of such gross-up payments or advances and will determine after resolution of the controversy whether any advances must be returned by Executive to the Company and the amount thereof. The Company will bear all expenses of the controversy and will gross Executive up for any additional taxes that may be imposed upon Executive as a result of its payment of such expenses. Executive shall not agree with the Internal Revenue Service on the resolution of any controversy without the consent of the Company, which consent shall not be unreasonably withheld.

    SECTION 6.07. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island without regard to conflicts of law principles.

    SECTION 6.08. DESCRIPTIVE HEADINGS. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

    SECTION 6.09. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original for all purposes but which, together, shall constitute one and the same instrument.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Time.

                                AFC CABLE SYSTEMS, INC.

                                By:  /s/ RAYMOND H. KELLER
                                     -----------------------------------------
                                     Name: Raymond H. Keller
                                     Title: VP & CEO

                                /s/ RALPH R. PAPITTO
                                ---------------------------------------------
                                Ralph R. Papitto

Acknowledged and Agreed to:

TYCO INTERNATIONAL (NV) INC.

       /s/ MARK SWARTZ
       ------------------------------------------
       Name: Mark Swartz
  By:  Title:  Vice President

                                                                         ANNEX D

August 26, 1999

The Board of Directors
AFC Cable Systems, Inc.
50 Kennedy Plaza, Suite 1250
Providence, Rhode Island 02903

Gentlemen:

    We understand that AFC Cable Systems, Inc., a Delaware corporation (the "Company"), Tyco International (NV) Inc., a Nevada corporation ("Parent"), and a direct wholly-owned subsidiary of Tyco International Ltd., a Bermuda company ("Tyco"), and Tyco Acquisition Corp. XXII, a Delaware corporation and a direct wholly-owned subsidiary of Parent ("Merger Subsidiary"), propose to enter into an Agreement and Plan Merger, a draft of which has been provided to us by management of the Company dated August 25, 1999 (the "Merger Agreement") pursuant to which Merger Subsidiary will be merged with and into the Company, which will be the surviving entity (the "Merger"). Pursuant to the Merger, and as more fully described in the Merger Agreement, we understand that each outstanding share of the Company common stock, par value $0.01 per share (the "Company Common Stock"), will be converted into the right to receive a fraction of a Tyco common share, par value $0.20 per share ("Tyco Common Stock") such fraction to be in the ratio (the "Exchange Ratio") of $45.00 divided by the Tyco Average Share Price, as defined in the Merger Agreement, subject to certain adjustments (the "Merger Consideration"). The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

    We have been requested by the Company to render our opinion as to whether the Merger Consideration is fair from a financial point of view to the shareholders of the Company.

    In arriving at our opinion, we reviewed and analyzed: (1) the Merger Agreement; (2) publicly available financial and other information relating to the Company and Tyco which we deemed to be relevant; (3) recommendations from equity research analysts who follow Tyco and certain written reports from selected analysts; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company; (5) the reported prices and trading activity for the Company Common Stock and the Tyco Common Stock; (6) a comparison of the historical financial results and present financial condition of the Company and Tyco with those of other companies which we deemed relevant; and (7) a comparison of the financial terms of the Merger with the financial terms of certain other transactions which we deemed relevant. In addition we held discussions with the management of the Company concerning their businesses and operations, assets, present conditions and future prospects and undertook such other studies, analyses and investigations, as we deemed appropriate.

    We have assumed and relied upon the accuracy and completeness of the financial and other information used by us in arriving at our opinion without independent verification. With respect to the financial forecasts/projections of the Company, we have assumed that such forecasts/projections have been reasonably prepared on the bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. With your knowledge and authorization, we did not receive any financial forecasts/projections from Tyco or hold discussions with the management of Tyco. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Tyco and have not made nor obtained any evaluations or appraisals of the assets or liabilities of the Company or Tyco. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company's business.

    Our opinion is necessarily based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. Our opinion as expressed below does not imply any conclusion as to the likely trading range for Tyco Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Our opinion does not address the Company's underlying business decision whether or not to effect the Merger, and we express no view on the effect on the Company of the Merger and related transactions. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to holders of Company Common Stock and does not constitute a recommendation concerning how holders of Company Common Stock should vote with respect to the Merger Agreement or the Merger.

    We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, including rendering this opinion, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion. We have served as managing underwriter for two public offerings of the Company's common stock and have provided other investment banking services to the Company. We have received customary fees for these services. In the ordinary course of our business, we actively trade in the Common Stock of the Company and Tyco for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

    This letter is addressed to the Board of Directors of the Company and may not be relied upon, quoted, or made available to any third party without our prior written consent. We hereby consent, however, to the inclusion of this opinion as an exhibit or annex to any proxy or registration statement filed in connection with the Merger so long as this letter is quoted in full in such proxy or registration statement. The opinion rendered herein is given as of the date hereof, and is limited in scope and subject matter as set forth herein. No other opinions should be inferred beyond the opinion expressly stated herein.

    Based upon and subject to the foregoing, it is our opinion as of the date hereof that, from a financial point of view, the Merger Consideration is fair to the shareholders of the Company.

                                          THE ROBINSON-HUMPHREY COMPANY, LLC
                                          By: /s/ Kevin J. Dunn
                                             -----------------------------------
                                             Kevin J. Dunn
                                             Senior Managing Director

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Bye-Law 102 of the Tyco Bye-Laws provides, in part, that Tyco shall indemnify its directors and other officers for all costs, losses and expenses which they may incur in the performance of their duties as director or officer, provided that such indemnification is not otherwise prohibited under the Companies Act 1981 of Bermuda. Section 98 of the Companies Act 1981 prohibits such indemnification against any liability arising out of the fraud or dishonesty of the director or officer. However, such section permits Tyco to indemnify a director or officer against any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgment is given in his favor or in which he is acquitted or when other similar relief is granted to him.

    The Registrant maintains $100,000,000 of insurance to reimburse its directors and officers for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of the Registrant or any subsidiary thereof. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by the Registrant pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

ITEM 21. EXHIBITS

      2.1  Agreement and Plan of Merger, dated as of August 31, 1999, by and among AFC Cable
           Systems, Inc. Tyco International (NV) Inc. and Tyco Acquisition Corp. XXII, including guarantee of Tyco International Ltd. (included as Annex A to the Proxy
           Statement/Prospectus which forms a part of this Registration Statement)
       5   Opinion of Appleby, Spurling & Kempe regarding the validity of the Tyco common shares registered hereunder*
      8.1  Tax Opinion of PricewaterhouseCoopers LLP*
      8.2  Tax Opinion of Ropes & Gray*
      8.3  Tax Opinion of Appleby, Spurling & Kempe*
     10.1  Voting Agreement dated as of August 31, 1999 between Ralph Papitto and Tyco
           International (NV) Inc. (included as Annex B to the Proxy Statement/Prospectus which forms a part of this Registration Statement)
     10.2  AFC Cable Systems, Inc. and Ralph R. Papitto Employment and Consulting Agreement
           (included as Annex C to the Proxy Statement/Prospectus which forms a part of this
           Registration Statement)
     23.1  Consent of PricewaterhouseCoopers
     23.2  Consent of Arthur Andersen LLP (Houston)
     23.3  Consent of Deloitte & Touche LLP
     23.4  Consent of Arthur Andersen LLP (Roseland)
     23.5  Consent of Arthur Andersen LLP (Philadelphia)
     23.6  Consent of Ernst & Young LLP
     23.7  Consent of Appleby, Spurling & Kempe (contained in Exhibit 5 and Exhibit 8.3)*
     23.8  Consent of PricewaterhouseCoopers LLP (contained in Exhibit 8.1)*
     23.9  Consent of Ropes & Gray (contained in Exhibit 8.2)*
     24.1  Power of Attorney (contained in signature page)
     99.1  Consent of The Robinson-Humphrey Company, LLC
     99.2  Form of Proxy Card of AFC Cable Systems, Inc.*

- ------------------------

*     To be filed by amendment.

ITEM 22. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i) To include in any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the maximum aggregate offering price may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The Registrant undertakes that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The Registrant undertakes that every prospectus: (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Exeter, State of New Hampshire, on the 28th day of September, 1999.

                                TYCO INTERNATIONAL LTD.

                                By:              /s/ MARK H. SWARTZ
                                     -----------------------------------------
                                                   Mark H. Swartz
                                            EXECUTIVE VICE PRESIDENT AND
                                              CHIEF FINANCIAL OFFICER
                                                (PRINCIPAL FINANCIAL
                                              AND ACCOUNTING OFFICER)

    KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned constitutes and appoints L. DENNIS KOZLOWSKI AND MARK H. SWARTZ, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement (including all pre-effective and post-effective amendments which incorporate this Registration Statement by reference), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on September 28, 1999 in the capacities indicated below.

          SIGNATURE                       TITLE
- ------------------------------  --------------------------

                                Chairman of the Board,
   /s/ L. DENNIS KOZLOWSKI      President, Chief Executive
- ------------------------------  Officer and Director
     L. Dennis Kozlowski        (Principal Executive
                                Officer)

   /s/ MICHAEL A. ASHCROFT
- ------------------------------  Director
     Michael A. Ashcroft

     /s/ JOSHUA M. BERMAN
- ------------------------------  Director
       Joshua M. Berman

    /s/ RICHARD S. BODMAN
- ------------------------------  Director
      Richard S. Bodman

          SIGNATURE                       TITLE
- ------------------------------  --------------------------

       /s/ JOHN F. FORT
- ------------------------------  Director
         John F. Fort

     /s/ STEPHEN W. FOSS
- ------------------------------  Director
       Stephen W. Foss

    /s/ PHILIP M. HAMPTON
- ------------------------------  Director
      Philip M. Hampton

   /s/ JAMES S. PASMAN, JR.
- ------------------------------  Director
     James S. Pasman, Jr.

     /s/ W. PETER SLUSSER
- ------------------------------  Director
       W. Peter Slusser

                                Executive Vice President
      /s/ MARK H. SWARTZ        and Chief Financial
- ------------------------------  Officer (Principal
        Mark H. Swartz          Financial and Accounting
                                Officer)

   /s/ FRANK E. WALSH, JR.
- ------------------------------  Director
     Frank E. Walsh, Jr.